As filed with the Securities and Exchange Commission on December 29, 2014

Registration No. 333-199498

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Corindus Vascular Robotics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3841	30-0687898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

309 Waverley Oaks Road, Suite 105
Waltham, MA 02452
(508) 653-3335

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Handler
Chief Executive Officer
Corindus Vascular Robotics, Inc.
309 Waverley Oaks Road, Suite 105
Waltham, MA 02452
(508) 653-3335

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Long Chief Financial Officer Corindus Vascular Robotics, Inc. 309 Waverley Oaks Road, Suite 105 Waltham, MA 02452 (508) 653-3335	Mark J. Mihanovic Richard B. Smith McDermott Will & Emery LLP 275 Middlefield Rd., Suite 100 Menlo Park, CA 94025 (650) 815-7438

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.0001 par value per share	10,666,570 shares	$3.60	$38,399,652	$4,462.04

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of our Common Stock on OTCQB on October 16, 2014. The shares offered hereunder may be sold by the Selling Shareholders from time to time in the open market or through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of the sale or at negotiated prices.

(2) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated December 29, 2014

10,666,570 Shares

Common Stock

This prospectus relates to the resale of up to 10,666,570 shares of Common Stock, par value $0.0001 per share, of Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”). The shares of Common Stock will be offered for resale by certain of our stockholders listed in this prospectus (the “Selling Stockholders”).

The shares of Common Stock to which this prospectus relates may be sold from time to time by and for the accounts of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices.

We are not offering any shares of Common Stock for sale under this prospectus and will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

Our Common Stock is quoted on the OTCQB under the symbol “CVRS.” On December 19, 2014, the reported closing price of our Common Stock on the OTCQB was $4.25 per share.

See “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). The Selling Stockholders may, from time to time, offer and sell shares of our Common Stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any accompanying prospectus supplement before making a decision to invest in our Common Stock.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus and any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this prospectus, nor any accompanying prospectus supplement, constitutes an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus or any prospectus supplement is current only as of the date hereof or thereof.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations include the following:

•	our operating losses incurred since inception and anticipated for the foreseeable future;
•	our ability to continue as a going concern;
•	our ability to maintain or increase sales of our products;
•	our ability to obtain additional financing;
•	the effects of laws, regulations, and enforcement;
•	our dependence on third-party manufacturers;
•	our ability to gain and retain market acceptance for our products;
•	the competitive nature of the industry in which we conduct our business;
•	the impact of product liability lawsuits;
•	unfavorable publicity or lack of customer acceptance;
•	our reliance on our executive officers;
•	our ability to expand our direct sales force;
•	our ability to maintain optimal inventory levels;
•	product recalls;
•	our inability to manage our growth;
•	the conduct of our employees;
•	our ability to protect our intellectual property and not infringe on the intellectual property of others; and
•	our ability to establish and maintain proper internal controls and comply with the financial reporting obligations of the SEC and Sarbanes-Oxley.

Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

MARKET, INDUSTRY, AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including “Risk Factors” and our financial statements and related notes. Unless the context otherwise requires, the terms “Company,” “we,” “us,” or “our” refer to Corindus Vascular Robotics, Inc., a Nevada corporation, together with our subsidiaries, Corindus, Inc., a Delaware corporation, and Corindus Security Corporation, a Delaware corporation. Where appropriate, content related only to Corindus, Inc., a Delaware corporation, is referenced as Corindus, Inc.

The Company

Our Business

We design, manufacture and sell precision vascular robotic-assisted systems for use in interventional vascular procedures. Our first and current product, the CorPath 200 System, which is FDA-cleared, provides precision and accuracy to stent placement in percutaneous coronary intervention (“PCI”) procedures. While we are initially approved for and are targeting PCI procedures, we believe our technology platform has the capability to be developed for many segments of the vascular market in the future, including peripheral vascular, neurointerventional and other more complex cardiac interventions such as structural heart. As of September 30, 2014, we have installed 20 CorPath Systems in hospitals in the U.S. and two outside of the U.S., which includes 16 system sales, four systems placed at hospitals under our CorPath Utilization Program and two systems placed at hospitals for evaluation by the customer.

Our Corporate History

Our Company was incorporated under the laws of the State of Nevada on May 4, 2011 under the name Your Internet Defender Inc. (“YIDI”). On August 12, 2014, we closed (the “Closing”) a reverse acquisition transaction (the “Acquisition”) in which we acquired Corindus, Inc. and Corindus Security Corporation as wholly owned subsidiaries. Immediately following the Closing, the business of Corindus, Inc. became our sole focus. We subsequently changed our name to Corindus Vascular Robotics, Inc. and increased our authorized capital stock to 260,000,000 shares (250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share).

Percutaneous Coronary Intervention Procedures

PCI, sometimes known as coronary angioplasty, is a non-surgical technique used to open stenotic (narrowed or blocked) coronary arteries found in coronary artery disease. PCI requires the use of a cardiac catheterization suite (sometimes called a cath lab) with special equipment, x-ray capability and trained personnel. Usually, access to the patient’s heart and major blood vessels is obtained percutaneously through the femoral artery in the groin area. Under x-ray guidance, a guide catheter is introduced through the femoral artery up to the aorta (large artery from the heart) and then gently advanced into the blocked coronary artery. At the leading tip of this catheter, several different devices such as a balloon, stent, or cutting device can be deployed. A balloon is used to open the coronary artery and restore blood flow. Usually at that time, a stent is placed to maintain adequate blood flow through the damaged area.

PCI is the single highest volume vascular intervention with more than 2.0 million procedures performed on a global basis annually. PCI can be used to relieve or reduce angina, prevent heart attacks and alleviate congestive heart failure, and allows some patients to avoid open heart surgery which often involves extensive surgery and a long rehabilitation period.

In order to perform the PCI procedure, a physician must wear cumbersome and heavy protective apparel containing lead to block exposure from the ionizing radiation of x-rays used in the procedure. The physician must deliver constant x-ray exposures to view the different vessels, which provides visual guidance for manual manipulation of interventional devices inside the patient’s heart. Interventional cardiologists who perform vascular interventional procedures face life-threatening risks from excessive radiation exposure, suffer significant occupational hazards and must overcome procedural challenges when performing traditional coronary interventions. Orthopedic injuries from standing for long periods of time while wearing heavy radiation protection are also common, as are chronic pain complaints and missed physician workdays. In addition to these physical demands, the current manual methods of performing PCI procedures make it difficult for physicians to visualize and estimate the length of the blocked lesion that requires the treatment, which often leads to improper device selection and can result in poor placement accuracy.

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We believe that the future of interventional procedures, where the physician sits inside the cath lab within a protective lead-shielded cockpit, will be greatly improved through the use of advanced robotic tools that provide (i) enhanced safety for the catheterization lab staff relative to radiation exposure, (ii) improved procedures through advanced precision, dexterity and visualization for the physician and (iii) an economically compelling solution for the hospital. As a medical device company, we are pioneering the use of precision vascular robotics to achieve these goals and to improve the way that minimally invasive vascular interventions are performed.

Our Precision Robotics System

We design, manufacture and sell CorPath precision vascular robotic-assisted systems for use in interventional vascular procedures. Our first and current product, the CorPath 200 System, brings the precision and accuracy of the only FDA-cleared vascular robotic system to facilitate stent placement for PCI procedures. While we are initially cleared for and are targeting PCI procedures, we believe our technology platform has the capability to be developed to address many segments of the vascular market in the future, including peripheral vascular, neurointerventional and other more complex cardiac interventions such as structural heart.

The CorPath System enables the precise, robotic-assisted control of coronary guidewires and balloon/stent devices from the safety of a radiation-protected, interventional cockpit. The CorPath System consists of two components: a bedside unit and an interventional cockpit. The radiation-shielded cockpit features a simple-to-use console to precisely control the movement of guidewires and balloon/stent catheters. Using joysticks and touch-screen controls, the physician is able to measure lengths of portions of anatomy to help in selecting the appropriate stent. At the bedside, the CorPath robotic drive and single-use sterile cassette translate the physician’s commands into precise movements and manipulations of the coronary stents and catheters. The cassette provides a single-use sterile interface with standard PCI guidewires and devices. The CorPath System empowers physicians with precise sub-millimeter measurement and 1mm advancement accuracy. By optimizing stent selection and positioning, the CorPath System enables the deliberate advancement of devices, provides the ability to lock the guidewire and balloon/stent in place during device deployment and helps to ensure that there are no unintended wire/device movements during the procedure.

The CorPath 200 System allows the interventional cardiologist to perform the procedure while comfortably seated in a radiation-protected cockpit positioned as close as a few feet away from the patient. Our radiation-shielded cockpit provides a reduction in radiation exposure for the primary operator as compared to levels found at the traditional table position for manual procedures. The PRECISE (Percutaneous Robotically-Enhanced Coronary Intervention study published in the Journal of American College of Cardiology Journal) study, which we sponsored, demonstrated a 95% reduction in radiation exposure to the primary operator. The cockpit allows the physician to control the procedure while seated in an ergonomic and comfortable position outside of the radiation field without the need for heavy protective wear. The CorPath system also provides physicians with up-close visualization of the procedure through the eye-level placement of monitors in the cockpit. These improvements can greatly reduce physician fatigue and could potentially extend a physician’s medical career.

Our Business Model

Our business model involves the sale of a durable robotic system and a repeat consumable. After the sale and installation of the CorPath System in the cath lab, we provide customer support through training and sales of our CorPath single-use cassette which provides a sterile interface with standard PCI guidewires and devices. The CorPath cassette is consumed and replaced for each new patient procedure. The use of the sterile CorPath cassettes represents an opportunity for recurring revenue for each PCI procedure using the CorPath System. We sell service contracts providing various levels of ongoing service. Over time, we will have follow-on sales to offer and install CorPath robotic system upgrades that will offer more features and/or new applications.

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Following the initial sale of a CorPath System to a hospital, we train the primary physicians and cath lab techs responsible for launching the program. One year of customer support and warranty is included with the sale of each CorPath System. Thereafter, we sell our service contracts under which we continue to provide support. We anticipate that service beyond the basic warranty will become an increasingly important additional source of revenue.

Our Growth Strategy

Our goal is to ensure that the robotic-assisted procedure becomes the standard of care for interventional procedures by providing unsurpassed protection for cath lab staff and being the leading precision robotic technology for patient procedures. We are working with selected customers around the country to establish CorPath System centers of excellence. These centers will allow us to bring prospective customers to visit a hospital and cath lab that has previously installed a CorPath System. The site visit will allow the prospective customer the opportunity to see the system installed and in use. It provides the opportunity to discuss the benefits of the system with the hospital staff including interventional cardiologists, technologists and administrators and view the work flow of the system in a real life clinical setting.

We intend to establish our Company and technology as the brand that cares about and supports the physician and cath lab staff by leading the industry in providing solutions that address and remedy their occupational hazards. By promoting safety and providing awareness of occupational hazards in the cath lab, and supporting education about solutions, we will become the preferred source for customers seeking to improve the safety of their operations.

A second prong of our growth strategy is to expand into new clinical segments. In addition to the CorPath System being the premier new standard for PCI procedures, we intend to pursue additional vascular interventional applications for our vascular robotic-assisted technology. Our closest adjacent opportunity is in peripheral vascular procedures performed by interventional cardiologists, vascular surgeons and interventional radiologists. These procedures treat vascular disease in non-coronary areas like the patient’s legs. These procedures are often quite lengthy and they expose physicians to x-ray radiation for extended periods of time. The peripheral vascular procedure market has been growing rapidly and is projected to grow at a CAGR of 5.9%.

Possible further expansion into neurointerventional procedures to treat stroke, brain aneurysms and other diseases of the head and neck would allow us to leverage precision robotic-assisted tools into these highly accurate procedures which are very well reimbursed.

Another area of possible future growth is the emerging market of structural heart procedures. This market segment is experiencing rapid growth due to the advent of new catheter-delivered medical devices that are replacing open surgical procedures.

If we decide to pursue any of these potential applications, additional clinical trials and various levels of research, engineering, software development, product development, system modifications and regulatory approvals will be required.

An integral part of our growth strategy is to expand commercialization beyond the U.S. marketplace. Opportunities outside of the U.S. represent over 60% of the global procedure volume growing at a rate faster than the U.S. market. We intend to expand into and penetrate these new geographical OUS markets over time by leveraging our product development, clinical research and regulatory approvals gained in the U.S. Our initial OUS target markets include the Middle East, Northern Europe and Japan.

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Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•	We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

•	The commercial success of our products will depend upon the degree of market acceptance by hospitals and physicians. Should we not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.

•	Until we reach profitability and generate operating cash flows to grow the business, we will need to continue to raise additional funding. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs, commercialization efforts and growth strategy. We may experience long and variable capital sales cycles and/or seasonality in our business which may cause fluctuations in our financial results.

•	We may decide to enter new markets with our technology, which will require us to incur substantial costs for product approval and commercialization.

•	We may experience technical or regulatory challenges in adapting our technology to future applications beyond PCI.

•	If institutions or physicians are unable to obtain coverage and reimbursement from third-party payors for procedures using our products, or if reimbursement is insufficient to cover the costs of purchasing our products, we may be unable to generate sufficient sales to support our business.

•	The lack of substantial public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

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The Offering

Common Stock offered by the Selling Stockholders	10,666,570 shares

Common Stock outstanding	105,883,157 shares. This number does not include 9,035,016 and 5,029,865 shares of Common Stock reserved for issuance upon exercise of stock options and warrants, respectively, outstanding as of December 29, 2014.

Use of proceeds	We will not receive any of the proceeds from the sale of shares to be offered by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of their respective shares of Common Stock in this offering. See “Use of Proceeds” on page 25 of this prospectus for more information.

OTCQB Symbol	CVRS

Our Offices

We are a Nevada corporation. We maintain our principal executive offices and manufacturing facilities at 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452. Our telephone number is (508) 653-3335. We maintain a website at www.corindus.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Emerging Growth Company

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the “JOBS Act.” We will remain an emerging growth company for up to five years from the first sale of the Company’s securities as a public reporting company on January 18, 2012, or until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (we will also not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. Under this provision, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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Reverse Acquisition

On August 12, 2014, we consummated the Acquisition pursuant to the Securities Exchange and Acquisition Agreement (the “Acquisition Agreement”) between us and Corindus, Inc. Pursuant to the terms of the Acquisition Agreement, (i) all outstanding shares of common stock of Corindus, Inc. $0.01 par value per share, were exchanged for shares of the Company’s Common Stock, $0.0001 par value per share, and (ii) all outstanding options and warrants to purchase shares of Corindus, Inc. were exchanged for or replaced with options and warrants to acquire shares of the Company’s Common Stock.

Private Placement

On September 12, 2014, we entered into a Securities Purchase Agreement with multiple investors relating to the issuance and sale of the Company’s Common Stock in a private placement, which closed on September 16, 2014. The Company sold 10,666,570 shares of Common Stock at $2.50 per share, for an aggregate purchase price of approximately $26.7 million with net proceeds to the Company of approximately $25.5 million. As a result of the transaction, we have the additional $5.0 million of borrowings available to us under the Loan and Security Agreement (as discussed elsewhere in this registration statement).

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Summary Consolidated Financial and Other Data

The following table sets forth selected consolidated financial and other data as of and for the periods indicated. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Since the former shareholders of Corindus, Inc. collectively owned 80% of the combined company (on a fully diluted basis) immediately following the Acquisition, and all members of the combined company’s executive management and Board of Directors were from Corindus, Inc., then Corindus, Inc. was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“GAAP”). Historical financial results of Corindus, Inc., the accounting acquirer, prior to the Acquisition are considered the historical financial results of the Company.

The information included in this prospectus regarding the consolidated statement of operations and the consolidated statement of cash flows for the years ended December 31, 2012 and 2013, and the consolidated balance sheet data as of December 31, 2012 and 2013, are derived from the audited consolidated financial statements of Corindus Vascular Robotics, Inc. The information in this prospectus regarding the consolidated statement of operations and the consolidated statement of cash flows for the nine months ended September 30, 2013 and 2014 and the consolidated balance sheet data as of September 30, 2013 and September 30, 2014 are derived from the unaudited consolidated financial statements of Corindus Vascular Robotics, Inc. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial information set forth in those statements.

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	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)

Consolidated Statements of Operations Data: (In thousands except for shares and per share data)
Revenue	$202	$896	$509	$2,361
Cost of revenue	833	2,430	1,651	3,234
Gross loss	(631)	(1,534)	(1,142)	(873)
Operating expense:
Research and development	4,171	4,793	3,215	4,856
General and administrative	2,433	2,545	1,877	3,595
Sales and marketing	2,070	5,676	3,635	5,859
Restructuring	—	—	—	175
Total operating expense	8,674	13,014	8,727	14,485
Operating loss	(9,305)	(14,548)	(9,869)	(15,358)
Other income (expense):
Warrant revaluation	(392)	(171)	(170)	(2,421)
Interest and other income	6	28	26	(214)
Total other income (expense), net	(386)	(143)	(144)	(2,635)
Net loss and comprehensive loss	$(9,691)	$(14,691)	$(10,013)	$(17,993)

Net loss per share, basic and diluted
Net loss per share, basic and diluted	$(0.18)	$(0.20)	$(0.14)	$(0.23)
Weighted average number of common shares outstanding	53,068,309	73,360,259	73,360,250	77,949,347

	December 31,		September 30,
	2012	2013	2013	2014

Consolidated Balance Sheet Data (at end of period): (In thousands)
Total assets	$28,705	$14,768	$19,666	$34,324
Long-term debt, net of current portion	$—	$—	$—	$4,373
Total liabilities	$4,293	$4,728	$5,027	$8,690
Working capital	$25,858	$11,387	$15,948	$28,539
Total stockholders’ equity	$24,412	$10,040	$14,639	$25,634

Other Data:
Capital expenditures	$613	$378	$373	$48
Net cash provided by (used in):
Operating activities	$(9,767)	$(15,303)	$(10,029)	$(12,808)
Investing activities	$(613)	$(378)	$(373)	$(48)
Financing activities	$33,415	$(10)	$(10)	$32,531
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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included IN or referred to in this PROSPECTUS, before purchasing shares of our Common Stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the price of our Common Stock could decline and investors in our Common Stock could lose all or part of their investment.

UNLESS STATED OTHERWISE IN THIS RISK FACTORS SECTION, THE TERM “COMPANY” REFERS TO CORINDUS VASCULAR ROBOTICS, INC., A nEVADA CORPORATION, COLLECTIVELY WITH ITS WHOLLY OWNED SUBSIDIARIES, CORINDUS, INC. AND CORINDUS SECURITY CORPORATION.

Risks Related to our Business and Industry

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred recurring net losses, including net losses of approximately $18.0 million for the nine months ended September 30, 2014 and approximately $14.7 million and $9.7 million for the years ended December 31, 2013 and 2012, respectively. As of September 30, 2014 and December 31, 2013, we had an accumulated deficit of approximately $78.3 million and $60.3 million, respectively. We have generated limited revenue and have funded our operations to date primarily from private sales of equity and debt securities. We expect to incur substantial additional losses over the next several years primarily related to our research and development activities. As a result, we may never achieve or maintain profitability unless we successfully commercialize our CorPath System. If we are unable to make required payments under any of our obligations for any reason, our creditors may take actions to collect their debts, including foreclosing on our intellectual property that collateralizes our obligations. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or curtail our business operations, sell assets at unfavorable prices, refinance existing debt obligations on terms unfavorable to us, or merge, consolidate, or combine with a company with greater financial resources in a transaction that might be unfavorable to us.

Customers may not accept the CorPath System which would result in reduced revenue and loss of market share.

The CorPath System is a new technology that competes with established treatment options for PCI procedures. These established treatment options include manual conventional PCI methods which are widely accepted in the medical community and have a long history of use. Studies can be published that show that our methods are more beneficial; however, we cannot be certain that physicians will use our products to replace or supplement established procedures or that our products will become accepted or competitive.

Until we reach profitability and generate operating cash flows to grow the business, we will need to continue to raise additional funding. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs, commercialization efforts and growth strategy.

We will need additional funding for establishing and expanding our sales and marketing infrastructure and for future product development and we may be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

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We have funded operations primarily through the issuance of preferred stock and debt. As of September 30, 2014, we had an accumulated deficit of approximately $78.3 million. On September 16, 2014, we closed a Securities Purchase Agreement with multiple investors in a private placement in which we sold 10,666,570 shares of our Common Stock at $2.50 per share, for an aggregate purchase price of $26.7 million with net proceeds to us of $25.5 million. As of September 30, 2014, we had approximately $29.5 million in cash. We believe that this cash on hand, along with the additional borrowing of $5 million available to us under the Loan and Security Agreement through December 31, 2014, will meet our operating needs for at least the next 12 months.

As we continue to incur losses, transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until doing so, intend to fund future operations through additional debt or equity offerings. There can be no assurances, however, that additional funding will be available on terms acceptable to us, if at all.

Should we intend to raise additional funds by issuing equity securities, our stockholders will experience immediate dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any additional debt or equity financing that we close may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund expansion, successfully promote our brand name, develop or enhance our services, take advantage of business opportunities, or respond to competitive pressures or unanticipated requirements, any of which could seriously harm our business and reduce the value of your investment.

The commercial success of our products will depend upon the degree of market acceptance by hospitals and physicians. Should we not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.

The CorPath System represents a fundamentally new way of performing PCI procedures. Achieving physician, patient and third-party payor acceptance of the CorPath System as a preferred method of performing vascular procedures will be crucial to our success. If our products fail to achieve market acceptance, hospital customers will not purchase our products and we will not be able to generate the revenue necessary to support our business. We believe that acceptance by hospitals, physicians and third-party payors regarding the benefits of procedures performed using our products will be essential for acceptance of our products by patients. Physicians will not recommend the use of our products unless we can demonstrate that they produce results comparable or superior to existing PCI techniques. Even though we have proven the effectiveness of our products through clinical trials, physicians may elect not to use our products for any number of other reasons. For example, cardiologists may continue to recommend conventional PCI techniques simply because it is already widely accepted. In addition, physicians may be slow to adopt our products because of the perceived liability risks arising from the use of new products and the uncertainty of reimbursement from third-party payors, particularly in light of ongoing health care reform initiatives. We expect that there will be a learning process involved for physicians and their surgical teams to become proficient in the use of our products. Market acceptance could be delayed by the time required to complete this training. We may not be able to rapidly train physicians and their surgical teams in numbers sufficient to generate adequate demand for our products.

Development and awareness of our brand will largely depend upon our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to significantly increase our sales and marketing budgets, particularly for our field sales force. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be severely harmed.

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We may experience long and variable capital sales cycles and/or seasonality in our business which may cause fluctuations in our financial results.

Our CorPath System may have a lengthy sales and purchase order cycle because it is a major capital item and such a purchase generally requires the approval of senior management of hospitals, their parent organizations, purchasing groups, and/or government bodies, as applicable. In addition, hospitals may delay or accelerate system purchases in conjunction with timing of their capital budget timelines. As a result, it is difficult for us to predict the length of capital sales cycles and, therefore, the exact timing of capital sales. We believe that our sales may tend to be heaviest during the third month of each fiscal quarter, and lighter in the third and first fiscal quarters and heavier in the fourth fiscal quarter. Timing of PCI procedures and changes in the PCI procedure market could directly affect the timing of the purchase of our products by hospitals.

The above factors may contribute to fluctuations in our quarterly operating results and it is possible that in some future quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of our stock would likely decrease. These fluctuations, among other factors, also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance. In addition, the introduction of new products could adversely impact our sales cycle as customers take additional time to assess the benefits and costs of such products.

If defects are discovered in our products, we may incur additional unforeseen costs, hospitals may not purchase our products and our reputation may suffer.

Our products incorporate mechanical parts, electrical components, optical components and computer software, any of which can contain errors or failures, especially when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because our products are designed to be used to perform complex medical procedures, we expect that our customers will have an increased sensitivity to such defects. We cannot assure that our products will not experience component aging, errors or performance problems in the future. If we experience flaws or performance problems, any of the following could occur:

•	delays in product shipments,
•	loss of revenue,
•	delay in market acceptance,
•	diversion of our resources,
•	damage to our reputation,
•	product recalls,
•	regulatory actions,
•	increased service or warranty costs, or
•	product liability claims.

In the future, we may be subject to product liability and negligence claims relating to the use of our products that could be expensive, divert management’s attention and harm our business.

Our business exposes us to significant risks of product liability claims, which are inherent to the medical device industry. Product liability claims may be brought by individuals or by groups seeking to represent a class. We are not currently subject to any product liability claims; however, future product liability claims may result in negative publicity about us that could ultimately harm our reputation. Negative publicity, whether accurate or inaccurate, concerning us or our products, could reduce market acceptance of our products and could result in decreased product demand and a decline in revenues. Although we maintain product liability insurance, the coverage limits of these policies may not be adequate to cover any future claims.

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We may be subject to product recalls that could negatively affect our business.

We may be subject to product recalls, withdrawals or seizures if any of our products are believed to cause injury or if we are alleged to have violated governmental regulations in the manufacture, labeling, promotion, sale or distribution of our products. A recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brand and lead to decreased demand for our products. In addition, a recall, withdrawal or seizure of our products would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition or results of operations.

Our business may be affected by unfavorable publicity or lack of consumer acceptance.

We are highly dependent upon consumer acceptance of the safety, efficacy and quality of our products. Consumer acceptance of a product can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. A product may be received favorably resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or to any of our products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less than favorable or that may question earlier favorable research or publicity could have a material adverse effect on our ability to generate revenue. Adverse publicity in the form of published scientific research, statements by regulatory authorities or otherwise, whether or not accurate, that associates the use of our product with adverse effects, or that questions the benefits of our product or a similar product, or that claims that our products are ineffective, could have a material adverse effect on our business, reputation, financial condition or results of operations.

If institutions or physicians are unable to obtain coverage and reimbursement from third-party payors for procedures using our products, or if reimbursement is insufficient to cover the costs of purchasing our products, we may be unable to generate sufficient sales to support our business.

In the U.S., hospitals generally bill for the services performed with our products to various third-party payors, such as Medicare, Medicaid and other government programs and private insurance plans. Currently, there is no incremental reimbursement provided for robotic-assisted PCI. Therefore, using the CorPath System and consumable cassette without an incremental reimbursement will initially increase the cost of the PCI procedure and the cath lab operation based on the cost of the CorPath System and also consumable cassettes. If, in the future, hospitals do not obtain sufficient reimbursement from third-party payors for procedures performed with our products, or if government and private payors’ policies do not cover interventional procedures performed using our products, we may not be able to generate the revenues necessary to support our business.

We could be subject to significant, uninsured liabilities.

In the future, we may not continue to maintain certain existing insurance coverage or adequate levels of coverage. Premiums for many types of insurance have increased significantly in recent years, and depending on market conditions and our circumstances, in the future, certain types of insurance such as directors’ and officers’ insurance or products liability insurance may not be available on acceptable terms or at all.

We may encounter manufacturing problems or delays that could result in lost revenue.

Manufacturing our products is a complex process. We may encounter difficulties in scaling up or maintaining production of our products, including:

•      problems involving production yields,

•      quality control and assurance,

•      component supply shortages,

•      import or export restrictions on components, materials or technology,

•      shortages of qualified personnel, and

•      compliance with state and federal regulations.

If demand for our products exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace could be damaged.

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Changes to financial accounting standards may affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing standards or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

We use estimates, make judgments and apply certain methods in measuring the progress of our business, in determining our financial results and in applying our accounting policies. As these estimates, judgments and methods change, our assessment of the progress of our business and our results of operations could vary.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time may lead us to change our methods, estimates and judgments. Changes in any of our assumptions may adversely affect our reported financial results.

In addition, we use methods for determining market sizes and procedures completed that involve estimates and judgments, which are, by their nature, subject to substantial risks, uncertainties, and assumptions. Our estimates of market sizes or procedures performed do not have an impact on our results of operations but are used to estimate the progress of our business. Estimates and judgments for determining market sizes and procedures may vary over time with changes in treatment modalities, hospital reporting behavior, increases in procedures and other factors. In addition, from time to time, we may change the method for determining market sizes and procedures, causing variation in our reporting.

We currently owe $5 million under a loan agreement and we can give no assurance that we will be able to satisfy our obligations under the loan agreement at the maturity date.

On June 11, 2014, we entered into a Loan and Security Agreement pursuant to which the lender agreed to make an aggregate of $10 million available to us under two $5 million secured promissory notes. The initial note for $5 million was made on June 11, 2014 (the “Initial Promissory Note”) and is repayable over a term of 27 months beginning on July 1, 2015, subsequent to a 12-month interest-only period beginning on July 1, 2014. The Initial Promissory Note bears interest at a rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Wall Street Journal Prime Rate, less 3.25%. There is no assurance that we will have the funds available to meet our principal and interest payment obligations under the Initial Promissory Note or that we will be able to satisfy covenants or other obligations under the Initial Promissory Note.

Changes in our effective tax rate may harm our results of operations.

A number of factors may harm our future effective tax rates including, but not limited to, the following:

•	the jurisdictions in which profits are determined to be earned and taxed,
•	the resolution of issues arising from tax audits with various taxing authorities,
•	change in valuation of our deferred tax assets and liabilities,
•	increases in expenses not deductible for tax purposes,
•	changes in available tax credits and deductions,
•	changes in share-based compensation, and
•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

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At December 31, 2013, we had U.S. federal and state net operating loss carryforwards of approximately $31.3 million and $31.1 million, respectively, that can be carried forward and offset against future taxable income. These net operating loss carryforwards will begin to expire in 2029. Utilization of net operating losses may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, and similar state provisions. This limitation may result in the expiration of net operating losses before utilization. We have not yet determined whether any changes in ownership have triggered any such limitations. There can be no assurance that we will utilize the entire amount of our net operating loss carryforwards

Disruption of critical information systems or material breaches in the security of our systems could harm our business customer relations and financial condition.

Information technology helps us operate efficiently, interface with customers, maintain financial accuracy and efficiency and accurately produce our financial statements. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions or the loss of or damage to intellectual property through security breach. If our data management systems do not effectively collect, store, process and report relevant data for the operation of our business, whether due to equipment malfunction or constraints, software deficiencies or human error, our ability to effectively plan, forecast and execute our business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect our financial condition, results of operations, cash flows and the timeliness with which we report our internal and external operating results.

Our business requires us to use and store personally identifiable information (“PII”) of our customers, employees and business partners. This may include names, addresses, phone numbers, email addresses, contact preferences, tax identification numbers and payment account information. We require user names and passwords in order to access our information technology systems. We also use encryption and authentication technologies to secure the transmission and storage of data. These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management or other irregularity, and result in persons obtaining unauthorized access to our data or accounts. Third parties may attempt to fraudulently induce employees or customers into disclosing user names, passwords or other sensitive information, which may in turn be used to access our information technology systems.

We devote significant resources to network security, data encryption and other security measures to protect our systems and data, but these security measures cannot provide absolute security. We may experience a breach of our systems and may be unable to protect sensitive data. The costs to us to eliminate or alleviate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and our efforts to address these problems may not be successful and could result in unexpected interruptions, delays, cessation of service and may harm our business operations. Moreover, if a computer security breach affects our systems or results in the unauthorized release of PII, our reputation and brand could be materially damaged and use of our products and services could decrease.

The content of our website could expose us to significant liability.

Because we post product information and other content on our website, we face potential liability for, among other things, copyright infringement, patent infringement, trademark infringement, defamation, unauthorized practice of medicine, false or misleading advertising and other claims based on the nature and content of the materials we post. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance, or is in excess of our insurance coverage, could materially adversely affect our business, financial condition or results of operations.

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Failure to manage growth effectively could prevent us from achieving our goals.

Our growth strategy may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth depends on our ability to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

Any failure to adequately expand our direct sales force will impede our growth. If we are unable to attract, hire and retain qualified sales and management personnel, the commercial opportunity for our products may be diminished.

We expect to be substantially dependent on a direct sales force to attract new business and to manage customer relationships. We plan to expand our direct sales force and believe that there is significant competition for qualified, productive direct sales personnel with advanced sales skills and technical knowledge of our industry. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. Recent hires and planned hires may not become as productive as expected and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel our business prospects could suffer.

Currently, our sales force consists of 21 full-time sales representatives. We may not be able to attract, hire, train and retain qualified sales and sales management personnel. If we are not successful in our efforts to maintain and grow a qualified sales force, our ability to independently market and promote our products may be impaired. Even if we are able to effectively maintain a qualified sales force, our sales force may not be successful in commercializing our products.

If we fail to attract and retain key personnel, or to retain our executive management team, we may be unable to successfully develop or commercialize our products.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified managerial personnel. We are highly dependent upon our executive management team. The loss of the services of any one or more of the members of our executive management team could delay or prevent the successful completion of some of our development and commercialization objectives.

Recruiting and retaining qualified sales and marketing personnel is critical to our success. We may not be able to attract and retain these personnel on acceptable terms. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may also be employed by other companies and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

If we are unable to obtain and maintain protection for intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.

Our success will depend in part on our ability to obtain and maintain protection for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of medical devices involves complex legal and scientific questions. We rely upon patents, trade secret laws and confidentiality agreements to protect our technology and products. We may not be able to obtain patent rights relating to our technology or products and pending patent applications to which we have rights may not issue as patents or if issued, may not issue in a form that will be advantageous to us. Even if issued, any patents issued to us may be challenged, narrowed, invalidated, held to be unenforceable or circumvented. Changes in either patent laws or in interpretations of patent laws in the United States may diminish the value of our intellectual property or narrow the scope of our patent protection.

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Trademark protection of our products may not provide us with a meaningful competitive advantage.

We use trademarks on our products and believe that having distinctive marks is an important factor in marketing them. Distinctive marks may also be important for any additional products that we successfully develop and commercially market. If we initiate legal proceedings to seek to protect our trademarks, the costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful.

Risks Related to Our Regulatory Environment

Recently enacted healthcare legislation reforming the U.S. healthcare system, as well as future reforms, may have a material adverse effect on our financial condition and results of operations.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “PPACA”), was signed into law which makes changes that are expected to significantly impact the pharmaceutical and medical device industries. One of the principal aims of the PPACA as currently enacted is to expand health insurance coverage to approximately 32 million uninsured Americans. The consequences of these significant coverage expansions on the sales of our products are unknown and speculative at this point.

The PPACA contains a number of provisions designed to generate the revenues necessary to fund the coverage expansions, among other things. This includes new fees or taxes on certain health-related industries, including medical device manufacturers. Beginning in 2013, medical device manufacturers were required to pay an excise tax (or sales tax) of 2.3% of certain U.S. medical device revenues. Under this provision, we have paid an excise tax of approximately $57,000 through September 30, 2014, which tax is reflected in our operating expenses. Though there are some exceptions to the excise tax, this excise tax applies to all or most of our products sold within the U.S. The PPACA also establishes a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; implements payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models; and creates an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

The PPACA provisions on comparative clinical effectiveness research also extend the initiatives of the American Recovery and Reinvestment Act of 2009, known as the stimulus package, which included $1.1 billion in funding to study the comparative effectiveness of health care treatments and strategies. This stimulus funding was designated for, among other things, conducting, supporting or reviewing research that compares and evaluates the risks and benefits, clinical outcomes, effectiveness and appropriateness of products. The PPACA appropriates additional funding to comparative clinical effectiveness research. Although Congress has indicated that this funding is intended to improve the quality of health care, it remains unclear how the research will impact current Medicare coverage and reimbursement or how new information will influence other third-party payor policies. The taxes imposed by the PPACA and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, lower reimbursement by payors using our products, and/or reduced medical procedure volumes, all of which may adversely affect our business, financial condition and results of operations.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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We expect that additional state and federal healthcare reform measures may be adopted in the future, any of which could have a material adverse effect on our industry generally and our ability to successfully commercialize our products or could limit or eliminate our spending on certain development projects.

The U. S. government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect both private and public reimbursement for healthcare services. State and local governments, as well as a number of foreign governments, are also considering or have adopted similar types of policies. Future significant changes in the healthcare systems in the United States or elsewhere, and current uncertainty about whether and how changes may be implemented, could have a negative impact on the demand for our products. We are unable to predict whether other healthcare policies, including policies stemming from legislation or regulations affecting our business, may be proposed or enacted in the future; what effect such policies would have on our business; or the effect ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

We are subject to federal and state laws governing our business practices which, if violated, could result in substantial penalties. Additionally, challenges to or investigations of our practices could cause adverse publicity and be costly to respond to and could otherwise harm our business.

The Medicare and Medicaid anti-kickback laws, and several similar state laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, prohibit payments or other remuneration that could be considered to induce hospitals, physicians or other potential purchasers of our products either to refer patients or to purchase, lease or order, or arrange for or recommend the purchase, lease or order of healthcare products or services for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid. Further, the recently enacted PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government or a whistleblower may assert that a claim (including items or services resulting from a violation of the federal anti-kickback statute) constitutes a false or fraudulent claim for purposes of the false claims statutes. These laws may affect our sales, marketing and other promotional activities by limiting the kinds of financial arrangements we may have with hospitals, physicians or other potential purchasers of our products. They particularly impact how we structure our sales offerings, including discount practices, customer support, education and training programs, physician consulting and other service arrangements. These laws are broadly written, and it is often difficult to determine precisely how these laws will be applied to specific circumstances. Violating anti-kickback laws can result in civil and criminal penalties, which can be substantial and include exclusion from government healthcare programs for noncompliance. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to defend, and thus could harm our business and results of operations.

The PPACA also imposes new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers. Such information must be made publicly available in a searchable format. In addition, device manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission. Device manufacturers were required to begin collecting data on August 1, 2013 and were required to submit reports to CMS by March 31, 2014 and the 90th day of each subsequent calendar year. We submitted a report in a timely manner and believe that we are in compliance with this reporting requirement.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians, including the tracking and reporting of gifts, compensation and other remuneration to physicians. Certain states mandate implementation of commercial compliance programs to ensure compliance with these laws, impose restrictions on device manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians. The shifting commercial compliance environment, and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements, increases the possibility that a healthcare company may be found out of compliance of one or more of the requirements, subjecting us to significant civil monetary penalties.

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Compliance with complex foreign and U.S. laws and regulations that apply to our potential international operations increases our cost of doing business in international jurisdictions and could expose us or our employees to fines and penalties in the U.S. and/or abroad. These numerous and sometimes conflicting laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation. Although we intend to implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to track and disclose the source of certain metals used in manufacturing which may stem from minerals (so-called “conflict minerals”) which originate in the Democratic Republic of the Congo or adjoining regions. These metals include tantalum, tin, gold and tungsten. In most cases no acceptable alternative material exists which has the necessary properties. It is not possible to determine the source of the metals by analysis but instead a good faith description of the source of the intermediate components and raw materials must be obtained. The components which incorporate those metals may originate from many sources and we may purchase fabricated products from manufacturers who may have a long and difficult-to-trace supply chain. As the spot price of these materials varies, producers of the metal intermediates can be expected to change the mix of sources used, and components and assemblies which we buy may have a mix of sources as their origin. We do not believe these materials are present in the component parts that we use in our CorPath System, but there can be no assurance that these metals will not be included in our components and assemblies from time to time.

Our products are subject to a lengthy and uncertain domestic regulatory review process. If we do not obtain and maintain the necessary domestic regulatory authorizations, we will not be able to provide our products in the U.S.

Our products and operations are subject to extensive regulation in the U.S. by the FDA. The FDA regulates the development, bench and clinical testing, manufacturing, labeling, storage, record keeping, promotion, sales, distribution and post-market support and reporting of medical devices in the U.S. to ensure that medical products distributed domestically are safe and effective for their intended uses. In order for us to market certain products for use in the U.S., we generally must first obtain clearance from the FDA pursuant to Section 510(k) of the Federal Food Drug and Cosmetic Act (“FFDCA”). Clearance under Section 510(k) requires demonstration that a new device is substantially equivalent to another device with 510(k) clearance or grandfathered (“pre-amendment”) status. If we significantly modify our products after they receive FDA clearance, or seek to market them for additional indications for use, the FDA may require us to submit a separate 510(k) or premarket approval application (“PMA”) for the modified product before we are permitted to market the products in the U.S. In addition, if we develop products in the future that are not considered to be substantially equivalent to a device with 510(k) clearance or grandfathered status, we will be required to obtain FDA approval by submitting a PMA. The FDA may not act favorably or quickly in its review of our 510(k) or PMA submissions, or we may encounter significant difficulties and costs in our efforts to obtain FDA clearance or approval, all of which could delay or preclude sale of new products in the U.S. Furthermore, the FDA may request additional data or require us to conduct further testing, or compile more data, including clinical data and clinical studies, in support of a 510(k) submission. Regulatory policy affecting our products can change at any time. The changes and their impact on our business cannot be accurately predicted. For example, in 2011, the FDA announced a Plan of Action to modernize and improve the FDA’s premarket review of medical devices, and has implemented, and continues to implement, reforms intended to streamline the premarket review process. In addition, as part of the Food and Drug Administration Safety and Innovation Act of 2012, Congress enacted several reforms entitled the Medical Device Regulatory Improvements and additional miscellaneous provisions which will further affect medical device regulation both pre- and post-approval. Changes in the FDA 510(k) process could make approval more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on our ability to obtain and maintain approval for our products. The FDA may also, instead of accepting a 510(k) submission, require us to submit a PMA, which is typically a much more complex, lengthy and burdensome application than a 510(k). To support a PMA, the FDA would likely require that we conduct one or more clinical studies to demonstrate that the device is safe and effective. In some cases such studies may be requested for a 510(k) as well. We may not be able to meet the requirements to obtain 510(k) clearance or PMA approval, in which case the FDA may not grant any necessary clearances or approvals. In addition, the FDA may place significant limitations upon the intended use of our products as a condition to a 510(k) clearance or PMA approval. Product applications can also be denied or withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following clearance or approval. Any delays or failure to obtain FDA clearance or approvals of new products we develop, any limitations imposed by the FDA on new product use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

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In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an Investigational Device Exemption (“IDE”) application. Our products to date have been or would be considered significant risk devices requiring IDE approval prior to investigational use. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the U.S. for any new devices we intend to market in the U.S. in the future. If we obtain such approvals, we may not be able to conduct studies which comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations. Certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data cannot be assured, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

We may incur liability related to the off-label use of our products.

The FDA and the Federal Trade Commission (“FTC”) also regulate the advertising claims of our products to ensure that the claims we make are consistent with our regulatory clearances, that there is scientific data to substantiate the claims and that our advertising is neither false nor misleading. The off-label use of our products may harm our image in the marketplace, result in injuries that lead to product liability suits, which could be costly to our business, or result in costly investigations and sanctions from the FDA and other regulatory bodies if we are deemed to have engaged in off-label promotion.

We may incur substantial product liability or indemnification claims relating to the clinical testing of our CorPath System.

We face an inherent risk of product liability exposure related to the testing of our CorPath System in human clinical trials, and claims could be brought against us if use or misuse of our CorPath System causes, or merely appears to have caused, personal injury or death. Because our CorPath System is designed to be used in complex surgical procedures, defects could result in a number of complications, including serious personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our products. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnification obligations. Any claims against us, regardless of their merit, could have a material adverse effect on our business, financial condition, results of operations and reputation.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws in the United States protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose of the use or disclosure. If we are found to be in violation of the privacy rules under HIPAA (or other applicable federal or state laws), we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

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Complying with FDA regulations is a complex process, and our failure to comply fully could subject us to significant enforcement actions.

Because our products are commercially distributed, numerous quality and post-market regulatory requirements apply, including the following:

•	continued compliance to the QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the development and manufacturing process,
•	labeling regulations,
•	the FDA’s general prohibition against false or misleading statements in the labeling or promotion of products for unapproved uses,
•	stringent complaint reporting and Medical Device Reporting regulations, which requires that manufacturers keep detailed records of investigations or complaints against their devices and to report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur,
•	adequate use of the Corrective and Preventive Actions process to identify and correct or prevent significant systemic failures of products or processes or in trends which suggest same, and
•	the reporting of Corrections and Removals, which requires that manufacturers report to the FDA recalls and field corrective actions taken to reduce a risk to health or to remedy a violation of the FFDCA that may pose a risk to health.

We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply, it can institute a wide variety of regulatory or enforcement actions, ranging from inspectional observations (Form FDA 483) to a public Warning Letter to more severe civil and criminal sanctions including the seizure of our products and equipment or a ban on the import or export of our products. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Any modification or change of medical devices cleared for market requires the manufacturer to make a determination whether the change is significant enough to require new 510(k) clearance. We have created labeling, advertising and user training for our CorPath System to describe specific procedures that we believe are fully within the scope of our existing 510(k) indications for use stated in our 510(k) clearances. We cannot assure that the FDA would agree that all such specific procedures are within the scope of the existing general clearance or that we have compiled adequate information to support the safety and efficacy of using the CorPath System for all such specific procedures.

If our manufacturing facilities do not continue to meet federal, state or other manufacturing standards, we may be required to temporarily cease all or part of our manufacturing operations, distribution of our products and/or recall our products which would result in significant product delivery delays and lost revenue.

Our manufacturing facilities are subject to periodic inspection by regulatory authorities and our operations will continue to be regulated and inspected by the FDA and other regulatory agencies for compliance with Good Manufacturing Practice requirements contained in the QSR and other regulatory requirements. For any CorPath Systems shipped internationally, we are also required to comply with International Organization for Standardization (“ISO”) quality system standards as well as European Directives and norms in order to produce products for sale in the European Union. In addition, many countries such as Canada and Japan have very specific additional regulatory requirements for quality assurance and manufacturing. If we fail to continue to comply with Good Manufacturing Practice requirements, as well as ISO or other regulatory standards, we may be required to cease all or part of our operations until we comply with these regulations.

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Risks Related to our Common Stock

There is not now, and there may never be, an active market for our Common Stock and we cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

There currently is no liquid market for our Common Stock. An investor may find it difficult to obtain accurate quotations as to the market value of the Common Stock and trading of our Common Stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for the Common Stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the Commission’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock which may have the effect of reducing the level of trading activity and liquidity of our Common Stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock thereby reducing a stockholder’s ability to resell shares of our Common Stock.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if material weaknesses or other deficiencies are discovered in our internal accounting procedures, our stock price could decline significantly.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We are in the process of documenting and testing our internal control procedures, and we may identify material weaknesses in our internal control over financial reporting and other deficiencies. If material weaknesses and deficiencies are detected, it could cause investors to lose confidence in us and could result in a decline in our stock price and consequently affect our financial condition. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

Any failure to develop or maintain effective internal control over financial reporting or difficulties encountered in implementing or improving our internal control over financial reporting could harm our operating results and prevent us from meeting our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Common Stock. In addition, investors relying upon this misinformation could make an uninformed investment decision, and we could be subject to sanctions or investigations by the Commission or other regulatory authorities or to stockholder class action securities litigation.

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New stockholders may incur substantial and immediate dilution.

The current price of our Common Stock is substantially higher than the book value per share of our outstanding Common Stock. As a result, investors purchasing our Common Stock may incur substantial and immediate dilution. Assuming a purchase price of $4.25 per share, purchasers of our Common Stock would experience immediate and substantial dilution of approximately $4.01 per share, representing the difference between our historical net tangible book value per share and the assumed offering price. In addition, we have issued options and warrants to acquire our Common Stock at prices significantly below the assumed offering price. To the extent such options and warrants are ultimately exercised, there will be further dilution to investors. See “Dilution” for additional information.

We intend to issue more shares to raise capital, which will result in substantial dilution.

Our Articles of Incorporation, as amended, authorize the issuance of a maximum of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of Common Stock held by our then existing stockholders. Moreover, the Common Stock issued in any such transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of Common Stock held by our current stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of Common Stock or Preferred stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holder of Common Stock might be materially and adversely affected.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company.

Our shares are currently considered “penny stocks” which imposes additional sales practice requirements on broker/dealers; as such many broker/dealers may not want to make a market in our shares which could affect your ability to sell your shares in the future.

Our shares are considered “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder, which imposes additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). Since our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.

Sales of our Common Stock in the public market could lower the market price of our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 105,883,157 shares of Common Stock currently issued and outstanding, approximately 11,510,300 shares are freely tradable without restriction by stockholders who are not our affiliates. We issued an aggregate of 73,360,287 shares of Common Stock to the former shareholder of Corindus, Inc. pursuant to an exemption from the registration requirements of the 1933 Act, and such shares are “restricted securities” as defined in Rule 144. In addition to being subject to restrictions on transfer imposed under federal securities laws, each holder of the newly issued shares entered into a lock-up agreement, which among other things, restricts the sale or transfer of these shares for specified periods. Our affiliates hold 79,533,257 shares, all of which shares may be resold in the public market only when released from the provisions of a lock-up agreement, when and if registered pursuant to an exemption from registration, or pursuant to the applicable requirements of Rule 144 of the Securities Act of 1933. Although we have no current plans to do so, we may waive the restrictions on transfer under these lock-up agreements in the future. When the shares covered under the lock-up agreements become available for resale, sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales could occur, could materially adversely affect the market price of our Common Stock.

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Insiders have substantial control over the outstanding shares of the Company’s Common Stock and could delay or prevent a change in corporate control, including a transaction in which the combined Company’s stockholders could sell or exchange their shares for a premium.

Our directors and executive officers beneficially own an aggregate of approximately 49% of our outstanding shares of Common Stock. As a result, our directors and executive officers, if acting together, may have the ability to affect the outcome of matters submitted to stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons acting together may have the ability to control our management and business affairs. Accordingly, this concentration of ownership may harm the value of our Common Stock by:

•	delaying, deferring or preventing a change in control,
•	impeding a merger, consolidation, takeover or other business combination, or
•	discouraging a potential acquirer from making an acquisition proposal or otherwise attempting to obtain control.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our Common Stock if the price appreciates. You should not purchase our Common Stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Securities analysts may not cover our Common Stock and this may have a negative impact on our Common Stock’s market price.

The future trading market for our Common Stock may depend on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. We may face additional risks since we became a public company through an acquisition which, for accounting purposes, was treated as a reverse merger. There is no guarantee that securities analysts will cover our Common Stock and there may be little incentive to brokerage firms to recommend the purchase of our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect our Common Stock’s market price, if any. If we are covered by securities analysts who downgrade our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We are likely to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, make acquisitions and develop strategic relationships by issuing equity or convertible debt securities which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing Common Stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt, and the holders of any debt we may issue would have rights superior to your rights in the event we are not successful and are forced to seek the protection of the bankruptcy laws.

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A significant business or product announcement by us or our competitors may cause fluctuations in our stock price.

The market price of our Common Stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry. Announcements that may subject the price of our Common Stock to substantial volatility include announcements regarding:

•	our operating results, including the amount and timing of sales of our products,
•	the availability and timely delivery of our products,
•	the acquisition of technologies or products by us or our competitors,
•	the development of new technologies or products by us or our competitors,
•	regulatory actions with respect to our products or those of our competitors, and
•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

The lack of substantial public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team has limited experience in working with public companies which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy in which event you could lose your entire investment in our Company.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	period-to-period fluctuations in financial results,
•	issues in manufacturing products,
•	unanticipated potential product liability claims,
•	the introduction of technological innovations by competitors,
•	the entry into, or termination of, key agreements, including key strategic alliance agreements,
•	the initiation of litigation to enforce or defend any of our intellectual property rights,
•	the loss of key employees,
•	regulatory changes,
•	failure of our products to achieve commercial success,
•	general and industry-specific economic conditions that may affect research and development expenditures,
•	future sales of our Common Stock, and
•	changes in the structure of healthcare payment systems resulting from proposed healthcare legislation or otherwise.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our Common Stock.

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Our stock price may be subject to fluctuation which may cause an investment in our Common Stock to suffer a decline in value.

The market price of our Common Stock is currently undeveloped. Once a market is developed, our stock prices may fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of medical device companies have been extremely volatile and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our Common Stock which could cause a decline in the value of our Common Stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our financial condition, results of operations and reputation.

Our management will be devoting substantial time to comply with public company regulations.

As a public company, we will be subject to certain rules and regulations. In particular, the Sarbanes-Oxley Act and rules subsequently implemented by the Commission impose various requirements on public companies with respect to corporate governance practices. The Sarbanes-Oxley Act requires, among other things, that our management maintain adequate disclosure controls and procedures and internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and, as applicable, our independent registered public accounting firm, to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with the foregoing will require us to expend significant management efforts.

We will incur significant costs to be a public company to ensure compliance with corporate governance and accounting requirements and insure our officers and directors and we may not be able to absorb such costs.

We will incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance and accounting requirements, including requirements under the Sarbanes-Oxley Act and other rules implemented by the Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Selling Stockholders will pay all sales commissions and fees and expenses of their legal counsel incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the issuance and registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange fees and fees and expenses of our legal counsel and our accountants.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our Common Stock. The Selling Shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

DILUTION

The current price of our Common Stock is substantially higher than the book value per share of our outstanding Common Stock. If shares are sold at an assumed offering price of $4.25, investors would experience an immediate and substantial dilution from the net tangible book value of our Common Stock. The net tangible book value of our Common Stock as of September 30, 2014 was $25.6 million, or $0.24 per share of Common Stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. The assumed offering price of $4.25 was based on the closing price of our shares of Common Stock as listed on the OTCQB on December 19, 2014 and it may not be the actual sales price of the shares registered hereunder at the time they are sold. We will not receive any of the proceeds from the sale of the shares of Common Stock registered hereunder and, therefore, the offering of such shares will not have any effect on the net tangible book value of such shares. If an investor purchases stock registered in this offering at $4.25 per share, such investor will pay substantially more than our current common stockholders paid for their shares. The difference between the assumed offering price per share and the net tangible book value per share of our Common Stock constitutes a substantial dilution to investors in this offering.

The following table illustrates the assumed dilution to new investors on a per-share basis:

Assumed offering price	$4.25
Net tangible book value per share as of September 30, 2014	$0.24
Increase in net tangible book value per share attributable to new investors	$0.00
Net tangible book value per share after this offering	$0.24
Dilution per share to new investors in this offering	$4.01

The following table sets forth potential shares of Common Stock, as of September 30, 2014, that are not included in the calculation of the above dilution calculation:

September 30, 2014
Stock options outstanding	8,723,897
Warrants to purchase common stock	5,029,865

The dilution information discussed above is illustrative only and will change based on the actual sales price of the shares registered hereunder.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock is listed on the OTCQB under the symbol “CVRS.” To date, there is no established public trading market for shares of our Common Stock, which have traded on a limited basis. During the period from December 31, 2012 to June 30, 2014, there were no trades recorded. In the quarter ended September 30, 2014, the high bid quotation was $3.40 and the low bid quotation was $3.15. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions. Although we anticipate that a more consistent market for our shares of Common Stock will be established in the future, we cannot provide any guarantee of such a market. On December 19, 2014, the closing bid price for our Common Stock was $4.25 per share.

Transfer Agent

Manhattan Transfer Registrar Company is the transfer agent and registrar for our Common Stock.

Holders

On October 16, 2014, we had 112 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any cash dividend. We do not anticipate that we will declare or pay any dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected historical financial data of Corindus, Inc. The selected financial data of Corindus, Inc. for the years ended December 31, 2012 and 2013, and as of December 31, 2012 and 2013, are derived from the audited financial statements and related notes of Corindus Vascular Robotics, Inc. contained herein, audited by Ernst & Young LLP, independent registered public accounting firm. The selected financial data of Corindus, Inc. for the nine months ended September 30, 2013 and 2014, and as of September 30, 2014, are derived from Corindus Vascular Robotics, Inc.’s unaudited financial statements and related notes contained herein.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Statement of Operations Data (In thousands, except share and per share amounts)

Revenue	$202	$896	$509	$2,361
Gross loss	$(631)	$(1,534)	$(1,142)	$(873)
Operating loss	$(9,305)	$(14,548)	$(9,869)	$(15,358)
Net loss and comprehensive loss	$(9,691)	$(14,691)	$(10,013)	$(17,993)
Net loss per share—basic and diluted	$(0.18)	$(0.20)	$(0.14)	$(0.23)
Weighted-average number of common shares outstanding – basic and diluted	53,068,309	73,360,259	73,360,250	77,949,347

	As of December 31,		As of September 30,
	2012	2013	2014
Balance Sheet Data (In thousands)			(unaudited)

Cash and cash equivalents	$25,536	$9,845	$29,520
Working capital	$25,858	$11,387	$28,539
Total assets	$28,705	$14,768	$34,324
Long term debt, net of current portion	$—	$—	$4,373
Total liabilities	$4,293	$4,728	$8,690
Accumulated deficit	$(45,645)	$(60,336)	$(78,329)
Total stockholders’ equity	$24,412	$10,040	$25,634

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Cash Flow Data (In thousands)
Net cash used in operating activities	$(9,767)	$(15,303)	$(10,029)	$(12,808)
Net cash used in investing activities	$(613)	$(378)	$(373)	$(48)
Net cash provided by (used in) financing activities	$33,415	$(10)	$(10)	$32,531

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Consolidated Financial Information” and the historical financial statements and related notes, all included elsewhere herein. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. You should read “Risk Factors” elsewhere herein for a discussion of important factors that could cause or contribute to these differences. Historical financial information presented for the years ended December 31, 2012 and December 31, 2013, and the nine months ended September 30, 2014, is that of Corindus, Inc.

Overview

The Company

Corindus Vascular Robotics, Inc. (the “Company”), a Nevada corporation, is the surviving company of the reverse acquisition of Corindus, Inc., a privately-held company, by Your Internet Defender Inc. (“YIDI”), the public registrant and legal acquirer, on August 12, 2014. The Company’s corporate headquarters and research and development facility are in Waltham, Massachusetts and the Company is engaged in the marketing, sales and development of robotic-assisted catheterization systems.

Since its inception on March 21, 2002, the Company has devoted its efforts principally to research and development, business development activities, and raising capital. In July 2012, the Company received clearance from the United States Food and Drug Administration to market its CorPath 200 System in the United States and shipped its first commercial product under this clearance in September 2012. In 2013, the Company moved into the growth stage, investing in sales and marketing in order to build the customer base. The Company’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in the Company’s target markets.

Reverse Acquisition Transaction

On August 12, 2014, the Company consummated a reverse acquisition (the “Acquisition”) pursuant to the Securities Exchange and Acquisition Agreement (the “Acquisition Agreement”) between the Company and Corindus, Inc., a Delaware corporation. Prior to the Acquisition, all outstanding shares of Series A through E Redeemable Convertible Preferred Stock of Corindus, Inc. were converted into 2,811,499 shares of common stock of Corindus, Inc.

Pursuant to the terms of the Acquisition Agreement, (i) all outstanding shares of common stock of Corindus, Inc., $0.01 par value per share, were exchanged for shares of the Company’s Common Stock, $0.0001 par value per share, and (ii) all outstanding options and warrants to purchase Corindus, Inc. shares were exchanged for or replaced with options and warrants to acquire the Company’s Common Stock.

Immediately after the transfer of the former business of YIDI, the business of Corindus, Inc. became the sole focus of the Company and the Company’s name was changed to Corindus Vascular Robotics, Inc.

In connection with the Acquisition, the Company issued 1,000,000 shares of Common Stock to a private investor at a price of $2.00 per share in exchange for proceeds of $2.0 million.

Since former Corindus, Inc. shareholders owned, immediately following the Acquisition, 80% of the combined company on a fully diluted basis and all members of the combined company’s executive management and Board of Directors, were from Corindus, Inc., Corindus Inc. was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

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All share and per share amounts in the unaudited condensed consolidated financial statements and related notes have been retrospectively adjusted to reflect (i) the conversion of the Series A through E Redeemable Convertible Preferred Stock into common stock, and (ii) the one for 25.00207 exchange of shares of Common Stock.

Equity Financing

On September 16, 2014, the Company closed on a private placement for the sale of an aggregate of 10,666,570 shares of Common Stock at $2.50 per share, for an aggregate purchase price of approximately $26.7 million or net proceeds of approximately $25.5 million. The Company plans to use the net proceeds for sales and marketing, research and development, and general corporate purposes. As a result of the transaction, the Company has an additional $5.0 million available to it under a Loan and Security Agreement through December 31, 2014.

The following discussion and analysis provides information which Corindus, Inc. believes to be relevant to an assessment and understanding of its results of operations and financial condition. This discussion should be read together with Corindus’ financial statements and the notes to the financial statements for the years ended December 31, 2012 and 2013, and nine months ended September 30, 2014 and 2013, which are included herein. The reported results will not necessarily reflect future results of operations or financial condition.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, income taxes, stock-based compensation, inventories and warrant revaluation. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate. We use the best information available to us to make our judgments and estimates; however, actual results may be different. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. It is important that the discussion of our operating results that follows be read in conjunction with the critical accounting policies discussed below.

Revenue Recognition

Revenue related to the sale of our products is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, collectability is reasonably assured, and risk of loss transfers, usually when products are shipped and/or installed and accepted. Our products are sold to customers with no right of return.

We have sold the CorPath 200 System through our exclusive worldwide distributor, Philips Medical Systems Nederland B.V. (Philips) from the date we launched our system sales. In November 2013, we amended the Philips distribution agreement to allow our sales force to sell directly to customers as well. On August 7, 2014, our agreement with Philips expired.

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We currently sell our CorPath 200 systems directly to customers primarily through our internal sales force and to a lesser extent through distributors where we seek strategic opportunities. We will continue to sell CorPath 200 systems through Philips under a non-exclusive arrangement under mutually agreeable terms on a sale by sale basis until such time we either execute a new distribution arrangement with Philips or we no longer do business with Philips. There is no assurance that we will enter into a new distribution arrangement with Philips or on terms acceptable to us. We also sell through other distributors on a one-off basis through purchase orders. We expect to enter into contracts with other distributors in the future.

We are responsible for installation and initial training. We consider all the elements of the sale of the system, including installation and initial training, to be a single unit of accounting in accordance with revenue recognition under U.S. GAAP. Revenue is recognized for the entire arrangement (system, installation and initial training) upon acceptance by the end-user customer.

We sell cassettes and accessories directly to end use customers. The revenue from the sale of these products is generally recorded when the items are shipped.

We recognize revenue on multiple-element arrangements in accordance with Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements, based on the estimated selling price of each element. In accordance with ASU 2009-13, we use vendor-specific objective evidence (VSOE), if available, to determine the selling price of each element. If VSOE is not available, we use third-party evidence (TPE) to determine the selling price. If TPE is not available, we use our best estimate to develop the estimated selling price.

We sell basic and premium service plans to extend our initial warranty period and provide component upgrades in the event of technological or physical obsolescence. Revenue is allocated based on our best estimate of the selling price of each service. Extended warranty revenue is recognized on a straight-line basis over the life of the service contract and upgrade revenue is recognized in proportion to the costs incurred with the delivery of the upgrade. Revenues from services administered by us that are not covered by a service contract are recognized as the services are provided. In certain instances, we may sell products together with service contracts.

Income Taxes

We account for income taxes using the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. We have provided a valuation allowance to reduce deferred tax assets to amounts that are realizable based on uncertainty of future taxable income.

We account for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. Corindus has not had an uncertain tax position to date.

Stock-Based Compensation

We recognize compensation costs resulting from the issuance of stock-based awards to employees as an expense in the consolidated statement of operations over the requisite service period based on a measurement of fair value for each stock award. Compensation costs associated with stock-based awards to non-employees are measured at fair value on the date of grant and re-measured at the fair value on the date the awards vest and for those awards that have not vested at the end of each reporting period. Corindus uses the Black-Scholes-Merton Option Pricing Model (“Black-Scholes Model”) to determine the fair value of the awards.

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The fair value of the Common Stock for purposes of equity incentive awards was determined by our Board of Directors after considering a broad range of factors, including the results obtained from an independent third-party valuation, the illiquid nature of an investment in our Common Stock, our historical financial performance and financial position, our future prospects and opportunity for liquidity events, and recent sale and offer prices of common and preferred stock in private transactions negotiated at arm’s length.

Inventories

Inventories are valued at the lower of cost or market using the first-in, first—out (FIFO) method. Given the early stage of commercialization of our CorPath 200 System, we routinely monitor the recoverability of our inventory and record lower of cost or market reserves, or reserves for excess and obsolete inventory, as required.

Warrant Revaluation

Warrants to purchase shares of Corindus, Inc.’s redeemable convertible preferred stock meet the criteria for treatment as a liability and are required to be re-measured for their fair value at each reporting period. Corindus, Inc. classifies warrants within stockholders’ equity on the consolidated balance sheets if the warrants are considered to be indexed to Corindus’ own stock, and otherwise would be recorded in stockholders’ equity.

The following is a description of what comprises each of our significant statement of operations captions:

Revenues

We generate our revenues primarily from the sale of the CorPath 200 System, cassettes, accessories, and service contracts.

Cost of Revenue

Cost of revenue represents the cost of materials for the CorPath 200 System, cassettes and accessories, service labor and labor and overhead of production facilities.

Research and Development

Research and development expenses consist primarily of salaries for our research and development employees, an allocation of certain operating costs related to research and development and third party contractor costs.

General and Administrative

General and administrative expenses consist primarily of salaries for our executives and our finance, legal, human resources and other administrative employees. In addition, general and administrative expenses include outside consulting, legal and accounting services, and facilities and other supporting overhead costs.

Sales and Marketing

Sales and marketing costs consist primarily of salaries of our marketing personnel, salaries and commissions of our internal sales force, travel costs, and expenses paid to sales and marketing contractors and marketing program costs.

Restructuring Charges

Restructuring charges consist of a reduction in the general workforce as a result of a cost control initiative while we pursued financing alternatives.

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Other Income (Expense)

Other income (expense) primarily represents changes in the warrant revaluation driven by changes in fair value of the underlying redeemable convertible preferred stock into which the warrants were exercisable.

Discussion of Nine Months Ended September 30, 2013 compared to Nine Months Ended September 30, 2014

	Nine Months Ended September 30,
(In thousands)	2013	2014
	(unaudited)

Revenue	$509	$2,361
Cost of revenue	1,651	3,234
Gross loss	(1,142)	(873)

Operating expenses:
Research and development	3,215	4,856
General and administrative	1,877	3,595
Sales and marketing	3,635	5,859
Restructuring charges	—	175
Total operating expenses	8,727	14,485

Operating loss	(9,869)	(15,358)

Other income (expenses):
Warrant revaluation	(170)	(2,421)
Interest and other income (expense)	26	(214)
Total other expenses, net	(144)	(2,635)

Net loss and comprehensive loss	$(10,013)	$(17,993)

Revenue: Revenue increased from approximately $0.5 million for the nine months ended September 30, 2013 to approximately $2.4 million for the nine months ended September 30, 2014. This revenue increase was due primarily to an increase in system sales from approximately $0.4 million during the nine months ended September 30, 2013 to approximately $1.8 million during the nine months ended September 30, 2014 resulting from an increase in our sales force. The sales of our cassettes and accessories increased from $0.1 million for the nine months ended September 30, 2013 to $0.4 million for the nine months ended September 30, 2014 due to a larger installed base. We sold four systems and seven systems during the nine months ended September 30, 2013 and 2014, respectively, and our average selling price increased by 173.9% from the nine months ended September 30, 2013 to the nine months ended September 30, 2014. The volume and average price of our cassettes and accessories increased by 404 units and 16.4% from the nine months ended September 30, 2013 to the nine months ended September 30, 2014. Revenues under our CorPath utilization agreements represented 6.9% and 28.3% for the nine months ended September 30, 2013 and 2014, respectively, of our total revenues for the sale of consumables.

Our revenues increased 47.5% from the first quarter of 2014 to the second quarter of 2014 due primarily to sale of a system to an international customer at a price substantially higher than our normal pricing. Our revenues decreased from the second quarter of 2014 to the third quarter of 2014 by 48.6% as our revenues associated with systems sold decreased and our average pricing returned to a normal level.

Philips, as the Company’s sole distributor until August 2014 (although the Company began also selling directly to customers in November of 2013) is a customer that constituted a substantial portion of the Company’s revenues. Philips accounted for approximately 75% and 13% of the Company’s revenues for the nine months ended September 30, 2013 and 2014, respectively. Our distribution agreement with Philips expired on August 7, 2014. We currently sell our CorPath 200 systems directly to customers primarily through our internal sales force and to a lesser extent through distributors where we seek strategic opportunities.

 We will continue to sell CorPath 200 systems through Philips under a non-exclusive arrangement under mutually agreeable terms on a sale by sale basis until such time we either execute a new distribution arrangement with Philips or we no longer do business with Philips. There is no assurance that we will enter into a new distribution arrangement with Philips on terms acceptable to us. We do not expect the expiration of the distribution agreement with Philips to have a material impact on revenues, however, there are no assurances that that will be the case given our early stage of commercialization.

Given the relatively small number of customers due to the early stage of the Company’s commercialization and the price of the CorPath System relative to consumables, customers that purchase a system in a specific period tend to make up a significant percentage of revenue in that period.

Cost of Revenue: Cost of revenue increased from approximately $1.7 million for the nine months ended September 30, 2013 to approximately $3.2 million for the nine months ended September 30, 2014. Cost of revenue represents the cost of materials for the CorPath 200 System and cassettes, as well as labor and overhead at Corindus’ production facility. At the Company’s current volumes, our cost to manufacture the CorPath 200 system is approximately $0.1 million and the cost to manufacture cassettes averages approximately $1 thousand per cassette. We expect these costs to decrease as we obtain economies of scale with respect to purchasing and production and continue to incorporate design enhancements. The increase in cost of revenues in 2014 reflects increased material costs associated with sales as well as additional labor and overhead costs.

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Gross Loss: Gross loss decreased from approximately $1.1 million for the nine months ended September 30, 2013 to approximately $0.9 million for the nine months ended September 30, 2014. We have not generated enough sales volume of CorPath 200 Systems to offset the costs of our production facility and therefore, have generated a gross loss. We expect our gross margin (loss) to continue to fluctuate due to the timing and volume of product shipments and the related levels of utilized or underutilized production capacity.

Research and Development: Research and development expenses increased from approximately $3.2 million for the nine months ended September 30, 2013 to approximately $4.9 million for the nine months ended September 30, 2014 due to investments in the development of the next generation CorPath 200 System through a combination of additional employees and outsourced contractor services.

General and Administrative: General and administrative expenses increased from approximately $1.9 million for the nine months ended September 30, 2013 to approximately $3.6 million for the nine months ended September 30, 2014 due primarily to legal expense associated with a financing arrangement which was not completed earlier in the year as well as legal and accounting and auditing fees in the amount of $1.1 million associated with the Acquisition transaction which occurred in August 2014. We expect to incur incremental costs of approximately $1.0 million annually to operate as a publicly-traded company.

Sales and Marketing: Sales and marketing expense increased from approximately $3.6 million for the nine months ended September 30, 2013 to approximately $5.9 million for the nine months ended September 30, 2014 due to the expansion of the direct sales force as well as strategic marketing investments.

Restructuring Charge: We recorded a restructuring charge for the nine months ended September 30, 2014 of approximately $0.2 million due to a reduction in the general workforce as a result of a cost control initiative while we pursued financing alternatives.

Other Income (Expense): Other income, net, increased approximately $2.5 million for the nine months ended September 30, 2014 over the nine months ended September 30, 2013 due primarily to the revaluation of the warrant based on the increase in value of the underlying Preferred Stock, as well as additional interest expense incurred related to our borrowing arrangement in 2014. The warrants to purchase shares of Series A, D and E Redeemable Convertible Preferred Stock were converted into warrants to purchase shares of Common Stock as a result of the Acquisition and therefore no additional mark to market adjustments are required.

Income Taxes: We have not recorded any benefit related to operating losses due to uncertainty about future taxable income.

Net Loss and Comprehensive Loss: Net loss and comprehensive loss increased from approximately $10.0 million for the nine months ended September 30, 2013 to approximately $18.0 million for the nine months ended September 30, 2014 due to the factors noted above.

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Discussion of Year Ended December 31, 2012 compared to Year Ended December 31, 2013

	Year Ended December 31,
(In thousands)	2012	2013

Revenue	$202	$896
Cost of revenue	833	2,430
Gross loss	(631)	(1,534)

Operating expenses:
Research and development	4,171	4,793
General and administrative	2,433	2,545
Sales and marketing	2,070	5,676
Restructuring charges	—	—
Total operating expenses	8,674	13,014

Operating loss	(9,305)	(14,548)

Other income (expenses):
Warrant revaluation	(392)	(171)
Interest and other income	6	28
Total other expenses, net	(386)	(143)

Net loss and comprehensive loss	$(9,691)	(14,691)

Years ended December 31, 2012 and 2013

Revenue: Revenue increased from approximately $0.2 million in 2012 to approximately $0.9 million in 2013. This revenue increasse was due primarily to an increase in system sales from approximately $0.2 million during our first five months of commercialization in 2012 to approximately $0.7 million during 2013 as market awareness of our product increased. We sold two systems in 2012 and six systems in 2013 and our average selling price increased by 20.0% from 2012 to 2013. The volume and average price of our cassettes and accessories increased by 348 units and 6.8% from 2012 to 2013. The sales of our cassettes and accessories increased from $9 thousand in 2012 to $0.2 million in 2013 due to a larger installed base. Revenues from our CorPath utilization agreements represented 0% and 18.8%, in 2012 and 2013 respectively, of our total revenues from the sale of consumables.

Philips, as the Company’s sole distributor until August 2014 (although the Company began also selling directly to customers in November of 2013) is a customer that constituted a substantial portion of the Company’s revenues. Philips accounted for approximately 94%, and 71% of the Company’s revenues in 2012 and 2013, respectively.

Given the relatively small number of customers due to the early stage of the Company’s commercialization and the price of the CorPath System relative to consumables, customers that purchase a system in a specific period tend to make up a significant percentage of revenue in that period.

Cost of Revenue: Cost of revenue increased from approximately $0.8 million in 2012 to approximately $2.4 million in 2013. Cost of revenue represents the cost of materials for the CorPath 200 System and cassettes, as well as labor and overhead at our production facility. At the Company’s current volumes, our cost to manufacture the CorPath 200 system is approximately $0.1 million and the cost to manufacture cassettes averages approximately $1 thousand per cassette. We expect these costs to decrease as we obtain economies of scale with respect to purchasing and production and continue to incorporate design enhancements. The increase in cost of revenues in 2013 is due primarily to increased sales as well as additional labor and overhead costs, including increased production space obtained in 2013 in anticipation of expected sales growth.

Gross Loss: Gross loss increased from approximately $0.6 million in 2012 to approximately $1.5 million in 2013. Corindus has not generated enough sales volume of CorPath 200 Systems to meet the costs of our production facility and therefore, has generated a gross loss on the sale of our products.

Research and Development: Research and development expense increased from approximately $4.2 million in 2012 to approximately $4.8 million in 2013 due to investments in the development for the next generation CorPath 200 Systems through a combination of additional employees and outsourced contractor services.

General and Administrative: General and administrative expense increased from approximately $2.4 million in 2012 to approximately $2.5 million in 2013 due to the upgrade to a new ERP software platform. We expect to incur incremental costs of approximately $1.0 million annually for the cost of operating as a public registrant.

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Sales and Marketing: Sales and marketing expense increased from approximately $2.1 million in 2012 to approximately $5.7 million in 2013 due to the expansion of our direct sales force as well as marketing investments.

Other Income (Expense): Other expense decreased from approximately $0.4 million in 2012 to approximately $0.1 million in 2013 due to a change in the fair value of the warrant which was driven by the decrease in fair value of the underlying redeemable convertible preferred stock into which the warrants are exercisable.

Income Taxes: Corindus, Inc. has not recorded any benefit related to its operating losses due to uncertainty about its future taxable income.

Net Loss and Comprehensive Loss: The net loss and comprehensive loss of Corindus Inc. increased from approximately $9.7 million in 2012 to approximately $14.7 million in 2013 due to the factors noted above.

Liquidity and Capital Resources

Corindus, Inc. began its medical device business in 2002 and began selling FDA-cleared robotic medical devices in 2012. Our management does not contemplate attaining profitable operations until 2017, nor is there any assurance that such an operating level can ever be achieved. Since inception, we have financed our operations primarily through private sales of Common Stock and borrowing arrangements totaling approximately $102.0 million, as well as limited revenues from the sale of our products.

As of September 30, 2014, we had an accumulated deficit of approximately $78.3 million and had limited amounts of available liquidity. As we continue to incur losses, transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until doing so, it will be necessary for us to attempt to raise additional capital, which may not be available or available on terms acceptable to us.

On June 11, 2014, Corindus, Inc. entered into a Loan and Security Agreement pursuant to which the lender agreed to make available to Corindus, Inc. $10 million in the aggregate under two $5 million secured promissory notes. The initial note was made on June 11, 2014 in an aggregate principal amount of $5 million (the “Initial Promissory Note”) and is repayable over a term of 27 months beginning on July 1, 2015, following a twelve month interest-only period beginning on July 1, 2014. The Initial Promissory Note bears interest at a rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Wall Street Journal Prime Rate, less 3.25%. Pursuant to the terms of the Loan and Security Agreement, an additional $5 million is available to us until December 31, 2014 upon our completion of a qualified private placement which we closed in September 2014. No amounts have been drawn to date on the additional $5 million borrowing capacity. The Loan and Security Agreement also contains, among other things, covenants which include certain restrictions with respect to subsequent indebtedness, liens, loans and investments, financial reporting obligations, asset sales, share repurchase and other restricted payments, subject to certain exceptions.

At September 30, 2014, we had approximately $29.5 million of cash and cash equivalents, compared to approximately $9.8 million and approximately $25.5 million at December 31, 2013 and 2012, respectively. Cash equivalents are comprised of highly liquid money market accounts.

In connection with the Acquisition transaction, we issued one million shares of our Common Stock in exchange for $2.0 million of cash proceeds.

On September 12, 2014, we entered into the Purchase Agreement with multiple investors relating to the issuance and sale of shares of our Common Stock in a private placement. At the closing of the private placement on September 18, 2014, we sold an aggregate of 10,666,570 shares of Common Stock at $2.50 per share (the “Shares”), for an aggregate purchase price of $26.7 million or net proceeds of $25.5 million. We plan to use the net proceeds for sales and marketing, research and development, and general corporate purposes.

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Pursuant to the Purchase Agreement, we agreed to use our best efforts to effect the registration of the Shares within a certain period of time. If the registration statement does not become effective within 90 days (or 120 days if reviewed by the SEC) of the initial filing, or ceases to be effective, or the investors are otherwise not permitted to utilize the prospectus in such registration statement to resell the Shares in accordance with the terms of the Purchase Agreement, we agreed, among other things, to pay to the investors 1.50% of each investor’s aggregate purchase price of the Shares for each 30-day period that the registration statement is not effective, up to a maximum of 10.0% of such aggregate purchase price.

We believe that our working capital of $28.5 million at September 30, 2014, and the additional borrowings of $5.0 million available to us under the Loan and Security Agreement completed in June 2014 will provide us the liquidity to meet our operating needs for the next 12 months.

In summary, our cash flows were:

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands)	2012	2013	2013	2014
			(unaudited)

Net cash used in operating activities	$(9,767)	$(15,303)	$(10,029)	$(12,808)
Net cash used in investing activities	$(613)	$(378)	$(373)	$(48)
Net cash provided by (used in) financing activities	$33,415	$(10)	$(10)	$32,531

Operating Activities: Operating activities used cash of approximately $9.8 million in 2012 and approximately $15.3 million in 2013. The approximately $5.5 million increase in the use of cash was primarily due to the increased net loss of approximately $5.0 million from 2012 to 2013 due primarily to the investment of approximately $3.6 million in sales and marketing efforts as well as increased research and development costs. The net changes in working capital resulted in the additional use of cash in 2013 due primarily to increased levels of inventories in anticipation of expected demand offset by reductions in prepaid expenses, deposits, and an increase in accrued expenses.

Operating activities used cash of approximately $12.8 million for the nine months ended September 30, 2014 compared to $10.0 million for the nine months ended September 30, 2013. The approximate $2.8 million increase in the use of cash was due primarily to the increase in net loss, exclusive of the non-cash warrant revaluation, which was due to increased research and development and sales and marketing costs to expand the business, offset partially by favorable changes in working capital, including reduced inventory levels as well as an increase in accounts payable due to the timing of payments.

Investing Activities: Investing activities included the purchase of property and equipment in the aggregate amount of approximately $0.6 million in 2012 and approximately $0.4 million in 2013. The investments were primarily in software for ERP infrastructure and field and demonstration equipment.

Investing activities included the purchase of property and equipment in the aggregate amount of approximately $48 thousand for the nine months ended September 30, 2014 and approximately $0.4 million for the nine months ended September 30, 2013. The decrease was due to fewer required capital investments during the first nine months of 2014. We expect our capital expenditures for the remainder of 2014 to be approximately $0.5 million.

Financing Activities: Financing activities generated cash proceeds of approximately $33.4 million in 2012 compared to approximately $10 thousand of cash used in financing activities in 2013. In conjunction with two separate equity transactions completed in 2012, Corindus, Inc. issued 4,019,782 and 22,431,483 shares of Common Stock for $5.0 million and approximately $28.5 million of net proceeds, respectively. During 2013, Corindus, Inc. incurred approximately $10 thousand of offering costs related to a Common Stock issuance.

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For the nine months ended September 30, 2014, Corindus, Inc. issued shares of Common Stock in exchange for net proceeds of approximately $27.5 million in connection with the sale of shares to a private investor as well as a private placement of public equity. Corindus, Inc. also borrowed approximately $4.9 million, net of discounts, under a term loan arrangement. For the nine months ended September 30, 2013, Corindus, Inc. incurred approximately $10 thousand of offering costs related to the issuance of our previously issued preferred stock.

Outlook

Over the next 12 months, we intend to expand our sales force by hiring additional team members including RSMs, CAMs and management. Our sales force currently focuses on hospitals, which have cath labs, to sell our robotic medical device. We believe that a combination of factors, including (i) our increasing the installed base of CorPath 200 Systems, customer access and awareness across the U.S. market, (ii) the increasing clinical data being published and presented about the effectiveness of the CorPath 200 System in clinical use, (iii) the increasing concerns and publications regarding occupational hazards of working in the cath lab and (iv) our larger sales force footprint to create a broader customer reach, smaller sales territories and a more efficient sales force, will enable us to continue to drive substantial growth of both new CorPath 200 System sales and CorPath cassette sales.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Effects of Inflation

During the periods for which financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09 – Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes most of the existing guidance on revenue recognition in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In applying the revenue model to contracts within its scope, an entity will need to (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU No. 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU allows for either full retrospective adoption, where the standard is applied to all of the periods presented, or modified retrospective adoption, where the standard is applied only to the most current period presented in the financial statements. We are currently assessing the impact of this standard to our consolidated financial statements.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

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Contractual Obligations and Commitments

The following table summarizes our contractual obligations at December 31, 2013 and the effects such obligations are expected to have on our liquidity and cash flows in future periods.

Contractual Obligations(1) (In thousands)	Total	2014	2015 through 2016	2017 through 2018	2019 and After
Operating lease obligations	$2,315	$547	$1,133	$635	$—
Total contractual obligations	$2,315	$547	$1,133	$635	$—

(1)	Does not include borrowings of $5.0 million obtained in June 2014, which are due over a term of 27 months beginning on July 1, 2015, subsequent to a 12-month, interest-only period beginning on July 1, 2014.

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BUSINESS

Corporate Overview and History of Corindus, Inc.

Our Company was incorporated under the laws of the State of Nevada on May 4, 2011 under the name “Your Internet Defender Inc.”

On June 30, 2014, Susan Coyne purchased 31,119,200 shares of the Company’s Common Stock from Lisa Grossman and Gabriel Solomon, then serving as officers and directors of the Company, and certain other stockholders of the Company in a private transaction. Such purchase by Ms. Coyne represented 59.8% of the Company’s then outstanding Common Stock and constituted a change in control of the Company. In conjunction with the foregoing change in control, Leah Hein was appointed as the Company’s sole officer and director and the Company accepted the resignations of Mrs. Grossman (as President and direcotr) and Mr. Solomon (as Secretary and Treasurer).

On August 12, 2014, we closed (the “Closing”) a reverse acquisition transaction (the “Acquisition”) in which we issued an aggregate of 73,360,287 shares of our Common Stock for 100% of the outstanding shares of Corindus, Inc., a Delaware corporation. Corindus Security Corporation, a Delaware corporation, was acquired in conjunction with the Acquisition pursuant to an Interest Transfer Agreement entered into between Corindus, Inc. and the Company. The Acquisition resulted in a change in control of the Company with the former shareholders of Corindus, Inc. owning collectively 80% of the Company (on a fully diluted basis and after accounting for the repurchase of 31,143,700 shares of the Company’s Common Stock in conjunction with the Acquisition). As a result of the Acquisition, Corindus, Inc. and Corindus Security Corporation became our wholly owned subsidiaries. In connection with the Closing, the assets of our pre-Acquisition business were transferred to Lisa Grossman, then a former director, officer and shareholder of the Company, as repayment of outstanding indebtedness of the Company according to the terms of an existing promissory note issued to Mrs. Grossman on June 30, 2014 (the “Grossman Note”). Pursuant to a Spin-Out Agreement entered into in conjunction with the Acquisition, the assets of the Company’s former business were transferred to Mrs. Grossman as repayment for the Grossman Note immediately after the Acquisition. Immediately after the Closing, and pursuant to the terms of the Acquisition Agreement, a majority shareholder of the Company prior to the Acquisition and another shareholder sold an aggregate of 31,143,700 shares of the Company’s Common Stock to the Company at par value (or an aggregate of $3,114) and such shares were immediately canceled and returned to the authorized but unissued shares of the Company. In conjunction with the Acquisition, Corindus Inc.’s Board of Directors and management became the Board of Directors and management of the Company and Ms. Hein resigned as a director and officer of the Company. Immediately following the Closing, the business of Corindus, Inc. became our sole focus and we subsequently changed our name to “Corindus Vascular Robotics, Inc.”

Through our wholly-owned subsidiary, Corindus, Inc., we design, manufacture and sell precision vascular robotic-assisted systems for use in interventional vascular procedures. Our first and current product, the CorPath 200 System, is the only FDA-cleared vascular robotic system to bring precision and accuracy to stent placement in PCI procedures. While we are initially cleared for and are targeting PCI procedures, we believe our technology platform has the capability to be developed for other segments of the vascular market in the future, including peripheral vascular, neurointerventional and other more complex cardiac interventions such as structural heart. As of September 30, 2014, we have installed 20 CorPath Systems in hospitals in the U.S. and two outside of the U.S.

PCI History and Development; Occupational Hazards of Catheterization Labs

Percutaneous coronary intervention (“PCI”), sometimes known as coronary angioplasty, is a non-surgical technique used to open stenotic (narrowed or blocked) coronary arteries found in coronary artery disease. Coronary arteries supply the heart muscle with blood. PCI requires the use of a cardiac catheterization suite (sometimes called a cath lab) with special equipment, x-ray capability and trained personnel. Usually, access to the patient’s heart and major blood vessels is obtained percutaneously through the femoral artery in the groin area. The artery is punctured through the skin with a special needle. Under x-ray guidance, a guide catheter is introduced through the femoral artery up to the aorta (large artery from the heart) and then gently advanced into the blocked coronary artery. The catheter and its devices are passed through the inside of the artery back into an area of coronary artery narrowing or blockage. At the leading tip of this catheter, several different devices such as a balloon, stent, or cutting device can be deployed. A balloon is used to open the coronary artery and restore blood flow. Usually at that time, a stent (a mesh-like tube that holds open the artery) is placed to maintain good blood flow through the damaged area.

PCI is the single highest volume vascular intervention with more than 2.5 million procedures performed on a global basis annually. PCI can be used to relieve or reduce angina, prevent heart attacks and alleviate congestive heart failure, and allows some patients to avoid open heart surgery which often involves extensive surgery and a long rehabilitation period.

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The first PCI procedure, then known as percutaneous transluminal coronary angioplasty, was performed in Zurich in September 1977 by Andreas Gruentzig, a Swiss radiologist. The early procedures had limited success due to risks associated with the use of large guide catheters that could easily rupture the vessel, no availability of guidewires and large balloon catheters with low burst pressure points. From 1977 to 1986, guide catheters, guidewires and balloon catheter technology were improved, with slimmer profiles and increased tolerance to higher inflation pressure. Stents, first introduced in 1986, are now used in most coronary interventions. The utility of stents has substantially increased procedural safety and success, thus significantly reducing the need for emergency coronary artery bypass surgery.

While there has been significant innovation in the devices and diagnostic tools used in interventional cardiology procedures, the way the manual procedures are performed by physicians has remained virtually unchanged since the first procedure by Dr. Gruentzig over 35 years ago. In order to perform the procedure, a physician stands by the patient who is laying on the cath lab table. The physician must wear cumbersome and heavy protective apparel containing lead to block exposure from the ionizing radiation of x-rays used in the procedure and therefore combat its well-documented effects. Already under bodily strain, the physician must deliver constant x-ray exposures to view the different vessels, which provides visual guidance for manual manipulation of interventional devices inside the patient’s heart. In addition to these physical demands, the current manual methods of performing PCI procedures make it difficult for physicians to visualize and estimate the length of the blocked lesion that requires the treatment, which often leads to improper device selection and poor placement accuracy.

Interventional cardiologists who perform vascular interventional procedures face life-threatening risks from excessive radiation exposure, suffer significant occupational hazards and must overcome procedural challenges when performing traditional coronary interventions. The chronic ionizing x-ray radiation exposure to the physician’s eyes associated with traditional PCI can cause posterior lens opacities, early cataracts and cancer malignancies. Orthopedic injuries from standing for long periods of time while wearing heavy radiation protection are also common, as are chronic pain complaints and missed physician workdays. In light of these risks, several professional societies and governmental agencies worldwide have called for reductions in radiation to improve catheterization laboratory safety.

Research shows that interventional cardiologists experience the highest levels of radiation exposure of any medical professional, which leads to increased risk for cancer and cataract formation in addition to increased levels of orthopedic strain from the use of heavy protective garments required to block such exposure. In a study of 36 physicians (of which 28 were interventional cardiologists), with brain tumors potentially linked to radiation exposure over their career, 86% were left-sided tumors, indicating a correlation with the physician’s position at the cath lab table. Additionally, in a survey of interventional cardiologists conducted by the Society for Cardiovascular Angiography and Interventions, 42% reported spine problems (compared to the average rate in the general population of 2.3%), 28% reported hip, knee or ankle problems and 33% were limited in their practices by these problems. Many hospitals will not allow female interventional cardiologists to practice during pregnancy while others require them to wear lead protective gear with twice the typical thickness to protect from radiation exposure.

We believe that the future of interventional procedures, where the physician sits inside the cath lab within a protective lead-shielded cockpit, will be greatly improved through the use of advanced robotic tools that provide (i) enhanced safety for the catheterization lab staff relative to radiation exposure, (ii) improved patient procedures through advanced precision, dexterity and visualization for the physician and (iii) an economically compelling solution for the hospital. As a medical device company, we are pioneering the use of precision vascular robotics to achieve these goals and to improve the way that minimally invasive vascular interventions are performed.

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Our Precision Robotics System

We design, manufacture and sell CorPath precision vascular robotic-assisted systems for use in interventional vascular procedures. Our first and current product, the CorPath 200 System, brings the precision and accuracy of the only FDA-cleared vascular robotic system to facilitate stent placement for PCI procedures performed in an interventional cath lab in which the physician uses a control panel console located within an interventional cockpit to measure, manipulate, and advance devices with robotic precision. While we are initially approved for and are targeting PCI procedures, our technology platform has the capability to be developed to address many segments of the vascular market in the future, including peripheral, vascular, neurointerventional and other more complex cardiac interventions such as structural heart.

The CorPath System enables the precise, robotic-assisted control of coronary guidewires and balloon/stent devices from the safety of a radiation-protected, interventional cockpit. The CorPath System consists of two components: a bedside unit and an interventional cockpit. The radiation-shielded cockpit features a simple-to-use console to precisely control the movement of guidewires and balloon/stent catheters. Using joysticks and touch-screen controls, the physician is able to measure lengths of portions of anatomy to help in selecting the appropriate stent. At the bedside, the CorPath robotic drive and single-use cassette translate the physician’s commands into precise movements and manipulations of the coronary stents and catheters. The cassette provides a single-use sterile interface with standard PCI guidewires and devices. The CorPath System empowers physicians with precise sub-millimeter measurement and 1mm advancement accuracy. By optimizing stent selection and positioning, the CorPath System enables the deliberate advancement of devices, provides the ability to lock the guidewire and balloon/stent in place during device deployment and helps to ensure that there are no unintended wire/device movements during the procedure.

The CorPath 200 System allows the interventional cardiologist to perform the procedure while comfortably seated in a radiation protected cockpit positioned as close as a few feet away from the patient. Our radiation shielded cockpit provides a reduction in radiation exposure for the primary operator as compared to levels found at the traditional table position for manual procedures. The PRECISE (Percutaneous Robotically-Enhanced Coronary Intervention study published in the Journal of American College of Cardiology Journal) study demonstrated a 95% reduction in radiation exposure to the primary operator. The cockpit allows the physician to control the procedure while seated in an ergonomic and comfortable position outside of the radiation field without the need for heavy protective wear. The CorPath System also provides physicians with up close visualization of the procedure through the eye-level placement of monitors in the cockpit. These improvements can greatly reduce physician fatigue and could potentially extend a physician’s medical career. A photo of the CorPath 200 System appears below.

The CorPath 200 System

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Overview of Industry and Market

Vascular Market

We developed vascular robotic technology to provide physicians with protection from the occupational hazards of the cath lab and to provide robotic precision while executing vascular procedures. Our initial indication is for PCI procedures; however, our technology can be applied to various vascular clinical applications and markets and we may decide to expand to include the peripheral, vascular, neurointerventional and structural heart markets in the future as described below.

Coronary Market (PCI)

Our current target market is all cardiac cath labs in the U.S. It is estimated that there are more than 3,250 cath lab rooms in the U.S. performing PCI procedures, which we estimate represents 40% of the global market of more than 8,000 PCI cath lab rooms. There are over 2 million PCI procedures performed worldwide each year and approximately 940,000 performed each year in the U.S. The portion of the U.S. cath lab rooms that will qualify as customers likely to purchase our product is difficult to ascertain because customer qualification is determined by the Company’s sales team on a case-by-case basis, and is somewhat subjective based on the priorities of each individual facility. Cath lab patient volume has decreased over the past several years which has led to increased competition for patients.

Peripheral Vascular Market

Approximately 1.7 million peripheral vascular procedures are performed worldwide (approximately 40% of those in the U.S.) and the annual procedure volumes are expected to grow to over 2.3 million procedures worldwide by 2018. While some peripheral procedures are conducted in cath labs that also conduct PCI procedures, it is estimated that there are over 3,500 non-PCI peripheral vascular labs worldwide which represent incremental CorPath System placement opportunities beyond PCI.

Neurointerventional Market

It is estimated that 395,000 neurointerventional procedures are performed each year; 160,000 in the U.S. and 235,000 internationally, growing to an estimated 720,000 procedures in 2018. The number of incremental, dedicated system sales opportunities based on number of labs is over 400 labs with 40% in the U.S. and 60% outside the U.S. (“OUS”).

Structural Heart Market

The number of structural heart procedures has been growing and is expected to continue to grow significantly with an estimated 40,000 worldwide procedures annually (25% U.S., 75% OUS) growing to an estimated 120,000 annual structural heart procedures by the year 2018.

Our Business Model

Our business model involves the sale of a durable robotic system and a repeat consumable. After the sale and installation of the CorPath System in a cath lab, we provide customer support through training and sales of our CorPath single-use cassette which provides a sterile interface with standard PCI guidewires and devices. The CorPath cassette is consumed and replaced for each new patient procedure. The use of the sterile CorPath cassettes represents opportunity for recurring revenue for each PCI procedure using the CorPath System. We sell service contracts providing various levels of ongoing service. Over time, we expect to have follow-on sales related to the CorPath System to offer and install robotic system upgrades that will offer more features and/or new applications.

Our current product line is marketed and sold by our direct sales force team who call on interventional cardiologists, catheterization lab departments and executive administrators in hospitals across the U.S. To drive sales of our CorPath System and our CorPath single-use sterile cassette, we employ two different types of sales representatives in the field. Our Regional Sales Managers (“RSMs”) focus on selling CorPath Systems and our Clinical Account Managers (“CAMs”) focus on clinical training and selling the CorPath cassettes and associated disposable accessories.

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The RSMs are responsible for identifying potential customers for purchasing CorPath Systems in the more than 3,250 cath lab rooms performing PCI in the U.S. The RSMs may sell the CorPath System as a capital sale or through third party financed leasing or rental programs. We have also provided a limited number of strategic CorPath utilization agreements. The RSMs are also responsible for selling service contracts for the CorPath System. The RSMs report directly to our Vice President of Sales and Service and have experience in sales to interventional cath labs. The RSMs are supported by our marketing department who provide them with leads and sales opportunities garnered through direct marketing activities at interventional cardiology conferences, online webinars, regional seminars and trade journal advertising. Our marketing department also provides the RSMs with the sales tools and collaterals to help persuasively convey the value proposition of the CorPath System.

Our CAMs focus their efforts on selling our CorPath single-use sterile cassettes and other associated disposable accessories designed to maintain a sterile environment when using our products in a cath lab. They are responsible for increasing their account sales through new orders and repeat consumable sales within their specific accounts. The CAMs build important relationships throughout the CorPath installed base accounts including the interventional cardiologists, the cath lab technologists, nurses, cath lab directors, schedulers, purchasers and administrators. They are responsible for ongoing training and development of the account to build a successful CorPath robotic program and expand its usage across physicians in the department. The CAMs are also responsible for ensuring purchase orders are obtained and that appropriate inventory levels are maintained on site.

Driving Utilization of the CorPath System

Following the initial sale of a CorPath System to a hospital, we train the primary physicians and cath lab techs responsible for launching the program and then increase the number of cases performed over time. Subsequently, we will expand training to the next group of physicians who use the system. As this is a new technology, we consistently focus our efforts to make sure that the system is well integrated into the customer’s everyday workflow within the cath lab. Dedicated sales and marketing efforts support awareness and use of the CorPath System. Utilization support comes from both encouraging the use of the system within customer accounts as well as providing materials to educate general cardiologists and patients on the availability of the CorPath System at the customer site and in their geographical area.

The CorPath System uses a proprietary single-use sterile cassette, which is the source of recurring revenue as use of the CorPath System continues and increases. After a CorPath System is installed and initial training is complete, we provide ongoing support in order to increase customers’ familiarity with system features and benefits with the goal of increasing usage of the CorPath System.

Service Revenue

One year of customer support and warranty is included with the sale of each CorPath System. Thereafter, we sell service contracts under which we continue to provide support. We anticipate that service beyond the basic warranty will become an increasingly important additional source of revenue.

Our Growth Strategy

Our goal is to ensure that the robotic-assisted procedure becomes the standard of care for interventional procedures by providing unsurpassed protection for cath lab staff and being the leading precision robotic technology for patient procedures. We are working with selected customers around the country to establish CorPath System centers of excellence. These centers allow us to bring prospective customers to visit a hospital and cath lab that has previously installed a CorPath System. The site visit will allow the prospective customer the opportunity to see the system installed and in use. It provides the opportunity to discuss the benefits of the system with the hospital staff including interventional cardiologists, technologists and administrators and view the work flow of the system in real life clinical setting. We have successfully conducted such visits at several sites around the country and will continue to expand in the future.

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We intend to establish our Company and technology as the brand that cares about and supports the physician and cath lab staff by leading the industry in providing solutions that address and remedy their occupational hazards. By promoting safety and providing awareness of occupational hazards in the cath lab, and supporting education about solutions, we will become the preferred source for customers seeking to improve the safety of their operations.

A second prong of our growth strategy is to expand into new clinical segments. In addition to the CorPath System being the premier new standard for PCI procedures, we intend to pursue additional vascular interventional applications for our vascular robotic-assisted technology. Our closest adjacent opportunity is in peripheral vascular procedures performed by interventional cardiologists, vascular surgeons and interventional radiologists. These procedures treat vascular disease in non-coronary areas like the patient’s legs. These procedures are often quite lengthy and they expose physicians to x-ray radiation for extended periods of time. The peripheral vascular procedure market has been growing rapidly and is projected to grow at a CAGR of 5.9%.

Further expansion into neuro-interventional procedures to treat stroke, brain aneurysms and other diseases of the head and neck would allow us to leverage precision robotic-assisted tools into these highly accurate procedures which are very well reimbursed.

Another area of future growth is the emerging market of structural heart procedures. This market segment is experiencing rapid growth due to the advent of new catheter-delivered medical devices that are replacing open surgical procedures. One of the most prominent new devices in this market is the transcatheter aortic valve. The transcatheter aortic valve replacement (“TAVR”) procedure requires very complex integration of a variety of imaging modalities and precise deployment of the device. Our interventional cockpit and robotic-assisted control could potentially provide significant benefits to the execution of TAVR procedures.

Any of these potential applications will require additional clinical trials and various levels of research, engineering, software development, product development, system modifications and regulatory approvals.

An integral part of our growth strategy is to expand commercialization beyond the U.S. marketplace. Opportunities outside of the U.S. represent over 60% of the global procedure volume growing at a rate faster than the U.S. market. We intend to expand into and penetrate these new geographical OUS markets over time by leveraging our product development, clinical research and regulatory approvals gained in the U.S. Our initial OUS target markets include the Middle East, Northern Europe and Japan. Our current CE Mark for the CorPath 200 System will permit an easier entry into European and Middle Eastern markets. The Japanese market will require specific regulatory approval.

Research and Development

We have built a leading research and development (“R&D”) team comprised of experienced medical device engineers and robotics engineers dedicated to the development of sophisticated robotic systems including hardware, software, algorithms, and radiation shielding and sterile devices to assist physicians in the performance of interventional procedures. Our R&D investment will continue to expand the capabilities of our technology to provide more robotic-assisted capabilities for interventional physicians. Additional programs include the expansion into new clinical areas such as peripheral vascular, neurointerventional and structural heart procedures and the ability to manipulate a wider range of devices.

In addition to expanding the capabilities of the CorPath System, we will continue to invest in the design of system manufacturability improvements which will result in a smaller and lower cost system and cassette. The engineering function will use Design for Manufacturability and Assembly (“DFMA”) processes to optimize costs. DFMA is the combination of two methodologies; Design for Manufacture, which means the design for ease of manufacture of the parts that will form a product, and Design for Assembly, which means the design of the product for ease of assembly. DFMA is used as the basis for concurrent engineering studies to provide guidance to the design team in simplifying the product structure to reduce manufacturing and assembly costs and to quantify improvements. DFMA is a component of lean manufacturing.

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Clinical Trials

We are dedicated to continually advancing robotic-assisted PCI through the publication of clinical data supporting the CorPath System’s value and applicability. We are working with several leading institutions to conduct clinical research activities to further collect evidence regarding the applicability and benefits of robotic-assisted PCI. We are committed to collaboration with prominent interventional cardiologists, to build evidence for the benefits of robotic-assisted PCI, as demonstrated by the depth and breadth of our reports, publications and presentations. We intend to continue to pursue opportunities to develop further evidence for the benefits of the CorPath System in practice. The CorPath System is the first and only robotic program specifically designed for interventional cardiologists. An important component to making the CorPath System the standard of care in the cath lab is to capture the clinical experience to demonstrate the clinical benefits and applicability of the CorPath System and the advancement of robotic-assisted procedures.

First in Man Trial

In April 2011, we sponsored the First in Man Trial for the CorPath Robotic-assisted PCI System, which was published in the Journal of the American College of Cardiologists. This clinical study enrolled eight patients with coronary artery disease who required a PCI procedure at the Corbic Research Institute in Envigado, Colombia. All patients were treated for a single de novo coronary lesion up to 25mm in length located in a vessel 2.5-4.0mm in diameter. The procedure was successfully completed in all eight patients utilizing the CorPath System to advance coronary guidewires and perform the intervention; there were no reported device or procedure-related complications or major adverse cardiac events. Operator radiation exposure was 97% lower with the use of the CorPath System in comparison with levels found at the standard table position.

CorPath PRECISE Study

We sponsored the CorPath Percutaneous Robotically-Enhanced Coronary Intervention Study (the “PRECISE Study”) aimed to evaluate the safety and effectiveness of the clinical and technical performance of the CorPath System in the delivery and manipulation of coronary guidewires and stent/balloon devices for use in PCI procedures. We sponsored the PRECISE Study under Investigational Device Exemption (“IDE”) approval from the FDA to obtain 510(k) clearance. The PRECISE Study was a prospective, single-arm, multi-center, non-randomized study of the CorPath System. We enrolled 164 patients who were evaluated at nine clinical sites (eight in the U.S.). The PRECISE Study was conducted under Principal Investigators, Dr. Giora Weisz, MD Associate Professor of Medicine at Columbia University Medical Center and Chairman of Cardiology, Shaare Zedek Medical Center, Jerusalem, Israel, and Dr. Joseph Carrozza, Chief of Cardiovascular Medicine at St. Elizabeth’s Medical Center in Boston. Physicians participating in the study did not receive any direct financial compensation.

Results of the PRECISE Study were published in the April 2013 issue of the Journal of the American College of Cardiology and reported a successful PCI completion with use of the CorPath System in 162 of the 164 cases. In each of the two cases in which the PCI procedure was not completed, the interventionalist left the CorPath cockpit to complete the procedure manually, resulting in an incomplete use of the CorPath System, although in each case the procedure was clinically successful. The average radiation exposure to the cardiovascular interventionalist decreased by 95.2%, compared to levels measured at the location where manual procedures are normally conducted during standard interventions. The overall rate of clinical procedural success was 97.6% with 100% of patients achieving post-procedure stenosis of less than 30% (as evaluated by a Core Laboratory) and 97.6% of patients had an absence of Major Adverse Cardiac Events (“MACE”). The 4 MACE events were cardiac enzyme elevations without symptoms. There were no device related complications.

CorPath PRECISION Registry

We recently launched the PRECISION registry, a multicenter post-market registry for the evaluation of the CorPath System’s effectiveness in PCI procedures. PRECISION aims to collect data on the regular use of the CorPath System. We are interested in learning about the patterns of the CorPath System’s use, safety, and effectiveness from an all-comers’ perspective. The PRECISION registry is being conducted under the leadership of Dr. Weisz. There are currently nine sites participating in the PRECISION registry. Each site achieves approval to participate in the PRECISION registry from their hospital Internal Review Board as part of their regular clinical research approval process. We plan to continue to add new sites, which are capable of clinical research, to the PRECISION registry. Data for the registry is consented, collected and monitored through industry standard clinical research procedures.

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Our Current Product Line

Our flagship and current product, the CorPath 200 System, brings the precision and accuracy of robotic technology to PCI procedures performed in an interventional cath lab. The CorPath 200 System is intended for use in the remote delivery and manipulation of coronary guidewires and rapid exchange balloon/stent catheters during PCI procedures. There is no contraindication for the use of the product in PCI procedures.

The CorPath System enables the precise, robotic-assisted control of coronary guidewires and balloon/stent devices from the safety of a radiation-protected, ergonomic interventional cockpit. The CorPath System consists of two components: a bedside unit and an interventional cockpit. The radiation-shielded cockpit features a simple-to-use control console to precisely control the movement of guidewires and balloon/stent catheters. The bedside unit translates the physician’s commands into precise movements and manipulations of the coronary stents and catheters contained in a single-use cassette. The cassette provides a sterile interface with standard PCI guidewires and devices and is replaced for each new patient procedure.

In July 2012, we received 510(k) clearance for the CorPath system and initiated a limited commercial launch in the U.S. While we are initially targeting PCI procedures, we believe our open platform technology is capable of addressing all segments of the vascular market, including peripheral, vascular, neurointerventional and other more complex cardiac interventions such as structural heart (subject to securing appropriate regulatory approvals).

Products in Development

Our product pipeline is tailored to maximize penetration and adoption of our CorPath System technology while providing the best clinical outcomes to our customers and their patients. Our vision for the future is to provide physicians with a complete tool box to robotically perform any interventional procedure desired. We are seeking to expand our penetration within PCI to more complex cases. As we see robotics as the center of the lab, we will continue to integrate other technologies into our robotic system to enable a complete solution for physicians. In order to accomplish this goal, we may investigate proprietary devices, imaging integration and electronic medical record integration while continuing to optimize the workflow in the lab and the remote program we have launched.

Installed CorPath Systems and Backlog

As of September 30, 2014, there were 20 CorPath Systems installed in hospitals across the U.S. and two installed at international locations. Physicians and their teams in these locations have received training and procedures are currently being performed. Currently these sites have between one to three primary physician CorPath users. CAMs visit installed sites regularly to support current users and also to expand usage to new targeted users.

Intellectual Property

Our success depends, in part, on our ability to obtain patents, maintain trade secret protection, and operate without infringing the proprietary rights of others. Our intellectual property (“IP”) portfolio covers aspects of our CorPath System and cassettes, as well as other technology that we have under development, and is one of the means by which we attempt to protect our competitive position. We rely primarily on a combination of knowhow, trade secrets, patents, trademarks, and contractual restrictions to protect our products and to maintain our competitive position. We are diligently seeking ways to protect our intellectual property through various legal mechanisms in relevant jurisdictions.

Our researchers and engineers work closely to protect their inventions and intellectual property with patents issued around the world. We believe that we are building an extensive intellectual property portfolio to protect the fundamental scope of our technology, including our robotic technology, navigational methods, procedures, systems and consumable devices.

We own a total of 30 patents and have over 48 pending patent applications. Of these, we had 14 issued U.S. patents and 33 pending U.S. patent applications and 16 granted foreign patents and 16 pending foreign applications. The granted patents are in France, Germany, Italy, Israel, the Netherlands and the United Kingdom. The pending applications are in Europe (through applications filed in the European Patent Office), India and Japan. Additionally, there are four Patent Cooperation Treaty, or PCT, applications pending. Our granted patents begin expiring in 2018 and expire through 2030.

Our patents cover, among other things, technology related to robotic control of interventional devices, the control of the CorPath system, including, but not limited to, the CorPath graphical and user interface, function and design of the cassette, image-guided navigation for catheter-based interventions, measurement of the length of a structure and radiation protected work stations.

Our pending applications cover, among other things, technology related to robotic control of interventional devices, the control of the CorPath system, including, but not limited to, the CorPath graphical and user interface, function of the cassette, image-guided navigation for catheter-based interventions, measurement of the length of a structure and radiation protected work stations.

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In addition to our existing patent coverage, we continue to invest in product development and new IP to further enhance the capabilities of the CorPath System for PCI and other vascular applications. Relative to our current and future portfolio, we believe it will be costly and technically difficult to reverse engineer our products.

We intend to actively protect our intellectual property with patents, trademarks, trade secrets, or other legal avenues for the protection of intellectual property. We intend to aggressively prosecute, enforce, and defend our patents, trademarks, and proprietary technology. The loss, by expiration or otherwise, of any one patent may have a material effect on our business. Defense and enforcement of our intellectual property rights can be expensive and time consuming, even if the outcome is favorable to us. It is possible that the patents issued or licensed to us will be successfully challenged, that a court may find that we are infringing on validly issued patents of third parties, or that we may have to alter or discontinue the development of our products or pay licensing fees to take into account patent rights of third parties.

We hold four U.S. trademark registrations and have two pending trademark applications including the trademark for our CorPath ® to cover our flagship product. Issuance of a federally registered trademark creates a rebuttable presumption of ownership of the mark; however, it is subject to challenge by others claiming first use in the mark in some or all of the areas in which it is used. Federally registered trademarks have a perpetual life as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage.

We believe our patents and trademarks are valuable and provide us certain benefits in marketing our products.

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Sales and Marketing

We market, sell and support our products in the U.S. through our direct sales force of RSMs with support from our CAMs who provide training and clinical support to our customers. Our direct sales force is the primary distribution channel for CorPath System sales.

We have a direct sales force, clinical sales and support team, and headquarters-based marketing team. Our sales and marketing program includes two important steps: selling CorPath Systems to the customer and then leveraging our installed base of systems to drive recurring sales of cassettes and service.

Sales targeting is based on segmentation to identify customers who are likely to purchase and utilize the CorPath System and customers who are likely to be influencers in their region which will help fuel further growth. We believe customers who are likely to purchase our product meet a critical criteria profile including: (i) an awareness of the dangers faced by interventional cardiologists due to radiation in the cath lab, (ii) a practice volume large enough to economically support the CorPath System, (iii) hospital financial health that allows for the capital or operational expenditure for a CorPath System and (iv) regional competitiveness that demands the implementation of new technology. All hospitals with cath lab rooms that perform PCI procedures are potential customers for a CorPath System. The portion of the approximately 3,250 cath lab rooms in the U.S. that will qualify as customers likely to purchase a CorPath System is difficult to ascertain because customer qualification is determined by the Company’s sales team on a case-by-case basis and is somewhat subjective based on the priorities of each individual physician and hospital facility.

Our sales effort begins with the interest of an influential physician; therefore, our marketing efforts are primarily directed toward interventional cardiologists. Our primary marketing objective is to raise awareness about the CorPath System and its features and benefits among our target customers.

Marketing awareness activities target two strategies:

1)	General awareness – build knowledge and understanding of the value that the CorPath System brings to the cardiology community, focused initially on awareness from interventional cardiologists; and

2)	Targeted awareness – using data analysis to identify a target segment of customers (hospitals and physicians) for additional marketing and sales focus.

Physician Benefits

The cath lab is a hazardous work environment where interventional cardiologists are exposed to radiation on a daily basis. Physicians face two significant risks in the cath lab: damaging radiation exposure despite the use of heavy lead protective aprons and orthopedic strain due to wearing such protective garments while working in ergonomically compromising positions. The International Agency for Research on Cancer (part of the World Health Organization) together with the U.S. Environmental Protection Agency independently recognize that ionizing radiation, such as x–rays, can cause cancer and have classified such radiation as a “known carcinogen.” The primary method recommended to partially protect oneself from radiation exposure in the cath lab environment entails wearing more than 20 pounds of lead while leaning over a patient’s table which leads to interventionalist disc disease of the spine as well as reported increases in knee hip and neck injuries. Our CorPath System can limit these risks as evidenced by the results from our PRECISE Study which demonstrated a 95% reduction in exposure to radiation obviating the need to wear lead during the procedure.

Clinical Benefits for Patients

Although more than 940,000 PCI procedures are performed annually in the U.S. interventionalists continue to face challenges of poorly selected and/or misplaced stents. Currently, PCI procedures are performed by interventional cardiologists who use their expertise and historical procedural experience to approximate lesion length using techniques of subjective visual estimation and tactile feel to position the stent. Published data from the Impact of Stent Deployment Procedural Factors on Long-Term Effectiveness and Safety of Sirolimus-Eluting Stents (STLLR) trial, a study designed to specifically examine PCI stent placement accuracy, shows that nearly 50% of coronary stent placements are not accurately positioned within the lesion using this technique. The clinical impact of longitudinal geographic miss includes complications such as re-occlusion requiring repeat intervention. The CorPath System presents a new option to interventional cardiologists enabling them to optimize clinical outcomes by providing technology that allows enhanced visualization, precise anatomical measurement and improved control for optimal stent positioning. Using the CorPath System, physicians can (i) consistently measure the anatomy with sub-millimeter accuracy, helping them to choose the correct stent for each patient, (ii) move the guidewire straight into the vessel at the proper angle potentially leading to a shortened procedure for the patient, (iii) view an enhanced, close-up view of the patient’s vessels and arteries for the entire procedure and (iv) lock the guidewire and balloon/stent in place during device deployment helping to ensure no unintended wire/device movements during the procedure which could adversely affect the patient.

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Hospital Benefits

Hospitals face increasing pressure to maintain or grow cath lab procedure volumes. By offering a differentiated service, such as robotic-assisted PCI, we can help a facility grow its business. As demonstrated with robotic surgery, hospitals that adopt and promote the technology can benefit in the form of additional patients and procedures.

Target Customers

The Interventional Cardiologist

The physician is a key decision maker in the evaluation and adoption of new technologies in the interventional cath lab. There are approximately 5,200 active interventional cardiologists in the United States who perform more than 940,000 PCI procedures per year. Interventional cardiologists tend to incorporate technology into their practice and are very focused on products that improve patient care and/or clinical outcomes. Additionally, interventional cardiologists experience unique risk from their work environment as they face the largest exposure to radiation of any medical professionals. To offset this risk, interventionalists wear heavy lead protection which exposes them to a higher risk of orthopedic injuries and resulting pain. As such, physician messaging will focus on the ability of robotic-assisted PCI to improve procedures that can lead to better clinical outcomes and the protection from radiation and orthopedic issues.

The CorPath System allows physicians to measure anatomy with sub-millimeter accuracy and manipulate the interventional device in 1mm increments and with precise 30-degree rotational movements. The capability to accurately control and deliver treatment, using a wire and stent of their choice, allows physicians to optimize their PCI procedures and potentially provide better clinical outcomes for their patients. Specifically, the additional precision can potentially minimize longitudinal geographic miss which has been demonstrated to correlate to a 2.3 times greater chance of needing to revascularize the target vessel in the first year post procedure.

In addition, because physician safety is a growing concern (e.g., studies have shown an increased presence of left-sided brain tumors due to occupational radiation exposure) the ability of the CorPath System to reduce the level of occupational radiation will continue to be a key marketing message. The safety aspect of the device may be a key selling feature as more physicians become employed by healthcare groups which will need to address these concerns to avoid potential workers’ compensation and reduce insurance costs.

The Hospital Administrator

In this era of economic pressure, purchasing decisions by hospitals must be carefully evaluated to ensure an associated cost benefit. In the case of our products, hospital administrators must be convinced of both the clinical benefit and the economic benefit of having procedures performed using the CorPath System.

Cath lab patient volume has decreased over the past several years which has led to increased competition for patients. Recent data has shown that sites that adopt robotic-assisted surgical procedures, such as prostatectomy, have been able to attract increased patient volumes. Similarly, by using the CorPath System to promote technological leadership in the field of advanced robotics, hospitals can more easily attract and retain physicians while also increasing patient volume.

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Customers using our Comprehensive Continuity Support have access to a valuable CorPath Hospital Marketing Program package. This broad based tool kit is designed to assist our customer hospitals in launching a CorPath Vascular Robotic Program using the development of a robotic-assisted program as a tool to market the hospital’s quality and commitment to patient care and innovation. The kit contains both the programmatic and content elements designed to (i) plan, initiate, and execute public relations and outreach campaigns, (ii) influence and change referral patterns to improve market share in the hospital’s catchment area, (iii) promote the benefits of our innovative robotic technology to hospital personnel and patients, and (iv) develop substantial community awareness of the technology and the physicians employing it.

Product Acquisition Models

Our typical hospital customer purchases the CorPath System through the hospital’s capital equipment process and subsequently purchases consumable, single-use cassettes on an as-needed basis. We recently introduced a program for our customers to finance their purchase and are able to seamlessly facilitate a lease or rental for our customers with a third-party financing company. We have also provided a limited number of strategic CorPath utilization agreements, which allow customers to use the CorPath System in exchange for paying a premium price for the consumables. To date, we have four CorPath utilization agreements, which expire at various dates between November 2016 and June 2017. Our revenues recognized under the CorPath utilization agreements have not been significant, representing 0% in 2012 and 18.8% in 2013 and 6.9% and 28.3% for nine months ended September 30, 2013 and 2014, respectively, of our total revenues from the sale of consumables.

Competition

We currently do not face any direct competition for robotic-assisted PCI as the CorPath System is the only FDA-cleared device for this indication. We have some indirect competition in regard to other interventional procedures. There are three companies which make vascular robotic systems for electrophysiology procedures; Hansen Medical, Catheter Robotics and Stereotaxis. Hansen Medical also has a system used for peripheral vascular procedures. If the indications for use of the CorPath System expand in the future, they may become a direct competitor for those procedures. Our primary focus today is on converting customers from the traditional manual procedure to the CorPath robotic-assisted procedure.

Seasonality

Our CorPath System sales and purchase order cycle may typically take from 6 to 15 months due to the capital budgeting cycle and approval process at each hospital. Because it is a capital item, such a purchase generally requires the approval of senior management of hospitals, and sometimes their parent organizations, purchasing groups, and/or government bodies, as applicable. In addition, hospitals may delay or accelerate purchases of the CorPath System in conjunction with timing of their capital budget timelines. As a result, while it is difficult for us to precisely predict the exact timing of capital sales for each purchase. We believe that our sales may tend to be heaviest during the third month of each fiscal quarter and heavier in the fourth fiscal quarter.

Timing of PCI procedures and changes in the PCI procedure market could directly affect the timing of the purchase of our products by hospitals. It is likely that adoption of our products will be more challenging in the third quarter of each year when new interventional fellows join the staff at several of our hospital customer sites. As they are untrained with respect to cath lab skills and patients’ cases, they may be devoted to their manual training techniques rather than use of the CorPath System. In the longer term, this risk should be mediated by the limited number of fellows programs relative to hospitals performing PCI procedures.

Additionally it should be noted that PCI procedure volume is generally slower during the summer months due to several seasonality effects including that of temperature on coronary heart disease.

Customer Service

Our goal is 100% customer satisfaction by consistently delivering superior customer experiences before, during, and after the sale. To achieve this goal, we maintain a headquarters-based customer support service team supplemented by our field-based CAMs. Our customer support service team primarily handles all order processing for consumables to ensure that new orders arrive before inventories are depleted. We are committed to providing prompt service for repairs to equipment in order to keep customer uptime at maximum levels. Our CAMs are field-based and are at customer sites on a regular basis to support their needs including on-going training in and outside of the lab. All of our customer service representatives receive regular training so that they can effectively and efficiently field questions from current and prospective customers.

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Our Return Policy; Guarantee

Neither our equipment, once installed, nor our single-use cassettes are returnable or refundable. We stand behind the quality of our products. We value frequent communication with and feedback from our customers in order to continue to improve our offerings and services.

By minimizing stent utilization, the use of the CorPath System has the potential to bring significant clinical, safety and financial benefits to a hospital. To demonstrate our commitment to the benefits of our robotic CorPath System, we offer our hospitals a unique, stent utilization efficiency program called the CorPath One Stent Program. For each eligible CorPath System procedure in which a second unplanned stent is used, we currently provide a credit to the hospital of $1,000 to be used toward the purchase of additional cassettes.

Raw Materials for Our Products

We acquire all raw materials for our products from a group of third-party suppliers. These suppliers may be manufacturers of custom components or distributors of commodity, off-the-shelf, components. Whenever possible, secondary sources for the materials are identified and maintained on our Approved Supplier List. To be included on our Approved Supplier List, suppliers must pass the requirements of our documented Supplier Approval Process.

Availability of and Dependence upon Suppliers

We own all of the designs of all of the custom components used in our product. This allows us to source components which minimize risk of patent infringement or risk of sale to any other manufacturer. We are able to source components at any supplier that has the technical capability to manufacture them. Some of the items we use are off-the-shelf components which can be sourced on the open market and have very little risk in terms of supply and design change. We continually review our supply base for cost and delivery capacity and make adjustments as necessary. Currently, the cockpit for our CorPath Systems is manufactured by a single source; however, we believe that there are other companies who are able to manufacturer the cockpit to our specifications. We are not under an exclusive contract with this single source provider and anticipate that in the future our cockpits may be manufactured by another source entirely or by multiple sources as demands for our products increase.

Manufacturing of Our Products

The CorPath System and cassettes are manufactured in accordance with the FDA’s current Good Manufacturing Practices (“cGMPs”) for medical devices. Our product was cleared by the FDA for commercial sale using the 510(k) process in 2012 and our facility at 309 Waverley Oaks Road, Waltham, Massachusetts 02452, is the registered place of manufacture.

With the exception of our cockpit, which is manufactured by an outside source, all of our manufacturing is categorized as light assembly and is performed by trained personnel in our facility. The single-use cassette is manufactured in an International Organization for Standardization (“ISO”) Class 8 clean room. This room is monitored, controlled, and operated according to ISO Class 8 and associated FDA guidelines. Finished products are stored in our facility and shipped directly to the customer. No special environmental controls are required for the storage of our product.

Quality Control for Our Products

A quality assurance team establishes procedures for process control and tests products at various stages of the manufacturing process to ensure we meet product specifications and that our finished products are manufactured in compliance with FDA Quality System Regulations (“QSR”). We inspect incoming components and finished goods per established procedures. Prior to shipment of the product to customers, the quality assurance team reviews our manufacturing record, to ensure it meets established process control requirements and product specifications.

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Our quality procedures are designed to meet or exceed current FDA regulations and International Standards (ISO 13485) for compliance with CE Mark requirements. Our production requirements are established to meet product specifications cleared by the FDA and ensure safety of the patients and performance expected by the end users. Our quality system is routinely audited by an internal auditor team and annually assessed by BSI Group for Quality Management System (QMS) and CE certification. BSI Group is an independent Notified Body, which assesses the compliance of the Quality Management System to International Standard (ISO 13485) and CE Mark requirements and upon establishing compliance, provides CE certification.

Government Regulation

Medical Device Regulation

Our products and operations, currently limited to the U.S., are subject to extensive and rigorous regulation by the FDA. The FDA regulates the development, testing, manufacturing, labeling, storage, recordkeeping, promotion, marketing, distribution and service of medical devices in the U.S. to ensure that medical products distributed domestically are safe and effective for their intended uses. Under the Federal Food, Drug, and Cosmetic Act (“FFDCA”), medical devices are classified into one of three classes (Class I, Class II or Class III), depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our current products are Class II medical devices.

Class II devices are those which are subject to general controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification process. The process required by the FDA before a Class II device may be marketed in the U.S. may involve the following:

•	Development of comprehensive product description and indications for use.
•	Completion of extensive preclinical tests and preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations.
•	Comprehensive review of predicate devices and development of substantial equivalence to the predicate devices.
•	If appropriate and required, get appropriate approvals for clinical trials (IDE submission and approval may be required for conducting a clinical trial in the US).

Clinical trials involve use of the medical device on human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices (“GCPs”) which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. A protocol with predefined end points, an appropriate sample size and pre-determined patient inclusion and exclusion criteria, is required for a clinical trial. The protocol is reviewed and approved by the participating hospital’s Institutional Review Board (“IRB”) before the clinical trial can be initiated at the site. Additionally, the IRB must monitor the study until complete. Any subsequent protocol amendments must be submitted and approved by the IRB.

•	Assuming successful completion of all required testing, a detailed 510(k) application is submitted to the FDA requesting clearance to market the product. The application includes all relevant data from pertinent preclinical and clinical trials, together with detailed information relating to the product’s manufacturing controls and proposed labeling, and other relevant documentation.

•	A clearance letter from the FDA authorizes commercial marketing of the device for specific indication for use.

•	After regulatory clearance, we are required to comply with a number of post-clearance requirements, including, but not limited to, Medical Device Reporting (“MDR”) and complaint handling, trending and relevant corrective actions. Also, quality control and manufacturing procedures must continue to conform to QSR. The FDA periodically inspects manufacturing facilities to assess compliance with QSRs, which imposes extensive procedural, substantive, and record keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the change, validation activities may need to be performed. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with QSRs and other aspects of regulatory compliance.
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While not anticipated, future FDA inspections and Notified Body audits may identify compliance issues at our facilities that may potentially disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a device or failure to comply with applicable requirements may result in restrictions on manufacturing and distribution of the device, including withdrawal/recall of the device from the market, or FDA-initiated or judicial action that could delay or prohibit further marketing. Newly identified safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and/or contraindications, and also may require the implementation of other risk management measures.

After a device receives FDA 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA application approval. The FDA requires each manufacturer to make the determination of whether a modification requires a new 501(k) notification or PMA application in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance or PMA approval for a particular change, the FDA may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA can also require the manufacturer to cease U.S. marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

The FDA and the Federal Trade Commission (“FTC”) also regulate the advertising claims of our products to ensure that the claims we make are consistent with our regulatory clearances, that there is scientific data to substantiate the claims and that our advertising is neither false nor misleading. In general, we may not promote or advertise our products for uses not within the scope of our intended use statement in our clearances or make unsupported safety and effectiveness claims. Many regulatory jurisdictions outside of the U.S. have similar regulations to which we would be subject. Our manufacturing processes are required to comply with the FDA’s GMP requirements contained in its QSR and associated regulations and guidance. The QSR covers, among other things, the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping, installation and service of a company’s products. The QSR also requires maintenance of extensive records which demonstrate compliance with FDA regulation, the manufacturer’s own procedures, specifications and testing as well as distribution and post-market experience. Compliance with the QSR is necessary to receive FDA clearance or approval to market new products and is necessary for a manufacturer to be able to continue to market cleared or approved product offerings in the U.S. A company’s facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA, which may issue reports known as Forms FDA 483 or Notices of Inspectional Observations which list instances where the FDA inspector believes the manufacturer has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the manufacturer fails to respond appropriately, the FDA may issue Warning Letters, or Untitled Letters, which are notices of intended enforcement actions against the manufacturer. These enforcement actions could include legal actions, including fines and total shutdown of production facilities, seizure of product, prohibition on export or import and criminal prosecution. Such actions may have further indirect consequences for the manufacturer outside of the U.S., and may adversely affect the reputation of the manufacturer and the product. In the U.S., routine FDA inspections usually occur every two years, and may occur more often for cause.

We intend to submit 510(k) applications for our next generation devices and for any new indications for use of our existing products. The applications may rely upon published literature and/or the findings of safety and effectiveness based on certain pre-clinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product or for new claims for the cleared product.

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Third Party Coverage and Reimbursement

The U.S. government and health insurance companies together are responsible for hospital and physician reimbursement for virtually all covered interventional procedures. Governments and insurance companies generally reimburse hospitals and physicians for procedures considered medically necessary. The Centers for Medicare & Medicaid Services (“CMS”), administers the Medicare and Medicaid programs (the latter, along with applicable state governments). Many other third-party payors model their reimbursement methodologies after the Medicare program. As the single largest payor, this program has a significant impact on other payors’ payment systems.

Generally, reimbursement for professional services performed at a facility by physicians is reported under billing codes issued by the American Medical Association (“AMA”), known as Current Procedural Terminology (“CPT”) codes. Physician reimbursement under Medicare generally is based on a fee schedule and determined by the relative values of the professional service rendered. In addition, CMS and the National Center for Health Statistics (“NCHS”) are jointly responsible for overseeing changes and modifications to billing codes known as ICD-9-CM procedural codes used by hospitals to report inpatient procedures. For Medicare, CMS generally reimburses hospitals for services provided during an inpatient stay based on a prospective payment system that is determined by a classification system known as Medicare-Severity Diagnostic Related Groupings (“MS-DRGs”). MS-DRGs are assigned using a number of factors including the principal diagnosis, major procedures, discharged status, patient age and complicating secondary diagnoses among other things. Hospital outpatient services, reported by CPT codes, are assigned to clinically relevant Ambulatory Payment Classifications (“APCs”) used to determine the payment amount for services provided.

On October 1, 2008, CMS and NCHS issued a new family of ICD-9-CM procedure codes for “Robotically Assisted Procedures.” The purpose of the ICD-9-CM family of procedure codes is to gather data on robotic assisted surgical procedures. Effective October 1, 2014, ICD-9-CM procedure code 1743 was implemented for Percutaneous Robotic Assisted Procedure(s). A surgical procedure, completed with or without robotic assistance, continues to be assigned to the clinically relevant MS-DRG.

Governments and insurance companies carefully review and increasingly challenge the prices charged for medical products and surgical services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, contract terms, and other factors. Because both hospitals and physicians may receive the same reimbursement for their respective services, with or without robotics, regardless of actual costs incurred by the hospital or physician in furnishing the care, including for the specific products used in that procedure, hospitals and physicians may decide not to use our products if reimbursement amounts are insufficient to cover any additional costs incurred when purchasing our products.

Domestic institutions typically bill for the primary procedure that includes our products to various third-party payors, such as Medicare, Medicaid and other government programs and private insurance plans. Because our CorPath System has been cleared for commercial distribution in the U.S. by the FDA, coverage and reimbursement by payors are generally determined by the medical necessity of the primary procedure. While PCI procedures are typically reimbursed by third-party payors, currently, there is no incremental reimbursement provided for robotic-assisted PCI. Therefore, using the CorPath System and consumable cassettes without an incremental reimbursement will initially increase the cost of the PCI procedure and the cath lab operation based on the cost of the CorPath System and also consumable cassettes. If, in the future, hospitals do not obtain incremental reimbursement from third-party payors for procedures performed using our products, or if governmental and private payors’ policies do not cover procedures performed using our products, we may not be able to generate the revenues necessary to support our business.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “the PPACA”), was signed into law which makes changes that are expected to significantly impact healthcare providers, insurers, pharmaceutical and medical device manufacturers. One of the principal aims of the PPACA is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured. The consequences of these significant coverage expansions on the sales of our products are currently unknown. The PPACA contains a number of provisions designed to generate the revenues necessary to fund this coverage expansion, including, but not limited to new fees or taxes on certain health-related industries, including medical device manufacturers. Beginning in 2013, medical device manufacturers are required to pay an excise tax (or sales tax) of 2.3% on certain U.S. medical device revenues. Under this provision, we have paid an excise tax of approximately $57,000 through September 30, 2014 which is reflected in our operating expenses.

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The PPACA also has provisions to study the comparative effectiveness of health care treatments and strategies. It remains unclear how this research will influence future Medicare coverage and reimbursement decisions, as well as influence other third-party payor coverage and reimbursement policies. As Congress and state governments determine how to implement the PPACA, the full impact of the PPACA on the medical device industry and the sale of our products are currently unknown. The PPACA, as well as other federal or state health care reform measures that may be adopted in the future, could have a material adverse effect on our business. The taxes imposed by PPACA and the expansion in the U.S. government’s role in the healthcare industry may result in decreased profits, lower reimbursement from payors for procedures that use our products and/or reduced procedural volumes, all of which may adversely affect our business, financial condition and results of operations.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers.

Any regulatory or legislative developments in domestic markets that eliminate or reduce reimbursement rates for procedures performed using our products could harm our ability to sell our products or cause downward pressure on the prices of our products, either of which would affect our ability to generate the revenues necessary to support our business.

Employees

We currently employ 52 full-time employees. Additionally, from time to time, we hire temporary and/or contract employees. None of our employees are covered by a collective bargaining agreement and we are unaware of any union organizing efforts. We have never experienced a major work stoppage, strike or dispute. We consider our relationship with our employees to be good.

Properties

Our principal offices and manufacturing facilities are located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452. On October 24, 2012, Corindus, Inc. entered into a lease with Beaver Group, LLC for a term of approximately five years for 26,402 square feet of office and manufacturing space (the “Lease”). Over the term of the Lease, we pay an average monthly cost of $51,200 which includes base rent, common area fees, taxes and insurance. Terms of the Lease provide for an option to extend the Lease for an additional five-year period. Our management believes that the leased premises are suitable and adequate to meet current needs.

Legal Proceedings

In June 2014, we were in negotiations with a potential lender regarding terms of a proposed loan and security agreement. Negotiations were not successful and no transaction was consummated. We are currently disputing a break-up fee of $111,000 related to the termination of negotiations and we could be liable for the break-up fee and additional costs and expenses. The outcome of this litigation is not expected to have a material adverse impact on the financial statements or financial condition of the Company.

Subsidiaries

Our subsidiaries are Corindus, Inc. and Corindus Security Corporation. Corindus Security Corporation was created on December 21, 2012 to hold and invest the proceeds of the issuance of certain securities.

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Product Liability and Insurance

Although we maintain product liability insurance, the coverage limits of these policies may not be adequate to cover any future claims.

Corporate Information

Our corporate headquarters and manufacturing facilities are located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452. Our telephone number is 508-653-3335 and our fax number is 508-653-3355. We maintain a website at www.corindus.com.

Available Information

Reports we file pursuant to the Exchange Act, including annual, quarterly and current reports and other information with the Commission and our filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. The public may read and copy any materials filed by us with the Commission at the Public Reference Room at 100 F Street NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 800-732-0330. You may obtain further information about our Company at our website: www.corindus.com.

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MANAGEMENT

Executive Officers and Directors

The following individuals serve as our directors and executive officers. Our directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Our executive officers are appointed by and serve at the pleasure of our Board of Directors. All directors and executive officers of our subsidiaries are appointed by our Board of Directors. All of our directors and officers were elected and appointed on August 12, 2014.

Name	Age	Position

David M. Handler	54	Chief Executive Officer, President, Director

David W. Long	44	Chief Financial Officer, Senior Vice President, Treasurer, Secretary

Jeffrey Lightcap	55	Chairman

Hillel Bachrach	69	Director

Jeffrey Gold	67	Director

David White	67	Director

Gerard Winkels	58	Director

Michael Mashaal	41	Director

There are currently no arrangements or understandings between our officers and directors and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there are no arrangements, plans or understandings as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

The following is a brief account of the education and business experience during at least the past five years for each of our directors and executive officers, indicating the person’s principal occupation during that period, and the name of the organization in which such occupation and employment were carried out.

David M. Handler

Chief Executive Officer, President and Director

David M. Handler was elected as a director and was appointed as our Chief Executive Officer and President on August 12, 2014. From October 2008 to August 12, 2014, Mr. Handler served as Chief Executive Officer, President and director of Corindus, Inc. Prior to joining Corindus, Inc., Mr. Handler served in General Manager positions at General Electric from October 1998 until September 2008. Mr. Handler has over 30 years of successful service in sales, marketing and leadership roles in the medical device, healthcare and plastics industries. Mr. Handler earned a B.A. in Economics from Union College in Schenectady, New York and completed an Executive Leadership and Management Program at the GE Management Development Institute, including his Six Sigma certification.

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David W. Long

Chief Financial Officer, Senior Vice President, Treasurer and Secretary

David W. Long was appointed as our Chief Financial Officer, Senior Vice President, Treasurer and Secretary on August 12, 2014. From September 2011 to August 12, 2014, Mr. Long served as Chief Financial Officer and Vice President of Administration of Corindus, Inc. Prior to joining Corindus, Inc., Mr. Long served in positions as Vice President of Finance and Division Controller at Thermo Fisher Scientific Corporation from September 2004 to September 2011. Mr. Long brings 20 years of successful financial experience with private and public companies, including International Rectifier Corporation, Polaroid Corporation and PPG Industries. Mr. Long earned his B.S. in Business Administration from the University of Massachusetts Lowell and his Masters in Government Administration from the University of Pennsylvania.

Jeffrey C. Lightcap

Chairman

Jeffrey C. Lightcap was elected as a director on August 12, 2014. From March 2008 to August 12, 2014, Mr. Lightcap served as a director of Corindus, Inc. and he served as Chairman from April 12, 2012 to August 12, 2014. Since October 2006, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP, a leading growth equity investor in early and near commercial stage healthcare companies in the diagnostic, therapeutic, medtech and HCIT sectors. From 1997 to mid-2006, Mr. Lightcap was a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, Mr. Lightcap was a Managing Director at Merrill Lynch & Co., Inc. in charge of leverage buyout coverage for Merrill Lynch’s mergers and acquisitions group. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers. Mr. Lightcap currently serves as a director of the following companies: CareView Communications, Inc. (OTCQB: CRVW), a healthcare technology company; IASIS Healthcare Corporation, a privately-held company that owns and operates community-focused hospitals in high growth urban and suburban markets; Practice Partners in HealthCare, a privately-held company specializing in management and operation of ambulatory surgical centers; Paradigm Spine, LLC, a leader in the field of non-fusion, spinal implant technology; and Heartflow, a company focused on the non-invasive diagnosis of coronary artery disease. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook in 1981 and in 1985 received an M.B.A. from the University of Chicago. Mr. Lightcap’s experience with fundraising in the private equity market and his leadership skills exhibited throughout his career make him well-qualified to serve as one of the Company’s directors.

Hillel Bachrach

Director

Hillel Bachrach was elected as a director on August 12, 2014. From February 2008 to August 12, 2014, Mr. Bachrach served as a director of Corindus, Inc. Mr. Bachrach is an executive with 30 years of hands-on management and board experience with introductions of new, innovative and revolutionary medical technologies. Mr. Bachrach was the co-founder and Executive Vice President of ESC Medical Systems from 1993 to 1995, and from 1996 to 1999, when his tenure with ESC ended, he was the Vice Chairman and the Executive Vice President of Business Development and Strategic Planning. ESC Medical Systems (now Lumenis) was one of the first medical laser/flash lamp companies addressing cosmetic applications. From a total venture capital investment of $2 million, ESC went public on NASDAQ in January 1996, with a secondary offering in June 1996. Through multiple strategic acquisitions, ESC reached an approximate valuation of $1 billion in 1998. In 1999, after leaving ESC, Mr. Bachrach co-founded MSq, Ltd. (now Alma Laser), another innovator in the medical laser field. A portion of Alma Laser was sold in 2006 to TA Associates and the entire company was sold in 2013 to Fuson (a Chinese pharmaceutical company). Mr. Bachrach served as the Chief Executive Officer of Orex Computerized Radiography, a manufacturer of Computerized Radiography systems and software. He led the sale of Orex to Eastman Kodak in 2005. Since 2006, Mr. Bachrach has served as the Active-Chairman of Viztek, a leading HCIT provider. Mr. Bachrach also served as the President of Odin Medical Technologies, Inc. (acquired by Medtronic). Mr. Bachrach is currently a director of UltraSPECT, Ltd., provider of unique cardiac & general purpose reconstruction software solutions for nuclear medicine diagnostic imaging hardware. He received his MBA from the Kellogg Graduate School of Management in 1976 and a B.S. in Electrical Engineering from Technion Israeli Institute of Technology in 1971.

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Jeffrey Gold

Director

Jeffrey Gold was elected as a director on August 12, 2014. From February 2011 to August 12, 2014, Mr. Gold served as a director of Corindus, Inc. Mr. Gold currently serves as President and Chief Operating Officer for Myoscience, Inc., an innovation-driven medical technology company based in Silicon Valley, California, dedicated to establishing their proprietary platform technology, Focused Cold Therapy,™ as the preeminent treatment for conditions involving nerves. He previously served as President and Chief Executive Officer of Velomedix Inc., a venture-backed company that developed a unique technology for rapidly inducing therapeutic hypothermia in patients undergoing severe acute cardiovascular events, such as heart attack and cardiac arrest. Prior to Velomedix, Mr. Gold was a Venture Partner for Longitude Capital where he focused on investments in medical devices. From 2001 to 2005, he was the Chief Executive Officer of CryoVascular Systems, a medical device company developing treatments for peripheral vascular disease. CryoVascular was acquired by Boston Scientific Corporation in 2005. From 1997 to 2000, Mr. Gold was the Chief Operating Officer and Executive Vice President of CardioThoracic Systems (NASDAQ: CTSI), a medical device company focused on developing products to enable off-pump open-heart surgery. CTSI was acquired by Guidant Corporation. Prior to CTSI, Mr. Gold spent 18 years with Cordis Corporation, now the primary cardiovascular device subsidiary of Johnson & Johnson, in a series of roles of increasing responsibility and scope. He was co-founder and President of Cordis Endovascular Systems, the subsidiary company that initially focused on the interventional neuroradiology and peripheral markets. Mr. Gold holds an MBA from the University of Florida and a B.S. in Engineering from Northeastern University and is a graduate of GE’s Manufacturing Management Program.

David R. White

Director

David R. White was elected as a director on August 12, 2014. From June 9, 2010 to August 12, 2014, Mr. White served as a director of Corindus, Inc. From December 1, 2000 to November 1, 2010, Mr. White served as the Chief Executive Officer of IASIS Healthcare Corporation and he served as the Chief Executive Officer of IASIS Healthcare LLC from December 1, 2000 to October 2010. Mr. White served as the President of IASIS Healthcare Corporation from May 22, 2001 to May 2004 and also served as the President of IASIS Healthcare LLC from May 22, 2001 to May 2004. He served as the President and Chief Executive Officer of LifeTrust, from November 1998 to November 2000.From June 1994 to September 1998, Mr. White served as President of the Atlantic Group at Columbia/HCA, where he was responsible for 45 hospitals located in nine states. He has also served as Regional Vice President of Republic Health Corporation. Previously, Mr. White served as an Executive Vice President and Chief Operating Officer at Community Health Systems, Inc. He has been Executive Chairman of Anthelio Healthcare Solutions Inc. since June 2012 and has been its Independent Director since July 28, 2011. He has been Chairman of the Board at IASIS Healthcare Corporation since December 1, 2000 and served the same position from October 1999 to November 30, 2000. He has been Member of Strategic Advisory Board of Satori World Medical, Inc. since 2011. He has been a Director of REACH Health, Inc. since August 30, 2011. He also serves as a director to CareView Communications, Inc. (OTCQB: CRVW), a healthcare technology company. He served as Non-Executive Director at Parkway Holdings Limited from July 15, 2005 to March 8, 2007. Mr. White earned a B.S. in Business Administration from the University of Tennessee in Knoxville, TN in 1970, and an MS in Healthcare Administration from Trinity University in San Antonio, TX in 1973. Mr. White’s lifetime career and knowledge in the healthcare industry field makes him well-qualified to serve as a director of the Company.

Gerard Winkels

Director

Gerard Winkels was elected as a director on August 12, 2014 and serves as the board designee of Royal Philips. From January 2011 to August 12, 2014, Mr. Winkels served as a director of Corindus, Inc. Mr. Winkels is currently the VP GM of Interventional Cardiology Solutions at Philips HealthTech, leading a Business Innovation group chartered to develop/acquire a portfolio of procedure innovations with smart instruments in Interventional Cardiology. Mr. Winkels has been with Philips Healthcare for over 30 years in various marketing, product management and leadership roles including MR/CT lead for Europe and GM Electrophysiology. Mr. Winkels has proven experience in both upstream (leading innovation, establishing vision, finalizing projects, building strategies) and downstream (communicating solutions, driving sales and building customer loyalty) operations, all of which make him well-qualified to serve as a director of the Company. Mr. Winkels received his M.S. in Physics from the University of Utrecht in 1983.

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Michael Mashaal, MD

Director

Dr. Mashaal was elected as a director on August 12, 2014 and serves as a board designee of HealthCor. From October 2012 to August 12, 2014 and from March 2008 until February 2011, Dr. Mashaal served as a director of Corindus, Inc. Since September 2008, Dr. Mashaal has served as Managing Director of HealthCor Partners Management, L.P. a leading growth equity investor in early and near commercial stage healthcare companies in the diagnostic, therapeutic, medtech and HCIT sectors. Previously, from 2000 to 2008, Dr. Mashaal served as a Research Analyst focused on healthcare and biotechnology for several institutional investment firms. Dr. Mashaal graduated from Emory University in 1994 with a B.A. in Biology. After receiving an M.D. at State University of New York at Stony Brook School of Medicine in 1998, Dr. Mashaal trained in general surgery at the University Hospital at Stony Brook from 1998 to 1999. Dr. Mashaal’s background in the healthcare and biotechnology industries makes him well-qualified to serve as a director of the Company.

Family Relationships

There are no family relationships between any of our officers or directors.

Other Directorships

Other than as indicated above, none of the our directors hold or have been nominated to hold a directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or the 1934 Act, or subject to the requirements of Section 15(d) of the Securities Act of 1933 or any company registered as an investment company under the Investment Company Act of 1940.

Committees of the Board

On October 17, 2014, our Board of Directors (i) approved charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, (ii) appointed members to each committee, and (iii) named a Chair of each committee. The charter for each of these committees is available on our website at www.corindus.com.

Audit Committee

The purpose of the Audit Committee is to assist our Board of Directors with oversight of (i) the quality and integrity of our financial statements and its related internal controls over financial reporting, (ii) our compliance with legal and regulatory compliance, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our independent auditors. The Audit Committee’s primary function is to provide advice with respect to our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance.

Members of the Audit Committee are Michael Mashaal, David White and Gerard Winkels. Mr. Mashaal serves as Chair.

Compensation Committee

The primary purpose of our Compensation Committee is to oversee the policies of our Company relating to compensation of our executives and make recommendations to our Board of Directors, as appropriate, with respect to such policies. The goal of such policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

Members of the Compensation Committee include Jeffrey Lightcap, Hillel Bachrach and Jeffrey Gold. Mr. Lightcap serves as Chair.

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Nominating and Corporate Governance Committee

The primary purposes of our Nominating and Corporate Governance Committee are to (i) identify, review and recommend qualified candidates for membership on our Board of Directors and the Board committees and (ii) develop and recommend to the Board of Directors the appropriate corporate governance principles and practices and (iii) oversee the evaluation of the Board of Directors through the annual review of the performances of the Board and its committees.

Members of the Nominating and Corporate Governance Committee include Jeffrey Gold, Jeffrey Lightcap and David White. Mr. Gold serves as Chair.

Board Policies

Code of Business Conduct and Ethics

On October 17, 2014, our Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of our directors and executive officers. This code is intended to focus the members of the Board of Directors and each executive officer on areas of ethical risk, provide guidance to directors and executive officers to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. All members of the Board of Directors and all executive officers are required to sign this code on an annual basis. Our Code of Business Conduct and Ethics is available on our website at www.corindus.com.

Code of Ethics for Financial Executives

On October 17, 2014, our Board of Directors adopted a Code of Ethics applicable to all of our financial executives and any other senior officer with financial oversight responsibilities. This code governs the professional and ethical conduct of our financial executives, and directs that they (i) act with honesty and integrity; (ii) provide information that is accurate, complete, objective, relevant, and timely; (iii) comply with federal, state, and local rules and regulations; (iv) act in good faith with due care, competence, and diligence; and (v) respect the confidentiality of information acquired in the course of their work and not use the information acquired for personal gain. All of our financial executives are required to sign this code on an annual basis. Our Code of Ethics for Financial Executives is available on our website at www.corindus.com.

Insider Trading Policy

On October 17, 2014, our Board of Directors adopted an Insider Trading Policy applicable to all directors and officers. Insider trading generally refers to the buying or selling of a security in breach of a fiduciary duty or other relationship of trust and confidence while in possession of material, non-public information about the security. Insider trading violations may also include ‘tipping’ such information, securities trading by the person ‘tipped,’ and securities trading by those who misappropriate such information. The scope of insider trading violations can be wide reaching. As such, our Board of Directors has adopted an Insider Trading Policy that outlines the definitions of insider trading, the penalties and sanctions determined, and what constitutes material, non-public information. Illegal insider trading is against our policy as such trading can cause significant harm to the reputation for integrity and ethical conduct of our company. Individuals who fail to comply with the requirements of the policy are subject to disciplinary action, at our sole discretion, including dismissal for cause. All members of our Board of Directors and all executive officers are required to ratify the terms of this policy on an annual basis. Our Insider Trading Policy is available on our website at www.corindus.com.

Other Policies

On October 17, 2014, our Board of Directors also adopted a Whistleblower Policy and Related Party Transactions Policy. These policies are available on our website at www.corindus.com.

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Director Compensation

Except as mentioned in this section below, we do not pay cash fees to directors who attend regularly scheduled and special board meetings; however, we may reimburse out-of-state directors for costs associated with travel and lodging to attend such meetings. Our directors may have been granted Corindus Options for the purchase of Corindus Shares. If so, the Corindus Options were exchanged for Company Options.

We agreed to compensate Mr. Gold at the rate of $2,000 for his attendance at each quarterly board meeting. In addition, we granted and issued him an option to purchase 182,514 shares of common stock of Corindus, Inc. at an exercise price of $0.55 with vesting over two years.

The following table shows compensation paid to the directors of Corindus, Inc. for services rendered during the years ended December 31, 2013 and 2012. The valuation methodology used to determine the fair value of the Corindus Options issued during the year (which Corindus Options were subsequently exchanged for Company Options) was the Black-Scholes-Merton Option Pricing Model, an acceptable model in accordance with ASC 718.

Name (a)	Year	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan com- pensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
David M. Handler	2013	—	—	—	—	—	—	—
	2012	—	—	44,372[1]	—	—	—	44,372
Hillel Bachrach	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Jeffrey Gold	2013	8,000	—	—	—	—	—	8,000
	2012	8,000	—	22,578[2]	—	—	—	30,578
Jeffrey Lightcap	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
David White	2013	—	—	—	—	—	—	—
	2012	—	—	26,582[3]	—	—	—	26,582
Gerard Winkels	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Michael Mashaal	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

[1]	As of December 31, 2013, Mr. Handler held 3,258,618 options to purchase shares of our common stock, 2,403,532 of which were vested.
[2]	As of December 31, 2013, Mr. Gold held 182,514 options to purchase shares of our common stock, 126,154 of which were vested.
[3]	As of December 31, 2013, Mr. White held 182,514 options to purchase shares of our common stock, 143,760 of which were vested.
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Compensation Committee Interlocks and Insider Participation

Until October 17, 2014, we did not have a Compensation Committee. Currently, our Compensation Committee consists of three members of our Board of Directors; namely, Jeffrey Lightcap, Hillel Bachrach, and Jeffrey Gold. Of those committee members, none are an officer or employee of our Company. No current member of our Compensation Committee serves as a member of a Board of Directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

This section discusses the principals underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the narrative and tables that follow.

Overview

The objectives of our compensation program for our executive officers seek to promote the creation of long-term stockholder value by:

•	tying a portion of those executives’ total compensation to Company and individual performance measures that are expected to position our Company for long-term success; and
•	attracting, motivating, and retaining high-caliber executives with the skills necessary to achieve our business objectives in a competitive market for talent.

We use a mix of components in pursuing these objectives:

•	base salary;
•	annual cash bonuses;
•	equity awards in the form of stock options;
•	benefits and perquisites; and
•	arrangements regarding compensation upon termination of employment.

Our practice has been and will continue to be to combine the components of our executive compensation program to align compensation with measures that correlate with the creation of long-term stockholder value and to achieve a total compensation level appropriate for our size and corporate performance. In pursuing this, we offer an opportunity for income in the event of successful corporate financial performance, matched with the prospect of less compensation in the absence of successful corporate financial performance. Our philosophy is to make a greater percentage of an employee’s compensation based on our Company’s performance as he or she becomes more senior, with a significant portion of the compensation of our executive officers based on the achievement of Company performance goals because the performance of these officers is more likely to have a direct impact on our achievement of strategic and financial goals that are most likely to affect stockholder value. At the same time, our Board of Directors believes that we must attract and retain high-caliber executives, and therefore must offer a mixture of fixed and incentive compensation at levels that are attractive in light of the competitive market for senior executive talent.

Historically, our Board of Directors has reviewed the total compensation of our executive officers and the mix of components used to compensate those officers on an annual basis. In determining the total amount and mix of compensation components, our Board of Directors strives to create incentives and rewards for performance consistent with our short- and long-term Company objectives. Our Board of Directors relies on its judgment about each individual rather than employing a formulaic approach to compensation decisions. Our Board of Directors has not assigned a fixed weighting among each of the compensation components. Our Board of Directors assesses each executive officer’s overall contribution to our business, scope of responsibilities, and historical compensation and performance to determine annual compensation. In making compensation decisions, our Board takes into account input from our board members and our Chief Executive Officer based on their experiences with other companies. We have not engaged third-party consultants to benchmark our compensation packages against our peers; however, going forward, we anticipate that our Compensation Committee may, from time to time as it sees fit, retain third-party executive compensation specialists in connection with determining cash and equity compensation and related compensation policies in the future.

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Role of Our Compensation Committee

Historically, our Board of Directors determined and administered the compensation of our Chief Executive Officer and our Chief Financial Officer, who subject to the approval of our Board of Directors, determined the compensation of our other executive officers. Currently, our Compensation Committee, formed on October 17, 2014, will make the ultimate decisions regarding compensation for our Chief Executive Officer. We do not anticipate that this shift in our compensation determination processes and procedures will affect our Chief Executive Officers’ 2014 compensation. Our Chief Executive Officer and Chief Financial Officer may from time to time attend meetings of our Compensation Committee or our Board of Directors, but will have no final decision authority with respect to compensation. Annually, our Compensation Committee will evaluate the performance of our Chief Executive Officer and determine our Chief Executive Officer’s compensation in light of the goals and objectives of our compensation program. The decisions relating to our Chief Executive Officer’s compensation will be made by the Compensation Committee, which will review its determinations with our Board of Directors without the presence of management prior to its final determination. Decisions regarding the Chief Financial Officer’s compensation will be made by our Compensation Committee after considering recommendations from our Chief Executive Officer. As noted above, in the future we may engage an independent compensation consultant to assist the compensation committee in making its compensation determinations.

Summary Compensation Table

The following table sets forth information concerning the total compensation of our executive officers, and next two highest paid employees earning over $100,000 (both of whom are non-executive officers), paid by us for each of Corindus, Inc.’s fiscal years ended December 31, 2013 and 2012.

The following chart includes the dollar value of base salaries, bonus awards, Corindus, Inc. Options granted and exchanged for Company Options and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (6)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	Nonquali-fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
David M. Handler(2)	2013	300,000	75,000	—	—	—	—	29,669	404,669
Chief Executive Officer and President	2012	294,514	65,700	—	219,747	—	—	29,720	609,681
David W. Long(3)	2013	219,418	65,000	—	—	—	—	28,466	312,884
Chief Financial Officer and Sr. Vice President	2012	209,100	64,000	—	134,048	—	—	24,935	432,083
Tal Wenderow(4)	2013	219,224	9,000	—	—	—	—	30,376	258,600
Vice President Product and Business Development	2012	209,613	64,000	—	30,970	—	—	29,095	333,678
Matthew Chiminski(5)(7)	2013	225,000	73,521	—	170,366	84,769	—	29,990	583,646
Vice President Sales and Service	2012	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options.
(2)	For 2013: All Other Compensation includes $8,400 for 401k contribution and $21,269 for health insurance premiums paid on Mr. Handler’s behalf. For 2012: All Other Compensation includes $10,000 for 401k contribution and $19,720 for health insurance premiums paid on Mr. Handler’s behalf.
(3)	For 2013: All Other Compensation includes $7,197 for 401k contribution and $21,269 for health insurance premiums paid on Mr. Long’s behalf. For 2012: All Other Compensation includes $6,943 for 401k contribution and $17,992 for health insurance premiums paid on Mr. Long’s behalf.
(4)	For 2013: All Other Compensation includes $8,327 for 401k contribution and $22,049 for health insurance premiums paid on Mr. Wenderow’s behalf. For 2012: All Other Compensation includes $8,715 for 401k contribution and $20,380 for health insurance premiums paid on Mr. Wenderow’s behalf.
(5)	For 2013: All Other Compensation includes $8,517 for 401k contribution and $21,473 for health insurance premiums paid on Mr. Chiminski’s behalf.
(6)	Amount relates to the year in which the bonus was earned.
(7)	Includes commission payments.

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Outstanding Equity Awards at Fiscal Year End

The table below shows equity awards outstanding to our executive officers at Corindus, Inc.’s fiscal year ended December 31, 2013, which equity awards consists solely of Corindus, Inc. Options previously issued under the Corindus 2006 or 2008 Stock Plans. The amounts presented as exercisable and unexercisable are as of on or about the date of the Acquisition Agreement. The Corindus, Inc. Options were exchanged for Company Options as of the Closing of the Acquisition pursuant to the Exchange Ratio and are reflected as such below.

	Option Awards					Stock Awards
Name and Office	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiry Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David M.	946,928(1)	—	—	$0.92	9/10/18	—	—	—	—
Handler,	947,328(2)	—	—	$0.34	3/24/20	—	—	—	—
(CEO)	852,720(3)	511,642(3)	—	$0.75	4/11/22	—	—	—	—
David W. Long (CFO)	454,841(4)	135,207(4)	—	$0.55	9/4/21	—	—	—	—

(1)	All 946,928 underlying shares fully vested on September 11, 2012.
(2)	All 947,328 underlying shares fully vested on March 25, 2014.
(3)	An aggregate of 341,088 underlying shares vested on April 12, 2013 and an aggregate of 28,424 underlying shares vested monthly from May 12, 2013 through October 12, 2014. An aggregate of 28,424 underlying shares vest monthly from November 12, 2014 through March 12, 2016 and 28,434 underlying shares vest on April 12, 2016.
(4)	An aggregate of 147,516 underlying shares vested on September 5, 2012 and an aggregate of 12,293 underlying shares vested monthly from October 5, 2012 through October 5, 2014. An aggregate of 12,293 underlying shares vest monthly from November 5, 2014 through August 5, 2015 and 12,277 underlying shares vest on September 5, 2015.

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Employment Agreements

Employment Agreement with David Handler

Mr. Handler is our Chief Executive Officer and President. On September 3, 2008, Corindus, Inc. and Mr. Handler entered into the Employment Agreement under which Mr. Handler began employment on October 1, 2008 on an at will basis until his employment is terminated pursuant to the terms thereof. Mr. Handler’s employment is voluntary and he is free to terminate his employment at any time subject to the provisions provided therein. We are free to terminate Mr. Handler’s employment at any time, with or without cause and without further obligation or liability subject to the provisions provided therein. Mr. Handler agreed to devote his entire business time, attention and energies to the business and interest of the company during the term of his employment. Mr. Handler was eligible for and was paid a signing bonus of $50,000 payable prior to February 28, 2009.

Terms provide for Mr. Handler to receive an annual base salary of $275,000 for the first one-year period commencing on October 1, 2008, which salary is subject to adjustment thereafter as determined by the Board. Beginning with the year ended December 31, 2009, Mr. Handler became eligible for a bonus payment of up to 30% of his annual salary for the year immediately preceding payment of such bonus based on achievement of performance objectives contained in an annual board-approved plan. Any bonus award is to be paid on or before March 15 of the fiscal year following the fiscal year in which the bonus was earned, with the first potential bonus to be paid on March 15, 2010, and conditioned upon Mr. Handler’s employment at the end of the immediately preceding fiscal year. On October 20, 2014, our Compensation Committee approved the incentive compensation award to Mr. Handler of $75,000 earned in 2013 and increased his annual base salary to $325,000, both effective on October 20, 2014. In addition, for the purpose of calculating the annual incentive compensation award to Mr. Handler for 2015, the target will be 100% of Mr. Handler’s annual base salary.

On September 11, 2008, Mr. Handler was granted a Corindus, Inc. Option to purchase 946,928 common shares of Corindus, Inc. at an exercise price of $0.92 per share. The shares underlying the Option vested as follows: 25% vest after one year of continuous service with the balance to vest in equal monthly installments over the following 36 months.

The Employment Agreement may be terminated at the election of either party with no less than a 30-day written notice of termination. Mr. Handler may be immediately terminated by Corindus for cause. Cause shall mean (a) a good faith finding by Corindus that (i) Mr. Hander failed to perform his assigned duties or (ii) he engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of Mr. Handler, or the entry of a pleading of guilty or nolo contendere by Mr. Handler to any crime involving moral turpitude or any felony. In the event that Mr. Handler’s employment is involuntarily terminated by Corindus, Inc. without cause, he will continue to receive his base salary and benefits for a period of six months conditioned on his execution of a standard form of release of Corindus, Inc. and associated persons from any claims within 30 days from the date of the termination.

In addition to containing typical provisions for fringe benefits, the Employment Agreement contains non-competition and non-solicitation clauses.

Employment Arrangements with David Long

Mr. Long is our Chief Financial Officer, Senior Vice President, Secretary and Treasurer. Effective September 5, 2011, the terms of his employment included an annual base salary of $205,000 and an incentive bonus of up to 30% of his base salary based on the performance of Corindus, Inc. and his individual achievement. On April 12, 2012, Mr. Long was granted a Corindus, Inc. Option, which in accordance with the Exchange Ratio in the Acquisition Agreement, was exchanged for a Company Option to purchase 590,048 shares of the Company’s Common Stock at an exercise price of $0.55 per share. The underlying shares vest as follows: 25% vest on September 5, 2012, the first anniversary of Mr. Long’s employment date, with the balance to vest in equal monthly installments over the following 36 months. In June 2014, Mr. Long received the promotion to Senior Vice President with a base salary increase to $250,000 retroactive to January 1, 2014, an increase in his incentive bonus up to 40% and an increase in his level of participation in future stock option awards. Mr. Long was also granted a Corindus, Inc. Option, which in accordance with the Exchange Ratio in the Acquisition Agreement, was exchanged for a Company Option to purchase 285,773 shares of the Company’s Common Stock at an exercise price of $0.75 per share. The underlying shares vest as follows: 25% vest on the anniversary date of the Option with the balance to vest in equal monthly installments over the following 36 months. In addition, he became eligible to receive severance benefits equal to his base salary and health benefits for a period of twelve months from the date of his termination, without cause, subject to his execution of a release and mitigation obligations. In addition to containing typical provisions for fringe benefits, the Employment Agreement contains non-competition and non-solicitation clauses.

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On October 20, 2014, our Compensation Committee approved the 2013 incentive compensation award to Mr. Long of $65,000 and increased his annual base salary to $275,000, both effective on October 20, 2014. In addition, for purposing of calculating the annual incentive compensation award to Mr. Long for 2015, the target will be 50% of Mr. Long’s annual base salary.

Non-Disclosure, Confidentiality, Assignment and Non-Competition Agreements

Every officer, director and employee of ours is required to sign a Non-Disclosure, Confidentiality, Assignment and Non-Competition Agreement (the “Agreement”) upon hiring. The Agreement contains standard clauses regarding the confidentiality and non-disclosure of Company information and requires the return of all confidential Company information upon termination. The employees also agree that any inventions are to be assigned to the Company as our sole property. For a period of twelve months after termination, employees commit (i) to not compete with the Company, (ii) to not convert or attempt to convert the Company’s customers and prospective customers, (iii) to not directly or indirectly hire or recruit the Company’s employees or consultants and (iv) to notify the Company of any change of address and subsequent employment.

Post-Employment Compensation

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We do have a 401(k) plan in which our employees may participate.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to our executive officers in the event of termination of such executive’s employment or a change in control. Other than as set forth below, no amounts will be paid to our executive officers in the event of termination.

Severance Arrangements Upon Termination

We have employment agreements with our executive officers as described above. The arrangements reflected in these employment agreements are designed to encourage the officers’ full attention and dedication to our Company currently and, in the event of any proposed change of control, provide these officers with individual financial security. Pursuant to the employment agreements, if the executive is terminated for any reason other than for “cause,” or if he terminates his employment voluntarily for “good reason” (as such terms are defined in the employment agreements), he is entitled to receive severance benefits.

In Mr. Handler’s case, if he was involuntarily terminated by the Company without cause, whether before or after a Change of Control (as defined therein), the Company would continue to pay him his current base salary for a period of six months in accordance with our normal payroll practices and he will be eligible to receive all benefits under welfare benefit plans, practices, policies, and programs provided by us (including medical and group life plans and programs) for the same period.

In Mr. Long’s case, if he was involuntarily terminated by the Company without cause, whether before or after a Change of Control (as defined therein), the Company would continue to pay him his current base salary for a period of twelve months in accordance with our normal payroll practices and he will be eligible to receive all benefits under welfare benefit plans, practices, policies, and programs provided by us (including medical and group life plans and programs) for the same period.

Name	Salary
David M. Handler	$325,000
David W. Long	$275,000
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Severance Arrangements Upon Change of Control

Pursuant to the employment agreement with Mr. Handler, on the effective date of a “change of control” (as defined in the employment agreement), if Mr. Handler were to elect to terminate his employment for “good reason” or if he is terminated involuntarily without cause, the Company would continue to pay him his current salary for a period of six months in accordance with our normal payroll practices and he will be eligible to receive all benefits under welfare benefit plans, practices, policies, and programs by us (including medical and group life plans and programs) for the same period. Additionally, his remaining unvested option shares will become fully vested. Notwithstanding the above, unvested option shares will become fully vested twelve months after the effective date of a Change of Control.

Pursuant to the employment agreement with Mr. Long, on the effective date of a “change of control” (as defined in the employment agreement), if Mr. Long’s employment is terminated involuntarily without cause, the Company would continue to pay him his current salary for a period of twelve months in accordance with our normal payroll practices and he will be eligible to receive all benefits under welfare benefit plans, practices, policies, and programs by us (including medical and group life plans and programs) for the same period. Additionally, his remaining unvested option shares will become fully vested.

Assuming a change in control of our Company occurred on December 31, 2014 and the executive officers were terminated as a result of the change of control, David M. Handler (our CEO) would receive $162,500 and David W. Long (our CFO) would receive $275,000 pursuant to the terms of their respective employment agreements.

Nonqualified Deferred Compensation

We do not offer any deferred compensation plans for any of our executive officers.

Equity Compensation Plans

Securities Authorized for Issuance under Equity Compensation Plans

At the Closing of the Acquisition, our Board of Directors adopted the 2014 Stock Award Plan as a replacement for the 2006 Option Plan and 2008 Option Plan and under which the Company Options will be issued. The 2014 Stock Award Plan is limited to award issuances which in the aggregate equal 9,035,016 shares, all of which shares will be used for the issuance of the Company Options.

In conjunction with the Closing of the Acquisition, the Company issued Company Options for the purchase of an aggregate of 9,035,016 shares of the Company’s Common Stock. The following table shows the number of securities to be issued upon exercise of outstanding Company Options.

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans not approved by security holders	9,035,016	$0.63	0
Equity compensation plan approved by security holders	0	0	0
Total	9,035,016	$0.63	0
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Under Rule 144 promulgated under the Securities Act, our officers, directors, and beneficial stockholders may sell up to 1% of the total outstanding shares (or an amount of shares equal to the average weekly reported volume of trading during the four calendar weeks preceding the sale) every three months provided that (i) current public information is available about our Company, (ii) the shares have been fully paid for at least one year, (iii) the shares are sold in a broker’s transaction or through a market-maker, and (iv) the seller files a Form 144 with the SEC. None of our officers, directors or 10% stockholders are permitted to sell shares at this time as they are restricted by the terms of lock-up agreements.

As of the filing of this registration statement, we have the following equity securities issued and outstanding: (i) 105,883,157 shares of our Common Stock, (ii) Company Options to purchase 9,035,016 shares of our Common Stock and (iii) Company Warrants to purchase 5,029,865 shares of our Common Stock.

Risk Management Considerations

Our Board of Directors believes that our executive compensation program creates incentives to create long-term value while minimizing behavior that leads to excessive risk. The earnings before interest, taxes, depreciation, and amortization, or EBITDA, the financial metric used to determine the amount of an executive’s company-based performance bonus, has ranges that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, at maximum performance levels, cash incentive compensation cannot exceed 60% of our Chief Executive Officer’s base salary and 40% of our Chief Financial Officer’s base salary. The Company Options granted to our executives become exercisable over various times and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except for the transactions described below, none of our directors, officers, or principal shareholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transaction, which materially affected us during the year ended December 31, 2013.

Notes with Stockholders of Corindus, Inc.

On June 14, 2010, Corindus, Inc. entered into non-interest bearing notes receivable with certain of its stockholders for tax payments to be made to the Israel Tax Authority in connection with a tax ruling related to the Reorganization that took place in 2008. The total amount of notes receivable issued is $145 thousand. One of these stockholders is Tal Wenderow, co-founder and Executive Vice President of Corindus, Inc. at the time of the loan. As part of the Reorganization, Corindus, Inc. agreed to make any tax payments on behalf of the stockholders. The notes receivable are repayable upon the disposition of shares owned by each stockholder. Based on the tax ruling, the stockholders and Corindus, Inc. entered into a trust agreement and the stockholders transferred shares to a trustee to serve as collateral on the notes. The portion of the note receivable attributable to Mr. Wenderow was in the principal amount of $8,691, which amount was repaid by Mr. Wenderow on August 5, 2014.

Preferred Stock Purchase Agreements with Philips

On January 21, 2011, Corindus, Inc. sold to Koninklijke Philips N.V. (“Philips Parent”) 378,224 shares of Series D Convertible Redeemable Preferred Stock for $21.15 per share. In October 2011, Corindus, Inc. sold Philips Parent 34,629 shares of Series D-1 Preferred Stock for $28.88 per share. In February 2012, Corindus, Inc. sold Philips Parent 32,156 shares of Series D-2 Preferred Stock for $31.10 per share. In October and December 2012, Corindus, Inc. sold Philips Parent 125,623 and 125,623 shares, respectively, of Series E Preferred Stock for $31.84 per share.

Pursuant to the Exchange Ratio in the Acquisition Agreement, the aggregate of 696,255 shares of preferred stock were converted into shares of Corindus, Inc. common stock and then exchanged for 17,407,817 shares of the Company’s Common Stock. In connection with the purchase of the Series D Preferred Stock, Corindus, Inc. issued a Warrant to Philips Parent to purchase 189,112 shares of Series D Preferred Stock at an exercise price of $26.50 per share with an expiration date of October 11, 2017. The Warrant became exercisable upon the issuance of the Series E Preferred Stock on October 12, 2012. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant to purchase 4,728,191 shares of the Company’s Common Stock at an exercise price of $1.06 per share. The expiration date and all other material terms of the Warrant remain unchanged in the Company Warrant. Philips Parent’s beneficial ownership represents approximately 20% of the Company as of December 5, 2014.

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Distribution Agreement with Philips

On January 21, 2011, the Company entered into a distributor agreement with Philips appointing Philips as the sole worldwide distributor for the promotion and sale of our CorPath 200 System. Under the agreement, Philips sold the equipment directly to the end user and the Company was responsible for installation and initial training. Payments received from Philips for systems shipped under the distribution agreement totaled $0, $0, $695,000 and $440,000 in each of 2011, 2012, 2013 and 2014, respectively. At December 31, 2013 and 2012, Philips owed the Company $125,000 and $255,000, respectively, for systems shipped under the distribution agreement. At June 30, 2014, there were no amounts outstanding from Philips. In November 2013, we amended the Philips distribution agreement to allow our sales force to sell directly to customers as well. The distributor agreement with Philips expired on August 7, 2014. On November 18, 2014, following the termination of the distributor agreement with Philips, the Company entered into a purchase order with Philips for the purchase of one CorPath System on behalf of an end user.

Share Repurchase

Immediately after the closing of the Acquisition, the majority shareholder of the Company prior to the Acquisition and another shareholder of the Company sold an aggregate of 31,143,700 shares of the Company’s Common Stock to the Company at par value (or an aggregate of $3,114) pursuant to a written agreement between such shareholders and the Company and such shares were immediately canceled and returned to the authorized but unissued shares of the Company.

Demand Registration Rights Agreements

On August 12, 2014, we entered into a demand registration rights agreement with each of Koninklijke Philips N.V., HealthCor Partners Fund LP, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Partners Fund II, LP and 20/20 Capital III LLC, which together own an aggregate of approximately 72.58% of the outstanding shares of the Company’s Common Stock after the Closing, in order to grant such shareholders registration rights with respect to their ownership of Company Shares (the “Demand Registration Rights Agreement”). Under the Demand Registration Rights Agreement, the shareholders were granted demand, piggyback and Form S-3 registration rights pursuant to terms therein, exercisable following the required one-year anniversary of Closing and subject to the terms of the Lock-Up Agreements. Pursuant to the Demand Registration Rights Agreement, the Company is required to use its reasonable best efforts to register Company Shares that are subject to a demand notice within sixty days of such demand.

Indemnification Agreement with Gerard Winkels

On January 21, 2011, Corindus, Inc. entered into an Indemnification Agreement with Gerard Winkels, one of our directors. The terms of the Indemnification Agreement requires that we provide Mr. Winkels supplemental indemnification sufficient to retain his services as a director.

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Director Independence

We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent; however, our Board of Directors has determined that Jeff Gold and David White would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

Lock-Up Agreements

As required by of the terms of the Acquisition Agreement between the Company and Corindus, Inc., we entered into Lock-Up Agreements with all of the holders of Corindus, Inc. capital stock and stock options and warrants immediately prior to the Acquisition, including security holders affiliated with the Company, covering the aggregate of 87,425,168 shares of our Common Stock and shares reserved for issuance pursuant to options and warrants. Each holder of Corindus, Inc. capital stock and stock options and warrants immediately prior to the Acquisition agreed in the Lock-Up Agreement that, until August 12, 2015 (the one year anniversary of the Closing of the Acquisition), such holder will not sell or dispose of the securities of our Company held thereby. After the completion of this 12-month lock-up period, the holders agreed not to sell or dispose of more than 5.0% of the respective number of our securities held by each such holder per each rolling 90-day period (beginning with the holder’s first sale of securities following the intial 12-month lock-up period) over the following 12-month period.

Forgiveness of Related Party Note

On July 30, 2012, the Company entered into a four-year Consulting Agreement with Yitz Grossman under which the Company agreed to pay him $12,000 per month for his services. As of July 2, 2014, the Company owed $228,000 to Mr. Grossman thereunder. On July 2, 2014, the Company and Mr. Grossman entered into a Debt Settlement Agreement pursuant to which the Company agreed to pay approximately $40,000 to Mr. Grossman immediately and Mr. Grossman agreed to forgive the remaining balance of approximately $188,000. In connection therewith, Mr. Grossman also agreed to terminate the Consulting Agreement. On the date of the Debt Settlement, Mr. Grossman was the husband of Lisa Grossman, the Company’s then President.

Loan Agreement and Spin-Out Agreement

On June 30, 2014, prior to the Acquisition, the Company entered into a Loan Agreement and Promissory Note with Lisa Grossman, the Company’s then President and director and a stockholder of the Company, pursuant to which the Company borrowed $248,831.59 to be used to pay certain of the Company’s liabilities (the “Grossman Note”). The Company’s liabilities paid with proceeds of the Grossman Note included among other things principal and interest on notes payable and advances made by Mrs. Grossman to the Company. The Note accrued interest at the rate of two percent (2%) and was due on or before December 30, 2014. At the Closing of the Acquisition, in accordance with to the terms of the Grossman Note and pursuant to a Spin-Out Agreement entered into in connection with the Acquisition, the former business of the Company was transferred to Mrs. Grossman and Mrs. Grossman assumed all liabilities related to the former business of the Company.

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PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 29, 2014 by the following:

•	each of our directors and executive officers;
•	all of our directors and executive officers as a group;
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and
•	the Selling Stockholders.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, and includes stock options and warrants that are currently exercisable or exercisable within 60 days of December 29, 2014. Shares issuable pursuant to stock options and warrants are deemed outstanding in computing the ownership of the person holding such options and warrants but are not deemed outstanding in computing the ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of the Company’s Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

The Selling Stockholders, if they desire, may dispose of the shares covered by this prospectus from time to time at such prices as such stockholder may choose. Before a stockholder not named below may use this prospectus in connection with an offering of shares, this prospectus must be amended or supplemented to include the name and number of shares beneficially owned by such stockholder and the number of shares to be offered. Any amended or supplemented prospectus also will disclose whether any Selling Stockholder named in that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus. None of the Selling Stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years. As used in this prospectus, “Selling Stockholders” includes the donees, pledgees, transferees, or other successors-in-interest that may later hold the Selling Stockholders’ interests.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Corindus Vascular Robotics, Inc., 309 Waverley Oaks Rd., Waltham, Massachusetts 02452.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Registered	Beneficially Owned Upon Completion of this Offering
Name of Beneficial Owner	Number	Percent(1)	for Sale(2)	Number	Percent(1)
Executive Officers and Directors:
David M. Handler, Chief Executive Officer, President and Director(3)	2,860,672	2.63%	—	2,860,672	2.63%
David W. Long, Chief Financial Officer, Senior Vice President, Treasurer and Secretary(4)	504,013	0.47%	—	504,013	0.47%
Jeffrey C. Lightcap, Chairman(5)	44,924,697	42.43%	—	44,924,697	42.43%
Hillel Bachrach, Director(6)	6,931,673	6.54%	—	6,931,673	6.54%
Jeffrey Gold, Director(7)	182,514	0.17%	—	182,514	0.17%
David White, Director(8)	262,921	0.25%	—	262,921	0.25%
Gerard Winkels, Director	—	—	—	—	—
Michael Mashaal, Director	—	—	—	—	—
All executive officers and directors as a group (eight persons) (9)	55,666,490	50.71%	—	55,666,490	50.71%

5% Stockholders:
Energy Capital, LLC(10)	10,346,000	9.77%	—	10,346,000	9.77%
HealthCor Partners Fund, LP(11)	17,090,941	16.14%	—	17,090,941	16.14%
HealthCor Hybrid Offshore, Ltd.(12)	19,981,655	18.87%	—	19,981,655	18.87%
HealthCor Partners Fund II, LP(13)	7,852,101	7.42%	—	7,852,101	7.42%
20/20 Capital III, LLC(14)	6,856,667	6.47%	—	6,856,667	6.47%
Koninklijke Philips NV(15)	22,136,008	20.01%	—	22,136,008	20.01%

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	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Registered	Beneficially Owned Upon Completion of this Offering
Name of Beneficial Owner	Number	Percent(1)	for Sale(2)	Number	Percent(1)
Selling Stockholders:
Hartford Global Capital Appreciation Fund (Nominee: Cudd & Co.) (16)	472,556	0.45%	472,556	—	*
Hartford Real Total Return Fund (Nominee: Cudd & Co.) (16)	53,625	0.05%	53,625	—	*
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II, Real Total Return Portfolio (Nominee: Finwell & Co.) (16)	190,499	0.18%	190,499	—	*
Wellington Trust Company, N.A., Multiple Common Trust Funds Trust, Real Total Return Portfolio (Nominee: Finwell & Co.) (16)	33,206	0.03%	33,206	—	*
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II Real Total Return II Portfolio (Nominee: Finwell & Co.) (16)	114,152	0.11%	114,152	—	*
Hartford Capital Appreciation HLS Fund (Nominee: Cudd & Co.)(16)	2,512,533	2.37%	2,512,533	—	*
Wellington Trust Co., N.A., Multiple Collective Investment Funds Trust II, Global Equities Portfolio (Nominee: Finwell & Co.)(16)	98,470	0.09%	98,470	—	*
Wellington Trust Co., N.A., Multiple Collective Investment Funds Trust, All Cap Opportunities Portfolio (Nominee: Cascofish & Co.)(16)	116,912	0.11%	116,912	—	*
Alpha Opportunities Trust (Nominee: Snaildive & Co.)(16)	259,891	0.25%	259,891	—	*
Global Multi-Strategy Fund (Nominee: Hare & Co.)(16)	165,373	0.16%	165,373	—	*
Wellington Management Portfolios (Australia) – Real Total Return Portfolio (Nominee: Gerlach & Co.)(16)	50,543	0.04%	50,543	—	*
Alpha Opportunities Fund (Nominee: Snailmarker & Co.)(16)	598,810	0.57%	598,810	—	*
Cowen Investments LLC(17)	800,000	0.76%	800,000	—	*
Fidelity Puritan Trust: Fidelity Puritan Fund(18)	5,000,000	4.72%	5,000,000	—	*
David Levanson	200,000	0.19%	200,000	—	*

*Represents less than 1% of the outstanding shares of our common stock.

(1)	Applicable percentage of ownership is based on 105,883,157 shares of Common Stock outstanding as of December 29, 2014 assuming no exercise of outstanding options or warrants.
(2)	We have no assurance that the Selling Stockholders will sell any of the shares being registered for sale. See “Plan of Distribution.”
(3)	This amount includes 2,860,672 shares for which Mr. Handler holds stock options, including 56,848 shares that vest within 60 days of December 29, 2014. The percentage of ownership for Mr. Handler is based on 108,743,829 shares which would be outstanding if all of Mr. Handler’s vested options were exercised.
(4)	This amount includes 504,013 shares for which Mr. Long holds stock options, including 24,586 shares that vest within 60 days of December 29, 2014. The percentage of ownership for Mr. Long is based on 106,387,170 shares which would be outstanding if all of Mr. Long’s vested options were exercised.
(5)	This amount includes (i) 19,981,655 shares directly owned by HealthCor Hybrid Offshore, Ltd., of which Mr. Lightcap is the controlling member, (ii) 17,090,941 shares directly owned by HealthCor Partners Fund, LP, of which Mr. Lightcap is the controlling member and (iii) 7,852,101 shares directly owned by HealthCor Partners Fund II, LP, of which Mr. Lightcap is the controlling member.
(6)	This amount includes (i) 6,774,336 shares directly owned by 20/20 Capital III LLC (“20/20 Capital”), of which Mr. Bacharach is the controlling member, (ii) 82,331 shares for which 20/20 Capital holds stock options and (iii) 75,006 shares for which Mr. Bacharach holds stock options. The percentage of ownership for 20/20 Capital is based on 106,040,494 shares which would be outstanding if all of 20/20 Capital’s options and Mr. Bachrach’s options were exercised.
(7)	This amount includes 182,514 shares for which Mr. Gold holds stock options. The percentage of ownership for Mr. Gold is based on 106,065,671 shares which would be outstanding if all of Mr. Gold’s vested options were exercised.
(8)	This amount includes (i) 80,407 shares directly owned by Mr. White and (ii) 182,514 shares for which Mr. White holds stock options, including 1,036 shares that vest within 60 days of December 29, 2014. The percentage of ownership for Mr. White is based on 106,065,671 shares which would be outstanding if all of Mr. White’s vested options were exercised.

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(9)	This amount includes all shares directly and indirectly owned by all our directors and executive officers and all shares to be issued directly and indirectly upon exercise of Company Options within 60 days of December 29, 2014. The percentage of ownership for all our directors and executive officers is based on 109,770,207 shares that would be outstanding if all of our directors’ and executive officers’ Options were exercised.
(10)	Robert J. Smith is the beneficial owner of all shares owned by Energy Capital, LLC.
(11)	This amount includes 17,090,941 shares directly owned by HealthCor Partners Fund, LP, of which Mr. Lightcap is the controlling member.
(12)	This amount includes 19,981,655 shares directly owned by HealthCor Hybrid Offshore, Ltd., of which Mr. Lightcap is the controlling member.
(13)	This amount includes 7,852,101 shares directly owned by HealthCor Partners Fund II, LP, of which Mr. Lightcap is the controlling member.
(14)	This amount includes (i) 6,774,336 shares directly owned by 20/20 Capital, of which Mr. Bacharach is the controlling member and (ii) 82,331 shares for which 20/20 Capital holds stock options. The percentage of ownership for 20/20 Capital is based on 105,965,488 shares which would be outstanding if all of 20/20 Capital’s options were exercised.
(15)	This amount includes (i) 17,407,817 shares directly owned by Koninklijke Philips NV (“Philips Parent”) and (ii) 4,728,191 shares due to Philips Parent upon exercise of a currently exercisable warrant. The percentage of ownership for Philips Parent is based on 110,611,348 shares which would be outstanding if Philips Parent’s warrant was exercised.
(16)	Wellington Management Company, LLP, or Wellington, is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over shares held in its client account.
(17)

RCG LV Pearl, LLC is the sole member of Cowen Investments LLC.  RCG LV Pearl, LLC disclaims beneficial ownership of the shares held by Cowen Investments LLC.  Cowen Group, Inc. is the sole member of RCG LV Pearl, LLC.  Cowen Group, Inc. disclaims beneficial ownership of the shares held by Cowen Investments LLC.  Peter A. Cohen, the Chairman and Chief Executive Officer of Cowen Group, Inc., has voting and investment control over the shares held by Cowen Investments LLC.  Mr. Cohen disclaims beneficial ownership of these shares.  An affiliate of Cowen Investments LLC is a FINRA member.  However, this affiliate will not sell any shares to be offered by Cowen Investments LLC through the prospectus and will receive no compensation whatsoever in connection with sales of shares by Cowen Investments LLC through the prospectus. Additionally, Cowen Structured Holdings, Inc., an affiliate of Cowen Investments LLC that initially purchased the Company’s securities, has represented to the Company in conjunction with the purchase of the securities, that it purchased such securities in the ordinary course of its business for investment purposes and that it does not have any agreement or understanding with any other person with respect to the sale and distribution of such securities.

(18)

This fund is managed by direct or indirect subsidiaries of FMR LLC. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

All shares of our Common Stock that are owned by former holders of (i) shares of Corindus, Inc., or (ii) the rights to acquire shares of Corindus, Inc., are subject to the terms of a Lock-Up Agreement as discussed hereinabove. Former shareholders of Corindus, Inc. are subject to the Lock-Up Agreement, including all of our current directors and executive officers that own our securities and HealthCor Partners Fund, LP, HealthCor Hybrid Offshore, Ltd., HealthCor Partners Fund II LP, 20/20 Capital III, LLC and Koninklijke Philips NV.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of our Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

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•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such distributions. In such event, any commissions received, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus.

Once effective, our Company has agreed to use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which our Company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following: (1) the date on which the Selling Stockholders cease to hold any shares of our Common Stock registered hereunder, or (2) the date all shares of our Common Stock held by the Selling Stockholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under this registration statement of which this prospectus forms a part, the shares of our Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue an aggregate of 260,000,000 shares of capital stock, 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of undesignated “blank check” preferred stock, par value $0.0001 per share. As of date of this prospectus, we had 105,883,157 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Description of Our Common Stock

Common Stock

As of December 5, 2014, we had 105,883,157 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

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Preferred Stock

As of December 5, 2014, there were no shares of our Preferred Stock issued and outstanding.

Our authorized Preferred Stock is “blank check” preferred. Accordingly, subject to limitations prescribed by law, our Board of Directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of Preferred Stock of any class or series, to fix the number of shares of any class or series of Preferred Stock and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by our shareholders.

Options

In connection with the Acquisition, we exchanged Corindus, Inc. Options for Company Options. The Corindus, Inc. Options had been issued pursuant to either the Corindus, Inc. 2006 Umbrella Option Plan (the “2006 Option Plan”) or the Corindus, Inc. 2008 Stock Incentive Plan (the “2008 Option Plan”). At the closing of the Acquisition, the Company’s Board of Directors approved the 2014 Stock Award Plan (the “2014 Stock Plan”) as a replacement for the 2006 Option Plan and 2008 Option Plan and under which the Company options were issued. The Company’s Board of Directors also approved the forms of replacement (i) Employee Stock Option for 2006 Option Holders, (ii) Director Stock Option for 2006 Option Holders, (iii) Employee Stock Option for 2008 Option Holders, (iv) Officer Stock Option for 2008 Option Holders and (v) Director Stock Option for 2008 Option Holders.

The 2014 Stock Plan is an equity incentive plan pursuant to which the Company can grant options or other equity incentive awards to employees or other persons on terms and conditions determined by our Board of Directors or its Compensation Committee thereof. The options or other equity awards that may be granted under this plan may qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The 2014 Stock Plan is limited to award issuances which in the aggregate equal 9,035,016 shares, all of which shares will be used for the issuance of the Company Options. The Company Options continue to vest and become exercisable on the same time-vesting schedule as applied prior to closing of the Acquisition based on the Option Holder’s continued service to the Company.

We have outstanding Company Options issued under the 2014 Stock Plan to purchase an aggregate of 9,035,016 shares of our Common Stock at an approximate exercise price ranging between $0.22 to $0.92 per share that are either currently exercisable or are exercisable on various dates on or before June 2018.

Warrants

In connection with the Acquisition, we exchanged Corindus Warrants for Company Warrants to purchase an aggregate of 5,029,865 shares of Company Common Stock. The Company Warrant issued to Narkis Gryp Ltd. is for the purchase of 124,160 shares of the Company’s Common Stock at a purchase price of $0.7648 per share, exercisable through May 31, 2017. The Company Warrant issued to Koninklijke Philips NV is for the purchase of 4,728,191 shares of the Company’s Common Stock at a purchase price of $1.06 per share, exercisable through October 12, 2017. The Company Warrant issued to Steward Capital Holdings is for the purchase of 177,514 shares of the Company’s Common Stock at a purchase price of $1.41 per share, exercisable through the earlier of June 11, 2024 and five years after an underwritten public offering by the Company.

The Company Warrants, at the option of the holder, may be exercised by cash payment of the exercise price to the Company. The Company Warrants may be exercised on a cashless basis, which means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the Company Warrants in cash, the holder will forfeit a number of shares underlying the Company Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that Company Warrants are exercised by cashless exercise.

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The exercise price and number of shares of Company Common Stock issuable on exercise of the Company Warrants may be adjusted in certain circumstances, including stock splits, stock dividends or reclassifications or sale of all or substantially all assets of the Company or any merger or consolidation involving the Company and, in the case of the Company Warrant held by Narkis Gryp Ltd., upon distribution of a cash dividend.

No fractional shares will be issued upon exercise of the Company Warrants. If, upon exercise of the Company Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, make a cash payment therefor on the basis of the then fair market value.

Convertible Securities

As of the date hereof, other than the Company Options and the Company Warrants described above, the Company does not have any outstanding convertible securities.

Registration Rights and Preemptive Rights

Private Placement Registration Rights and Preemptive Rights

On September 12, 2014, we entered into a Purchase Agreement with multiple investors relating to the issuance and sale of shares of our Common Stock in a private placement. This private placement closed on September 16, 2014, through which we sold an aggregate of 10,666,570 Shares of our Common Stock at $2.50 per share for an aggregate purchase price of $26,666,425.

As part of the Purchase Agreement, we agreed to file a registration statement covering the resale of the Shares. We are obligated to use our best efforts to effect the registration (including a declaration of effectiveness of this registration statement by the SEC) no later than 90 days from the Closing Date (120 days if reviewed by SEC). If this registration statement does not become effective on or before the required effectiveness date, we have agreed, among other things, to pay to these investors 1.50% of each investor’s aggregate purchase price of the Shares for each 30-day period that this registration statement is not effective, up to a maximum of 10.0% of such aggregate purchase price.

The Purchase Agreement also provides that if the Company offers to sell any Common Stock or any rights, options or warrants to purchase or securities convertible into or exercisable or exchangeable for Common Stock, subject to certain exceptions, in a public or private offering for cash, then at any time during the period commencing on the one year anniversary of the private placement and ending on the three year anniversary of the private placement, each of the investors in the private placement has an opportunity to acquire such securities at the same price and on the same terms as such securities are offered so that such investors can maintain their percentage interest.

Demand Registration Rights Agreement

As mentioned hereinabove, the Company entered into a Demand Registration Rights Agreement with certain shareholders. For more information, see the disclosure at Certain Relationships and Related Transactions and Director Independence hereinabove.

Private Investor Registration Rights

In conjunction with the Acquisition, the Company and a private investor (the “Private Investor”) closed a Stock Purchase Agreement pursuant to which the Private Investor purchased one million shares of the Company’s Common Stock at a purchase price of $2.00 per share (the “Equity Infusion Shares”). The Private Investor was granted piggyback registration rights with regard to the Equity Infusion Shares pursuant to a Registration Rights Agreement.

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Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board of Directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of the Company’s Common Stock nor the holders of the Company’s Preferred Stock, if any shall be issued and outstanding, have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding shares of Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s Board of Directors or for a third party to obtain control of the Company by replacing our Board of Directors. Additionally, we are authorized to issue up to 10,000,000 shares of Preferred Stock in one or more series without stockholder approval, and each such series of preferred stock may have such preferences, rights and limitations as our Board of Directors may determine.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders, or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. Although we are an “issuing corporation” under Nevada law, we do not currently satisfy these requirements, thus, the Nevada control share law is not currently applicable to us. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. If the Nevada control share law were to become applicable, it could have the effect of discouraging takeovers of our company.

Limitations of Liability and Indemnification of Officers and Directors

Our Articles of Incorporation and Bylaws limit the liability of directors to the fullest extent permitted by the Nevada Corporation Act. In addition, our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

We use Manhattan Transfer Registrar Company located at 57 Eastwood Road, Miller Place, New York 11764 as our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

Our Common Stock is traded on the OTCQB under the symbol “CVRS.” We cannot predict the effect, if any, that sales of shares in the market, or the availability of shares for sale, will have on the market price of our Common Stock from time to time. Sales of our Common Stock in the public market after the restriction lapses as described below, or the perception that those sales may occur, could cause the prevailing market price to decline or to be lower than it might be in the absence of those sales or perceptions, of which we have no control.

Sale of Restricted Shares

As of the date of this prospectus, we had 105,883,157 shares of our Common Stock outstanding. Of these shares, the 10,666,570 shares sold in the September 2014 private placement will be freely tradable without restriction under the Securities Act upon declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part.

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Taking into account the Lock-up Agreements described below, and subject to volume, manner of sale and other limitations as applicable under Rule 144, an aggregate of approximately 17,485,057 additional shares of currently outstanding Common Stock will be eligible for sale between August 16, 2015 and August 15, 2016; thereafter, an aggregate of approximately 69,940,111 remaining shares will be eligible for sale upon the termination of the Lock-Up Agreements on August 16, 2016.

Lock - Up Agreements

As required by the terms of the Acquisition Agreement between the Company and Corindus, Inc., we entered into Lock-Up Agreements with all of the holders of Corindus, Inc. capital stock and stock options and warrants immediately prior to the Acquisition. The Lock-Up Agreements cover a total of approximately 87,425,168 shares (which amount is comprised of approximately 73,360,287 shares of our Common Stock and approximately 14,064,881 shares reserved for issuance pursuant to outstanding options and warrants). Each holder of Corindus, Inc. capital stock and stock options and warrants immediately prior to the Acquisition agreed in the Lock-Up Agreement that, until August 12, 2015 (the one year anniversary of the Closing of the Acquisition) such holder will not sell or dispose of the securities of our Company held thereby. After the completion of this 12-month lock-up period, such holders agreed not to sell or dispose of more than 5.0% of the respective number of our securities held by each such holder per each rolling 90-day period (beginning with the holder’s first sale of securities following the initial 12-month lock-up period) over the following 12-month period.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities of an issuer that has been subject to the reporting requirements of the Exchange Act for at least six months and who is not affiliated with such issuer, would be entitled to sell an unlimited number of shares of common stock so long as such issuer has met its public information disclosure requirements. In addition, an affiliated person who has owned restricted securities for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of common stock then outstanding; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Notwithstanding the foregoing, a one-year holding period applies to stockholders interested in selling restricted shares of our Common Stock pursuant to Rule 144. Upon effectiveness of the registration statement of which this prospectus forms a part, however, we become obligated to file periodic reports under the Exchange Act, and the applicable holding period under Rule 144 will then be shortened to six months for stockholders interested in selling restricted shares of our Common Stock pursuant to Rule 144.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

Stock Options

We intend to file registration statements under the Securities Act as soon as practicable for shares issued upon the exercise of options and shares to be issued under our employee benefit plans. As a result, any options or shares issued upon any benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice, and public information requirements of Rule 144, in addition to any requirements of the Lock Up Agreements.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Emmel & Klegerman, P.C., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Corindus Vascular Robotics, Inc. at December 31, 2012 and 2013, and for each of the two years in the period ended December 31, 2013, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC relating to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in the exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to our Company and the shares of our Common Stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules. Anyone may inspect a copy of the registration statement without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We make available free of charge on our website at www.corindus.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, and reports on Form 8-K, amendments to such report filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, proxy statements, and other information as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or connected to, or that can be accessed via our website is not part of this prospectus.

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Corindus Vascular Robotics, Inc.
Consolidated Financial Statements

Contents

Report of independent registered public accounting firm	F-2

Consolidated balance sheets as of December 31, 2012 and 2013 and as of September 30, 2014 (unaudited)	F-3

Consolidated statements of operations and comprehensive loss for the years ended December 31, 2012 and 2013 and for the nine months ended September 30, 2013 and 2014 (unaudited)	F-4

Consolidated statements of stockholders’ equity for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014 (unaudited)	F-5

Consolidated statements of cash flows for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2013 and 2014 (unaudited)	F-6

Notes to consolidated financial statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Corindus Vascular Robotics, Inc.

We have audited the accompanying consolidated balance sheets of Corindus Vascular Robotics, Inc. (the Company) as of December 31, 2012 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corindus Vascular Robotics, Inc. at December 31, 2012 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated August 15, 2014, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 1, has completed an issuance of its common stock resulting in net proceeds of $25.5 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 15, 2014,

     except for Note 1, as to which

          the date is December 8, 2014

F-2

Corindus Vascular Robotics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2013	September 30, 2014
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,536	$9,845	$29,520
Accounts receivable — net of allowance for doubtful accounts of $4, $3, and $6 at December 31, 2012, 2013, and September 30, 2014, respectively	12	35	477
Due from related party	255	125	—
Inventories, net	739	2,464	1,982
Prepaid expenses and other current assets	628	494	647
Total current assets	27,170	12,963	32,626

Property and equipment, net	1,078	1,437	1,229
Deposits – long term	312	223	225
Deferred inventory costs	—	—	108
Notes receivable due from stockholders	145	145	136
Total assets	$28,705	$14,768	$34,324

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$466	$315	$1,800
Accrued expenses	781	1,261	1,778
Deferred revenue, current portion	65	—	159
Current portion of long-term debt	—	—	350
Total current liabilities	1,312	1,576	4,087

Long-term liabilities:
Deferred revenue, net of current portion	—	—	230
Long-term debt, net of current portion	—	—	4,373
Warrant liability	2,981	3,152	—
Total liabilities	4,293	4,728	8,690

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 73,360,162 shares issued and outstanding at December 31, 2012; 73,360,287 shares issued and outstanding at December 31, 2013; and 105,883,157 shares issued and outstanding at September 30, 2014	7	7	11
Additional paid-in capital	70,050	70,369	103,952
Accumulated deficit	(45,645)	(60,336)	(78,329)
Total stockholders’ equity	24,412	10,040	25,634
Total liabilities and stockholders’ equity	$28,705	$14,768	$34,324

The accompanying notes are an integral part of the consolidated financial statements.

F-3

Corindus Vascular Robotics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

 (In thousands, except share and per share amounts)

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)

Revenue	$202	$896	$509	$2,361
Cost of revenue	833	2,430	1,651	3,234
Gross loss	(631)	(1,534)	(1,142)	(873)

Operating expenses:
Research and development	4,171	4,793	3,215	4,856
General and administrative	2,433	2,545	1,877	3,595
Sales and marketing	2,070	5,676	3,635	5,859
Restructuring charges	—	—	—	175
Total operating expenses	8,674	13,014	8,727	14,485

Operating loss	(9,305)	(14,548)	(9,869)	(15,358)

Other income (expenses):
Warrant revaluation	(392)	(171)	(170)	(2,421)
Interest and other income (expense)	6	28	26	(214)
Total other expenses, net	(386)	(143)	(144)	(2,635)

Net loss and comprehensive loss	$(9,691)	$(14,691)	$(10,013)	$(17,993)

Net loss per share—basic and diluted	$(0.18)	$(0.20)	$(0.14)	$(0.23)
Weighted-average common shares used in computing net loss per share—basic and diluted	53,068,309	73,360,259	73,360,250	77,949,347

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Corindus Vascular Robotics, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share and per share amounts)

	Common Stock, $0.0001 Par Value		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2011	46,908,897	$5	$36,221	$(35,954)	$272
Issuance of common stock, net of issuance costs of $153	26,451,265	2	33,413	—	33,415
Stock-based compensation expense	—	—	416	—	416
Net loss	—	—	—	(9,691)	(9,691)
Balance at December 31, 2012	73,360,162	7	70,050	(45,645)	24,412
Exercise of options for common stock	125	—	—	—	—
Issuance costs related to common stock	—	—	(10)	—	(10)
Stock-based compensation expense	—	—	329	—	329
Net loss	—	—	—	(14,691)	(14,691)
Balance at December 31, 2013	73,360,287	7	70,369	(60,336)	10,040
Stock-based compensation expense (unaudited)	—	—	300	—	300
Reclassification of warrant liability (unaudited)	—	—	5,803	—	5,803
Issuance of common stock in connection with reverse acquisition (unaudited)	20,856,300	2	(5)	—	(3)
Issuance of common stock to private investor (unaudited)	1,000,000	—	2,000	—	2,000
Issuance of common stock in connection with private placement of common stock, net of offering costs of $1,179 (unaudited)	10,666,570	2	25,485	—	25,487
Net loss (unaudited)	—	—	—	(17,993)	(17,993)
Balance at September 30, 2014 (unaudited)	105,883,157	$11	$103,952	$(78,329)	$25,634

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Corindus Vascular Robotics, Inc.

Consolidated Statements of Cash Flows

(In thousands, except share and per share amounts)

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Operating activities
Net loss	$(9,691)	$(14,691)	$(10,013)	$(17,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	393	607	421	508
Stock-based compensation expense	416	329	251	300
Accretion of interest expense	—	—	—	36
Warrant revaluation	392	171	170	2,421
Disposal of property and equipment	41	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(12)	(23)	(18)	(442)
Due from related party	(255)	130	255	125
Prepaid expenses and other assets	(573)	134	263	(144)
Deferred inventory costs	—	—	—	(108)
Inventory	(400)	(2,313)	(1,965)	230
Deposits	(312)	89	45	(2)
Accounts payable	10	(151)	317	1,485
Accrued expenses	159	480	310	387
Deferred revenue	65	(65)	(65)	389
Net cash used in operating activities	(9,767)	(15,303)	(10,029)	(12,808)

Investing activities
Purchases of property and equipment	(613)	(378)	(373)	(48)
Net cash used in investing activities	(613)	(378)	(373)	(48)

Financing activities
Issuance of Common Stock, net of offering costs	33,415	(10)	(10)	27,617
Proceeds from issuance of long-term debt and warrants, net of deferred financing costs and discounts	—	—	—	4,917
Other	—	—	—	(3)
Net cash provided by (used in) financing activities	33,415	(10)	(10)	32,531
Net increase (decrease) in cash and cash equivalents	23,035	(15,691)	(10,412)	19,675
Cash and cash equivalents at beginning of period	2,501	25,536	25,536	9,845
Cash and cash equivalents at end of period	$25,536	$9,845	$15,124	$29,520
Non-cash Investing and Financing Activities:
Transfers from inventory to fixed assets for placement of Corindus equipment in the field	$—	$588	$400	$252
Common stock issuance costs included in accrued expenses	$—	$—	$—	$130
Reclassification of warrant liability to stockholders’ equity	$—	$—	$—	$5,803

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 are unaudited
(In thousands, except share and per share amounts)

1.	Nature of Operations

Corindus Vascular Robotics, Inc. (the “Company”), a Nevada corporation (formerly named Your Internet Defender, Inc. (“YIDI”), acquired Corindus, Inc., a privately-held company, in a reverse acquisition on August 12, 2014. The Company’s corporate headquarters and research and development facility are in Waltham, Massachusetts and the Company is engaged in the marketing, sales and development of robotic-assisted catheterization systems.

Since its inception on March 21, 2002, the Company has devoted its efforts principally to research and development, business development activities, and raising capital. In July 2012, the Company received clearance from the United States Food and Drug Administration to market its CorPath 200 System in the United States and shipped its first commercial product under this clearance in September 2012. In 2013, the Company moved into the growth stage, investing in sales and marketing in order to build its customer base. The Company’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in the Company’s target markets.

Reverse Acquisition Transaction

On August 12, 2014, the Company, as the legal acquirer, consummated a reverse acquisition of Corindus, Inc., the accounting acquirer (the “Acquisition”) pursuant to the Securities Exchange and Acquisition Agreement (the “Acquisition Agreement”), entered into between the Company and Corindus, Inc. Prior to the Acquisition, all outstanding shares of Series A through E Redeemable Convertible Preferred Stock of Corindus, Inc. were converted into 2,811,499 shares of Common Stock of Corindus, Inc.

Pursuant to the terms of the Acquisition Agreement (i) all outstanding shares of common stock of Corindus, Inc., $0.01 par value per share, were exchanged for shares of Company common stock, $0.0001 par value per share, and (ii) all outstanding options and warrants to purchase shares of common stock of Corindus, Inc. were exchanged for or replaced with options and warrants to acquire shares of common stock of the Company. The exchange ratio was one for 25.00207 shares.

F-7

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited
(In thousands, except share and per share amounts)

1.	Nature of Operations (continued)

At the closing of the Acquisition, the Company transferred the former business of YIDI to a former officer, director and shareholder of YIDI, in exchange for the satisfaction of a promissory note issued to the former officer, director and shareholder in the principal amount of approximately $249 and the assumption of liabilities related to the former operations.

Immediately after the transfer of the former business of YIDI, the business of Corindus, Inc. became the sole focus of the combined company and the combined company’s name was changed to Corindus Vascular Robotics, Inc.

In connection with the Acquisition, the Company issued 1,000,000 shares of Common Stock to a private investor at a price of $2.00 per share in exchange for proceeds of $2,000. See Note 3 for further discussion of this transaction.

 Third Quarter 2014 Financing

On September 12, 2014, the Company entered into a Securities Purchase Agreement with multiple investors relating to the issuance and sale of the Company’s common stock in a private placement, which closed on September 16, 2014. The Company sold 10,666,570 shares of common stock at $2.50 per share, for an aggregate purchase price of approximately $26,666 with net proceeds to the Company of $25,487. As a result of the transaction, the Company has the additional $5,000 of borrowings available to it under its Loan and Security Agreement discussed in Note 8.

F-8

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

1.	Nature of Operations (continued)

Liquidity

The Company has incurred losses since inception and has funded its operations primarily through the issuance of capital stock and debt. As of September 30, 2014, the Company had an accumulated deficit of $78,329. The Company believes that its cash resources of $29,520 at September 30, 2014 and the ability to draw down on an additional $5,000 under the Company’s debt facility described in Note 8 will be sufficient to meet the Company’s cash requirements through the end of 2015.

As the Company continues to incur losses, transition to profitability is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until doing so, intends to fund future operations through additional debt or equity offerings. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, if at all.

2.	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Corindus, Inc. and Corindus Security Corporation, which was created on December 21, 2012 to hold and invest the proceeds from issuance of equity. All intercompany transactions and balances have been eliminated in consolidation. The functional currency of the wholly-owned subsidiary is the U.S. dollar and, therefore, the Company has not recorded any currency translation adjustments.

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of robotic-assisted vascular interventions. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. To date, the chief operating decision maker has made such decisions and assessed performance at the company level, as one segment. The Company’s chief operating decision maker is the Chief Executive Officer.

F-9

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Use of Estimates

The process of preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements. Such management estimates include those relating to revenue recognition, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards and warrants, and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying balance sheet as of September 30, 2014, the statements of operations and comprehensive loss, cash flows for the nine months ended September 30, 2013 and 2014, and the statements of stockholders’ equity for the nine months ended September 30, 2014 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2014 and the results of its operations and its cash flows for the nine months ended September 30, 2013 and 2014. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2013 and 2014 are also unaudited. The results for the nine months ended September 30, 2014 are not necessarily indicative of results to be expected for the year ending December 31, 2014, any other interim periods, or any future year or period.

F-10

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Financial Instruments

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy is used to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 – Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table shows the Company’s assets and liabilities as of December 31, 2012 and 2013 that are measured and recorded in the financial statements at fair value on a recurring basis:

	December 31, 2012
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Unobservable Inputs
	Level 1	Level 2	Level 3
Assets
Money market funds (a)	$25,300	$—	$—
Liabilities
Warrant liability (b)	$—	$—	$2,981
F-11

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

	December 31, 2013
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Unobservable Inputs
	Level 1	Level 2	Level 3
Assets
Money market funds (a)	$9,700	$—	$—
Liabilities
Warrant liability (b)	$—	$—	$3,152

(a) The fair values of the Company’s money market funds are based on quotes received from third-party banks.

(b) See Note 11 for a discussion of Level 3 inputs

There were no assets and liabilities measured at fair value at September 30, 2014.

There were no transfers between Level 1 and Level 2 assets or liabilities during the years ended December 31, 2012 and 2013, and the nine months ended September 30, 2014.

The Company’s financial instruments of long-term deposits and notes receivable are carried at cost, which approximates fair value due to the relatively short duration of these instruments. The fair value of the Company’s long-term debt approximates its carrying value based on the fact the debt was entered into on June 11, 2014.

Cash Equivalents

The Company considers highly liquid short-term investments, which consist of money market funds, with original maturity dates of three months or less at the date of purchase to be cash equivalents. From time to time, the Company’s cash balances may exceed federal deposit insurance limits.

F-12

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Product Warranty and Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts was $4 thousand, $3 thousand and $6 thousand at December 31, 2012, 2013 and September 30, 2014, respectively. The Company’s accounts receivable consist primarily of amounts due from large, well-capitalized customers and while the Company reviews their creditworthiness, collectability is generally not an issue. The Company has developed an allowance for doubtful accounts based on the potential for minor collectability issues within the customer base. The amounts have not been material to date.

Customers are permitted to return defective products under the Company’s standard product warranty program. For CorPath 200 Systems, the Company’s standard one-year warranty provides for the repair of any product that malfunctions. Return and replacement can only occur if a material breach of the warranty remains uncured for 30 days. A roll-forward of the Company’s warranty liability is as follows:

Balance at December 31, 2011	$—
Provision for warranty obligation	19
Balance at December 31, 2012	19
Provision for warranty obligation	57
Settlements	(47)
Balance at December 31, 2013	29
Provisions for warranty obligations (unaudited)	57
Settlements (unaudited)	(28)
Balance at September 30, 2014 (unaudited)	$58
F-13

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. The Company first capitalized inventory in 2011 based on regulatory approval that had been obtained in Europe and, in 2012, the Company received 510k clearance to market and sell its product in the U.S. Given the early stage of commercialization of the Company’s CorPath 200 System, the Company routinely monitors the recoverability of its inventory and records lower of cost or market reserves, or reserves for excess and obsolete inventory, as required. Scrap and excess manufacturing costs are charged to cost of sales as incurred and not capitalized as part of inventory.

Property and Equipment

Property and equipment is carried at cost. Major items and betterments are capitalized; maintenance and repairs are charged to expense as incurred. The Company capitalizes certain costs incurred in connection with developing or obtaining internal-use software. Software costs that do not meet capitalization criteria are expensed as incurred. Corindus equipment is used on-site and at trade shows to demonstrate the CorPath 200 System. At September 30, 2014, the Company had four systems in the field under a program that involves the placement of a system at the customer’s site and the customer agrees to purchase a minimum number of cassettes each month.

Depreciation on the demonstration equipment is charged to sales and marketing and the deprecation on the field equipment is charged to cost of revenue. Depreciation is computed under the straight-line method over the estimated useful lives of the respective assets.

Depreciation is provided over the following assets lives:

Machinery and equipment	5 years
Computer equipment	3 years
Office furniture and equipment	5 years
Leasehold improvements	Shorter of life of lease or 5 years
Vendor tooling	3 years
Software	4 years
Demonstration equipment	3 years
Field equipment	3 years
F-14

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company’s long-lived assets principally consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized.

Revenue Recognition

The CorPath 200 System is a capital medical device used by hospitals and surgical centers to perform heart catheterizations. Use of the system also requires a single-use cassette for each procedure, which are sold separately. Products are sold to customers with no rights of return.

The Company recognizes revenue on the sale of products when the following criteria are met:

•	Persuasive evidence of an arrangement exists
•	The price to the buyer is fixed or determinable
•	Collectability is reasonably assured
•	Risk of loss transfers and the product is delivered.

In each arrangement, the Company is responsible for installation of the system and initial user training, which services are deemed essential to the functionality of the system. Therefore, the Company recognizes system revenue when the system is delivered and installed, and accepted by the end user customer.

Each system is sold with a standard one year warranty, which provides that the system will function as intended and during that one year period, the Company will either replace the product or a portion thereof or provide the necessary repair service during the Company’s normal service hours. The Company accrues for the estimated costs of the warranty once the system revenue is recognized.

The Company generally enters into multiple element arrangements, which include the sale of a system with an initial order of cassettes, and may include either a basic service plan or a premium service plan. The difference between a basic and premium service plan is a basic service plan provides for an extended warranty period and the premium service plan provides for the extended warranty as well as component upgrades. Deliverables, which are accounted for as separate units of accounting under multiple-element arrangements include: (a) the system, including delivery, installation and initial training, which are subject to customer acceptance and (b) the initial shipment of cassettes to the customer, and may include (c) a basic service plan or (d) a premium service plan.

F-15

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

The Company recognizes revenue on multiple-element arrangements in accordance with Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements, based on the estimated selling price of each element. In accordance with ASU 2009-13, the Company uses vendor-specific objective evidence (VSOE), if available, to determine the selling price of each element. If VSOE is not available, the Company uses third-party evidence (TPE) to determine the selling price. If TPE is not available, the Company uses its best estimate to develop the estimated selling price. The Company uses BESP to determine the selling price sale of its systems as well as the basic and premium service plans, as well as the price of service plans charged to customers when such services are sold separately in subsequent transactions. BESP is determined based on estimated costs plus a reasonable margin, and has generally been consistent with the price charged to the customer for such products and services. The Company uses VSOE to determine the selling price of the initial order of cassettes based on the price charged to customers when the cassettes when are sold separately.

Revenue related to basic service plans is recognized on a straight-line basis over the life of the service contract. Revenue related to premium service plans is recognized over the life of the service contract, with consideration given to the expected timing of costs to be incurred related to the delivery of component upgrades. Revenues from accessories are recorded upon delivery and services provided by the Company outside of a basic or premium service contract are recognized as the services are provided.

There are no performance, cancellation, termination-, and refund-type provisions under the Company’s multiple element arrangements.

On January 21, 2011, Corindus entered into a distributor agreement with Philips Medical Systems Nederland, B.V. (Philips) appointing Philips to be the sole worldwide distributor for the promotion and sale of Corindus’s CorPath 200 System. Under the agreement, Philips sold the equipment directly to the end user and Corindus was responsible for installation and initial training. Revenue was recognized on a net basis based on the amount billed to Philips and upon acceptance of the system by the end-user customer. At December 31, 2013 and 2012, Philips owed Corindus $125 and $255, respectively, for systems shipped under the distribution agreement. At September 30, 2014, there were no amounts outstanding from Philips. This agreement with Philips expired August 7, 2014.

The Company also sells cassettes under a CorPath Utilization Program (CUP), which is a multi-year arrangement that involves the placement of a CorPath System at a customer’s site free of charge and the customer agrees to purchase a minimum number of cassettes each month at a premium over the regular price. The Company records revenue upon shipment of the cassettes based on the selling price of the cassettes. The system is capitalized as a fixed asset and depreciated on a straight line basis through cost of revenue over the estimated useful life of the system, which generally approximates the length of the CUP program contract, which is typically 36 months. Revenues under this program have not been significant to date.

The Company also uses a One-Stent program to demonstrate its confidence in the CorPath System’s ability to help accurately measure anatomy and precisely place only one stent per lesion. The Company provides eligible customers registered under the program a $1 credit against future cassette purchases for a qualifying CorPath PCI procedure which uses more than one stent per lesion. The estimated cost of honoring the potential obligation under the stent program is accrued as additional cost of revenue at the time of shipment.

F-16

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

The Company records shipping and handling costs as a selling expense in the period incurred, and records any payments from customers for shipping costs as a reduction of selling expenses. Such amounts have not been material in the periods presented.

Research and Development

Costs for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors and materials.

Income Taxes

The Company accounts for income taxes using the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates these tax positions on an annual basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

The Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

F-17

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees as an expense in the consolidated statement of operations over the requisite service period based on a measurement of fair value for each stock award. The Company recognizes compensation costs resulting from the issuance of stock-based awards to non-employees as an expense in the consolidated statement of operations over the service period based on a measurement of fair value for each stock award.

The fair value of the common stock has been determined by the Board of Directors after considering a broad range of factors, including the results obtained from an independent third-party valuation, the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and preferred stock in private transactions negotiated at arm’s length.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model:

	Years Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Risk-free interest rate	0.90% to 0.70%	0.72% to 1.43%	0.72% to 1.13%	1.94%
Expected term in years	5.75 to 6.25	5.75 to 6.25	6.25	6.25
Expected volatility	80%	80%	80%	50%
Expected dividend yield	0%	0%	0%	0%

The risk-free interest rate assumption is based upon observed U.S. government security interest rates with a term that is consistent with the expected term of the Company’s employee stock options. The expected term is based on the average of the vesting period and contractual term of the Company’s options. The Company does not pay a dividend, and is not expected to pay a dividend in the foreseeable future.

F-18

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Due to a lack of a public market for the Company’s common stock, the Company utilized comparable public companies’ volatility rates as a proxy of its expected volatility for purposes of the Black-Scholes option pricing model. Stock-based compensation expense is recorded net of estimated forfeitures and is trued up periodically for actual forfeitures. The Company uses historical data to estimate forfeiture rates. For the year-ended December 31, 2013 and nine months ended September 30, 2014, forfeitures were estimated to be 4.9% and 5%, respectively.

Warrant Liability

The Company reviews the terms of warrants issued in connection with the applicable accounting guidance and classifies warrants as a long-term liability on the consolidated balance sheets if the warrant may conditionally obligate the Company to transfer assets, including repurchase of the Company’s shares, at some point in the future. Warrants to purchase shares of redeemable convertible preferred stock meet these criteria and therefore require liability-classification. The Company classifies warrants within stockholders’ equity on the consolidated balance sheets if the warrants are considered to be indexed to the Company’s own stock, and otherwise would be recorded in stockholders’ equity.

Liability-classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense) in the consolidated statements of operations. The Company estimates the fair value of these warrants at issuance and each balance sheet date thereafter using the Black-Scholes option-pricing model as described in the stock-based compensation section above, based on the estimated market value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying redeemable convertible preferred stock. The fair value of the redeemable convertible preferred stock has been determined by the Board of Directors after considering a broad range of factors, including the results obtained from an independent third-party valuation, the illiquid nature of an investment in the Company’s redeemable convertible preferred stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and preferred stock in private transactions negotiated at arm’s length.

F-19

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

The Company had warrants outstanding to purchase shares of Series A, D and E Redeemable Convertible Preferred Stock, which converted into warrants to purchase shares of Common Stock at the date of the Acquisition. The warrant instruments required mark to market accounting which were recorded in the statements of operations based on their fair values determined using the Black-Scholes model and the fair value of underlying Preferred Stock. The warrant instruments were re-valued for the last time at the date of the Acquisition and reclassified into stockholders’ equity.

Concentrations of Credit Risk and Significant Customers

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

The Company had one customer, who was its distributor, Philips, who accounted for approximately 94%, 71%, 75% and 13% of its revenues in 2012 and 2013 and for the nine months ended September 30, 2013 and 2014, respectively. Philips also accounted for approximately 96%, 78% and 0% of its accounts receivables at December 31, 2012 and 2013 and September 30, 2014, respectively.

The Company also had the following customers that accounted for greater than 10% of its revenues for the periods presented:

	Year ended December 31,		Nine months ended September 30,
Customer	2012	2013	2013	2014
A	—	—	—	34%
B	—	—	—	15%
C	—	—	—	13%

The Company also had the following customers that accounted for greater than 10% of its accounts receivable as of the following dates:

	December 31,		September 30,
Customer	2012	2013	2014
B	—	—	74%

F-20

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Related-Party Transaction

On January 21, 2011, the Company entered into a distributor agreement with Philips Medical Systems Nederland B.V., appointing Philips to be the sole distributor for the promotion and sale of the Company’s CorPath System. This agreement will remain in force for two years from the later of FDA approval of CorPath or the date on which Corindus notifies Philips that it has minimum inventory levels available for shipment. As required by the distributor agreement, the Company notified Philips on August 7, 2012 of the commencement of the two-year agreement term. At December 31, 2013 and September 30, 2014, Philips held shares representing a 28.3% and 16.4% interest in the Company, respectively.

For the years ended December 31, 2013 and 2012, the Company recorded revenues of $630 and $190, respectively, from shipments to Philips under the distribution agreement in accordance with the revenue recognition policy outlined above. For the nine months ended September 30, 2013 and September 30, 2014, the Company recorded revenues of $380 and $315, respectively, from shipments to Philips under the distribution agreement.

At December 31, 2012 and 2013 and September 30, 2014, Philips owed the Company $255, $125 and $0, respectively, resulting from selling activity under the agreement.

Accounting Pronouncements Adopted in 2013

In June 2011, the Financial Accounting Standards Board (FASB) issued an accounting standards update that requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011 on a retrospective basis, with early adoption permitted. As the new guidance relates only to how comprehensive income is disclosed and does not change how comprehensive loss is computed.

The items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on the Company’s consolidated statements.

F-21

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

2.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09 – Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes most of the existing guidance on revenue recognition in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In applying the revenue model to contracts within its scope, an entity will need to (i) identify the contract(s) with a customer (ii) identify the performance obligations in the contract (iii) determine the transaction price (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU No. 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU allows for either full retrospective adoption, where the standard is applied to all of the periods presented, or modified retrospective adoption, where the standard is applied only to the most current period presented in the financial statements. The Company is currently assessing the impact of this standard to its consolidated financial statements.

3.	Reverse Acquisition

On August 12, 2014, Corindus, Inc., as the accounting acquirer, acquired the operations of the YIDI business and then immediately transferred its former operations to a former officer, director and shareholder of YIDI in exchange for the satisfaction of a promissory note issued to YIDI’s former officer, director and shareholder in the principal amount of approximately $249 and the assumption of liabilities related to the former operations.

Since former Corindus, Inc. shareholders owned, immediately following the Acquisition, 80% of the combined company on a fully diluted basis and all members of the combined company’s executive management and Board of Directors, were from Corindus, Inc., Corindus Inc. was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

All share and per share amounts in the consolidated financial statements and related notes have been retrospectively adjusted to reflect (i) the conversion of the Series A through E Redeemable Convertible Preferred Stock into common stock and (ii) the one for 25.00207 exchange of shares of Common Stock.

Prior to the divestiture of the YIDI business, the Company performed a preliminary allocation of the purchase price for YIDI based on estimated fair value of the acquired assets and liabilities prior to the disposition of the remaining business of YIDI:

F-22

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

3.	Reverse Acquisition (continued)

Purchase price-assumption of note payable to former officer	$249
Allocation of purchase price:
Intangible assets acquired	$262
Acquired expenses assumed	(13)
Net assets acquired	$249

The allocation of the purchase price consideration is based on preliminary estimates of fair value; such estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). Intangibles acquired and immediately spun off represented the value of the domain name and trade name of YIDI.

The Company incurred costs of approximately $1,100 related to the Acquisition for the nine months ended September 30, 2014, which are included in general and administrative expenses.

The subsequent spin-off of the former business resulted in no gain or loss on the disposal of a business as it was sold for its net assets, which represented fair value.

The results of operations for YIDI were immaterial for the nine months ended September 30, 2014 and as such no pro forma statement of operations date is presented.

4.	Inventories

The Company’s inventories consist of the following:

	December 31,		September 30,
	2012	2013	2014
			(unaudited)
Raw materials	$294	$634	$912
Work in progress	—	—	71
Finished goods	445	1,830	999
	$739	$2,464	$1,982
F-23

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

5.	Property and Equipment

Property and equipment are stated at cost and are being depreciated using the straight-line basis over the assets’ estimated useful lives. Depreciation expense was $393, $607, $421, and $508 for the fiscal years 2012 and 2013 and the nine months ended September 30, 2013 and September 30, 2014, respectively.

Property and equipment consist of the following:

	December 31,		September 30,
	2012	2013	2014
			(unaudited)
Machinery and equipment	$282	$298	$305
Computer equipment	260	273	273
Office furniture and equipment	307	353	356
Leasehold improvements	63	63	67
Vendor tooling	634	671	694
Software	185	450	461
Demo equipment	285	669	695
Field equipment	—	205	431
	2,016	2,982	3,282
Less accumulated depreciation and amortization	(938)	(1,545)	(2,053)
Property and equipment, net	$1,078	$1,437	$1,229

6.	Notes Receivable

On June 14, 2010, the Company loaned funds to certain stockholders of the Company for tax payments to be made to the Israel Tax Authority in connection with a tax ruling related to a reorganization that took place in 2008 and the Company received non-interest bearing notes receivable, which documented such loans. Total amount of notes receivable issued is $145. One of these stockholders is also an employee of the Company.

The notes receivable are repayable upon the disposition of the Company’s Common Stock. Based on the tax ruling, the stockholders and the Company have entered into a trust agreement and the stockholders have transferred their common stock for payment and Series A redeemable convertible preferred stock shares to a trustee to serve as collateral on the notes.

F-24

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

7.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,		September 30,
	2012	2013	2014
			(unaudited)
Payroll and benefits	$418	$493	$557
Professional and consultant fees	179	242	608
Other	153	223	327
Product development costs	2	117	89
Rent	29	79	80
Commissions	—	107	117
	$781	$1,261	$1,778

8.	Long-Term Debt

On June 11, 2014, the Company entered into a Loan and Security Agreement pursuant to which the lender agreed to make available to the Company $10,000 in two separate $5,000 loans under secured promissory notes. The initial note was made on June 11, 2014 in an aggregate principal amount equal to $5,000 (the “Initial Promissory Note”) and is repayable over a term of 27 months beginning on July 1, 2015, subsequent to a twelve month interest-only period beginning on July 1, 2014. The borrowing arrangement included the issuance to the lender of warrants to purchase 177,514 shares of the Company’s Common Stock at an exercise price of $1.41 per share.

The Initial Promissory Note bears interest at a rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Wall Street Journal Prime Rate, less 3.25%, and includes an additional interest payment of 2.5% of the loan amount due on October 1, 2017, which is accreted over the term of the loan. Pursuant to the Loan and Security Agreement, an additional $5,000 became available to the Company through December 31, 2014 as a result of the completion of the $26,666 private placement discussed in Note 1. An event of default under the Loan and Security Agreement includes, but is not limited to, breach of covenants, insolvency, and occurrence of any default under any agreement or obligation of the Company.

F-25

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

8.	Long-Term Debt (continued)

The Loan and Security Agreement also contains covenants which include certain restrictions with respect to subsequent indebtedness, liens, loans and investments, asset sales and share repurchases and other restricted payments, subject to certain exceptions. The Loan and Security Agreement also contains financial reporting obligations.

The fair value of the warrant issued to the lender was determined to be $230 at the date of issuance, and was recorded as a discount on the debt. The discount will be amortized as additional interest expense over the term of the debt. Borrowings outstanding, net of discounts, amounted to $4,723 at September 30, 2014.

Future principal payments under the borrowing arrangement as of September 30, 2014 are as follows:

Year ended December 31:
2014	$—
2015	1,111
2016	2,222
2017	1,667
$5,000

9.	Income Taxes

There was no federal or state provision for income taxes for the years ended December 31, 2012 or 2013, or for the nine months ended September 30, 2013 or 2014 due to the Company’s operating losses and a full valuation allowance on deferred tax assets for all periods since inception. All of the Company’s income (loss) before provision for income taxes is attributable to its United States operations.

F-26

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

9.	Income Taxes (continued)

The Company’s effective income tax rate differs from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2012	2013

Statutory U.S. federal rate	34.00%	34.00%
State income tax	5.28	4.68
Permanent items	(1.68)	0.61
Other	0.01	(0.77)
Federal R&D credits	0.00	1.97
State R&D & ITC credits	1.38	0.48
Change in valuation allowance	(38.99)	(40.97)
Total expense (benefit)	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and the related valuation allowance were as follows, in thousands:

	December 31,
	2012	2013
Deferred tax assets:
Operating loss carryforwards	$6,596	$12,299
Start-up expenditures	3,560	3,316
Property and equipment	197	99
Intangible assets	3,284	3,059
Stock-based compensation expense	536	666
Research and development credit carryforwards	487	878
Accrued expenses and other	205	652
Total deferred tax assets	14,865	20,969
Valuation allowance	(14,865)	(20,969)
Net deferred tax assets	$—	$—
F-27

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

9.	Income Taxes (continued)

The Company has provided a full valuation allowance against the deferred tax assets, since it has a history of losses, which are all attributable to the U.S. and currently does not have enough positive evidence required under U.S. GAAP to reverse its valuation allowance. Management does not believe it is more likely than not that its deferred tax assets relating to the loss carryforwards and other temporary differences will be realized in the future. For the years ended December 31, 2012 and 2013, the valuation allowance increased by $3,777 and $6,104, respectively, resulting principally from increased operating loss carryforward.

At December 31, 2013, the Company had U.S. federal and state net operating loss carryforwards of approximately $31,346 and $31,084, respectively, that can be carried forward and offset against future taxable income. These net operating loss carryforwards will begin to expire in 2029. Utilization of net operating losses may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. The Company has not yet determined whether any changes in ownership have caused limitations.

Significant judgment is required in evaluating the Company’s tax positions and in determining the Company’s provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As of December 31, 2013, the Company was not under audit in any tax jurisdiction. The Company’s tax jurisdictions include the United States. The U.S. statute of limitations will remain open to examination by the tax authorities until the utilization of net operating loss carryforwards. The Company accrues interest and penalties related to unrecognized tax benefits in income tax expense.

10.	Stockholders’ Equity and Stock-Based Compensation

The Company had issued and outstanding Series A through E Redeemable Convertible Preferred Stock prior to the Acquisition Transaction. In connection with the acquisition transaction, the Series A through E Redeemable Convertible Preferred Stock was converted to Common Stock.

Accordingly, all shares and per share amounts have been retrospectively adjusted to reflect (i) the conversion of the Series A through E Redeemable Convertible Preferred Stock into Common Stock and (ii) the one for 25.00207 exchange of shares of Common Stock.

F-28

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

10.	Stockholders’ Equity and Stock-Based Compensation (continued)

Common stockholders shall be entitled to receive dividends when and if declared by the Board of Directors. These rights shall be subject to the preferential rights of the preferred stockholders. No dividends have been declared to date. In certain events, including the liquidation, dissolution or winding up of the Company, the remaining assets of the Company shall be distributed ratably among the holders of Common Stock.

Common stockholders are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares held.

At December 31, 2013, the Company had two stock-based compensation plans which are described below.

2006 Umbrella Option Plan (the 2006 Plan)

Under the 2006 Plan, the Board of Directors may grant options and establish the terms of each grant in accordance with provisions of the 2006 Plan up to an aggregate of 802,416 shares of the Company’s common stock. Plan options are exercisable for up to ten years from the date of issuance. At December 31, 2013, 146,887 shares were available for grant under the 2006 Plan.

2008 Stock Incentive Plan (the 2008 Plan)

On April 4, 2008, the Company’s Board of Directors adopted the 2008 Stock Incentive Plan (the 2008 Plan). Under the 2008 Plan, the Board of Directors may grant options and establish the terms of each grant in accordance with provisions of the 2008 Plan up to an aggregate of 8,750,724 shares of the Company’s common stock. Plan options are exercisable for up to 10 years from the date of issuance. At December 31, 2013, 857,896 shares were available for grant under the 2008 Plan.

F-29

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

10.	Stockholders’ Equity and Stock-Based Compensation (continued)

A summary of the activity under the Company’s stock option plans are as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2013	7,559,950	$0.60	7.56	$210
Granted	1,406,366	$0.75
Exercised	(125)	$0.34		$58
Cancelled	(417,834)	$0.63
Outstanding at December 31, 2013	8,548,357	$0.62	7.00	$394
Granted (unaudited)	882,073	$0.75
Cancelled (unaudited)	(706,533)	$0.54
Outstanding at September 30, 2014 (unaudited)	8,723,897	$0.64	6.57	$16,258

Exercisable at December 31, 2013	5,496,880	$0.57	6.09	$375
Vested and expected to vest at December 31, 2013	8,397,995	$0.62	6.97	$384
Exercisable at September 30, 2014 (unaudited)	5,999,937	$0.59	5.69	$11,450
Vested and expected to vest at September 30, 2014 (unaudited)	8,589,642	$0.64	6.54	$16,008

Stock-based compensation expense was allocated based on the employees’ function as follows:

	Years Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Research and development	$80	$59	$45	$59
General and administrative	271	176	133	150
Sales and marketing	65	94	73	91
	$416	$329	$251	$300
F-30

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

10.	Stockholders’ Equity and Stock-Based Compensation (continued)

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. The weighted-average grant-date fair value of options granted during the year ended December 31, 2013 and nine months ended September 30, 2014 were $0.24 and $0.13, respectively. As of December 31, 2013 and September 30, 2014, there was an aggregate of $620 and $400 of unrecognized compensation cost related to non-vested stock-based compensation arrangements under the 2006 Plan and 2008 Plan, respectively. That cost is expected to be recognized over a weighted-average period of 2.57 and 2.53 years for December 31, 2013 and September 30, 2014, respectively.

At December 31, 2013, there were 14,405,491 shares of Common Stock reserved for the potential exercise of warrants (4,852,351) and stock options (9,553,140).

11.	Warrant Liability

Pursuant to a May 31, 2007 loan agreement, the Company granted warrants to purchase 82,331 shares of Series A Redeemable Convertible Preferred Stock at $1.12 per share, expiring on May 31, 2017. The fair value of the warrants was $73 and was recorded as interest expense and as additional paid-in capital in the year ended December 31, 2007. The Company determined the fair value using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 4.58%, zero dividends, volatility of 70% and an expected term of ten years. The warrant is fully vested and exercisable for a period of ten years. As a result of the 2008 reorganization, the number of warrants was adjusted to 124,160 and the exercise price adjusted to $0.76 per share in accordance with the agreement.

Pursuant to the January 21, 2011 Series D agreement, the Company issued a warrant to purchase 4,728,191 shares of Series D Redeemable Convertible Preferred Stock at an exercise price of $1.06, which was determined based on the midpoint price between $0.85 and $1.27, the lowest per share price at which the Company sells Milestone Shares or Outside Milestone Shares. Milestone Shares are defined as shares of a new series of Preferred Stock having rights, preferences and privileges that are on parity with the Series D Preferred Stock. Outside Milestone Shares are considered to be shares of a new series of Preferred Stock having rights, preferences and privileges that are senior to or on parity with the Series D Preferred Stock but that vote as a separate class and not as a single class with the Series D Preferred Stock. The shares issued in Series E at $1.27 were determined to be Milestone Shares. The warrant became exercisable and its exercise price fixed upon the issuance of the Series E shares on October 12, 2012. The warrant is exercisable into Series D and expires on October 11, 2017. The value of the warrant is classified as a liability on the consolidated balance sheets and re-measured at each balance sheet date and any changes in the valuation are expensed in the period. As discussed in Note 8, the Company issued its lender warrants to purchase 177,514 shares of its Common Stock at $1.41 per share.

F-31

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

11.	Warrant Liability (continued)

The Company estimates the fair value of these warrants using the Black-Scholes option pricing model based on the estimated market value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying redeemable convertible preferred stock.

The warrant liability was measured at fair value on a recurring basis and has inputs categorized as Level 3 in the fair value hierarchy. Significant changes in the identified unobservable inputs used in the fair value measurements of the redeemable convertible preferred stock would result in a significantly different fair value measurement of the warrant liability.

The Company revalued the outstanding warrants on December 31, 2012 and 2013 using the following assumptions:

	December 31,
	2012	2013

Risk-free interest rate	0.9%	1.18%
Dividend yield	0.0	0.0
Expected volatility	80%	80%
Expected term (years)	4.8	3.83

The resulting gain or loss on revaluation was recorded as other income in the consolidated statements of operations.

In connection with the Acquisition, the Company exchanged warrants to purchase 201,178 shares of Corindus, Inc. Series A, D and E Redeemable Convertible Preferred Stock at an average exercise price of $26.63 per share to warrants to purchase 5,029,865 shares of the Company’s Common Stock at the average exercise price of $1.07. The Company revalued the warrants for the final time at the date of the Acquisition using weighted average assumptions as follows: risk-free interest rate of 1.025%, dividend yield of 0%, expected volatility of 50%, expected term of 3.5 years and the fair value of the Redeemable Convertible Preferred Stock of $2.00 per share based on the price paid in connection with the issuance to a private investor of one million shares at the date of the Acquisition. The final valuation resulted in a charge of $2,421 for the nine months ended September 30, 2014.

F-32

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

11.	Warrant Liability (continued)

The warrant liability was measured at fair value on a recurring basis and had inputs categorized as Level 3 in the fair value hierarchy.

A roll forward of the warrant liability is as follows:

Balance at December 31, 2011	$2,589
Revaluation of warrants	392
Balance at December 31, 2012	2,981
Revaluation of warrants	171
Balance at December 31, 2013	3,152
Issuance of warrants in connection with lending arrangement (unaudited)	230
Revaluation of warrants (unaudited)	2,421
Reclassification of warrant liability to stockholders’ equity (unaudited)	(5,803)
Balance at September 30, 2014 (unaudited)	$—

12.	Commitments

Operating Leases

During June 2008, the Company entered into a lease for approximately 8,300 (as stated) square feet of office and manufacturing space in Natick, Massachusetts under a two-year lease. Subsequently, the lease was amended to extend the lease term to four years expiring in November 2012, and then further extended to expire on March 31, 2013. The lease terms include escalating rents over the life of the lease and rent expense will be recognized over the life of the lease on a straight-line basis. The difference between the amount expensed and actual rent payments are recorded as an accrued expense in the consolidated balance sheets.

During October 2012, the Company entered into a 60-month operating lease for approximately 26,400 (as stated) square feet at its new corporate headquarters and manufacturing plant in Waltham, Massachusetts. In connection with the lease, the Company was required to post a cash security deposit in the amount of $401, subject to reduction every six months during the lease term. The short-term portion and long-term portion of the refundable deposit are recorded on the consolidated balance sheet in prepaid expenses and other current assets and deposits – long term, respectively. The lease terms include escalating rents over the life of the lease and rent expense will be recognized over the life of the lease on a straight-line basis. The difference between the amount expensed and actual rent payments are recorded as a deferred rent included within accrued expense in the consolidated balance sheets.

F-33

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

12.	Commitments (continued)

Total rent expense was $174, $584, $444 and $423 for the fiscal years 2012 and 2013 and the nine months ended September 30, 2013 and September 30, 2014, respectively. At December 31, 2013, the Company’s future minimum lease payments are indicated below:

Total Lease Payments
Year ending December 31:
2014	$547
2015	560
2016	573
2017	586
2018	49
Thereafter	—
Total	$2,315

13.	Net Loss per Share

Net loss per share for all periods presented is based on the equity structure of the legal acquirer, which assumes Common Stock is outstanding and reflects on a retrospective basis for all periods presented the conversion of Corindus, Inc.’s Preferred Stock and Common Stock into the Company’s Common Stock.

Basic net loss per share is computed by dividing net loss by the weighted average shares of common stock outstanding for each period, which is also presented on the consolidated statements of operations. Diluted net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding for each period, including the effect of potentially dilutive securities such as options and warrants.

F-34

Corindus Vascular Robotics, Inc.

Notes to Consolidated Financial Statements

Amounts as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 are unaudited

(In thousands, except share and per share amounts)

13.	Net Loss per Share (continued)

The Company’s potential dilutive securities, which include stock options and warrants to purchase common stock were excluded from the computation of diluted net loss per share as the effect would have been to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding was the same for both basic and diluted net loss per share. The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Years Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Options to purchase common shares	7,559,950	8,548,357	8,396,520	8,723,897
Common stock share warrants	4,852,351	4,852,351	4,852,351	5,029,865
Total	12,412,301	13,400,708	13,248,871	13,753,762

14.	Restructuring Charge

During 2014, the Company initiated reductions in workforce to control costs while the Company pursued new financing alternatives. During the nine months ended September 30, 2014, the Company recorded $175 in restructuring charges for severance and related costs, which was paid during the six months ended June 30, 2014.

F-35

Until ________ _, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,666,570 Shares

Common Stock

PROSPECTUS

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses that are payable by us in connection with the shares of our Common Stock registered under this registration statement. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$4,462
Printing expenses	2,000
Legal fees and expenses	45,000
Accounting fees and expenses	50,000
Miscellaneous fees and expenses	2,500
Total	$103,962

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

Our Articles of Incorporation and Bylaws provide that we may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. Insofar as indemnification by our company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into an indemnification agreement with Gerard Winkels, one of our directors, which provides for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by him in his capacity as a director of the company in any action or proceeding.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we sold the following securities, which were not registered under the Securities Act of 1933.

Issuance and Exchange of Corindus Series D Convertible Redeemable Preferred Stock

On January 21, 2011, Corindus, Inc. entered into a Series D Preferred Stock Purchase Agreement with Koninklijke Philips N.V. and sold 378,224 shares of Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) for $21.15 per share, or an aggregate of $8.0 million (or 9,456,382 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series D-1 Convertible Redeemable Preferred Stock

On October 7, 2011, Corindus, Inc. entered into a Series D-1 Preferred Stock Purchase Agreement and sold 173,146 shares of Series D-1 Convertible Redeemable Preferred Stock (the “Series D-1 Stock”) for $28.88 per share, or an aggregate of $5.0 million (or 4,329,008 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series D-2 Convertible Redeemable Preferred Stock

On February 28, 2012, Corindus, Inc. entered into a Series D-2 Preferred Stock Purchase Agreement and sold 160,778 shares of Series D-2 Convertible Redeemable Preferred Stock (the “Series D-2 Stock”) for $31.10 per share, or an aggregate of $5.0 million (or 4,019,782 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series E Convertible Preferred Stock

On October 12, 2012, Corindus, Inc. entered into a Series E Preferred Stock Purchase Agreement and sold 897,185 shares of Series E Convertible Preferred Stock (the “Series E Stock”) for $31.84 per share, or an aggregate of $28.6 million (or 22,431,482 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Common Stock Purchase Warrants (“Warrants”)

Pursuant to a May 31, 2007 loan agreement, Corindus, Inc. issued a ten-year Warrant to Narkis Gryp Ltd. to purchase 4,966 shares of Corindus Series A Preferred Stock with an exercise price of $19.12 per share. The shares under the Warrant are fully vested. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant to purchase 124,160 shares of the Company’s Common Stock at an exercise price of $0.7648 per share.

Pursuant to the January 21, 2011 Series D Agreement, Corindus, Inc. issued a Warrant to Koninklijke Philips Electronics NV (“Philips Parent”) to purchase 189,112 shares of Corindus Series D Preferred Stock at an exercise price of $26.50 per share with an expiration date of October 11, 2017. The Warrant became exercisable upon the issuance of the Series E Preferred Stock on October 12, 2012. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant to purchase 4,728,191 shares of the Company’s Common Stock at an exercise price of $1.06 per share.

Pursuant to a June 11, 2014 loan agreement, Corindus, Inc. issued a ten-year Warrant to Steward Capital Holdings for the purchase of 7,100 shares of Corindus Series E Preferred Stock at an exercise price of $35.21 per share. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant for the purchase of 177,514 shares of the Company’s Common Stock at an exercise price of $1.4083 per share.

Securities Issued Pursuant to Acquisition

As previously mentioned herein, on August 12, 2014, pursuant to and in connection with the Closing of the Acquisition, we issued:

•	73,360,287 shares of our Common Stock to the former Corindus Shareholders;
•	Company Options for the purchase of an aggregate of 9,035,016 underlying shares of our Common Stock; and
•	Company Warrants for the purchase of an aggregate of 5,029,865 underlying shares of our Common Stock.

The 73,360,287 shares issued to the former Corindus Shareholders were issued with a restrictive legend that the shares had not been registered under the Securities Act of 1933.

Securities Issued Pursuant to Equity Infusion

On August 12, 2014, we sold one million shares of our Common Stock to a Private Investor pursuant to a Stock Purchase Agreement for $2.00 per share, or an aggregate of $2,000,000. We also granted the Private Investor registration rights on the shares.

Securities Issued Pursuant to Private Placement

On September 16, 2014, we sold an aggregate of 10,666,570 shares of our Common Stock (the “Shares”) at $2.50 per share, for an aggregate purchase price of $26,666,425.

Exemptions from Registration

In connection with above-mentioned sales of unregistered securities for cash purchased by individuals and entities, each investor represented that they were accredited investors (as defined by Rule 501 of Regulation D under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be either registered under the Securities Act or in reliance upon an available exemption from registration. No general solicitation was undertaken by the Company in connection with the offer or sale of these securities. All of the individuals and entities listed above that purchased the unregistered securities for cash were all known to the Company and its management through pre-existing business relationships, as long standing business associates and friends. All purchasers were provided access to all material information that they requested and all information necessary to verify such information, and were afforded access to management of the Company in connection with their purchases. All certificates or agreements representing such securities were issued with restrictive legends that prohibited further transfer of the securities or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. In connection with the above-mentioned issuances of unregistered securities for cash, the Company made such issuances in reliance upon Rule 506 of Regulation D under the Securities Act.

The issuance of the Company Common Stock, Company options and Company warrants in conjunction with the Acquisition was exempt from registration under Section 4(2) of the Securities Act as not involving any public offering.

None of the stock options or warrants, nor the underlying shares of Common Stock issuable upon exercise, have been registered under the Securities Act; and all documents have been issued with a restrictive legend prohibiting further transfer of the shares without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

The issuance of the shares of Common Stock in conjunction with a private placement in September 2014, was exempt from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The Shares were issued directly by the Company and did not involve a public offering or general solicitation. The Investors in the private placement were “Accredited Investors” as that term is defined in Rule 501 of Regulation D and acquired the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exh. No.	Date	Document
2.1	August 5, 2014	Securities Exchange and Acquisition Agreement between Your Internet Defender Inc., and Corindus, Inc.(3)
3.1	May 4, 2011	Articles of Incorporation(1)
3.2	June 3, 2011	Certificate of Correction to Articles of Incorporation(1)
3.3	August 12, 2014	Certificate of Amendment and Restatement of Articles of Incorporation(3)
3.4	n/a	Bylaws(1)
3.5	n/a	First Amendment to Bylaws(6)
5.1	December 8, 2014	Opinion of Emmel & Klegerman, PC(7)
10.01	September 3, 2008	Employment Agreement between Corindus, Inc. and David M. Handler(4)
10.02	January 21, 2011	Indemnification Agreement between Corindus and Gerard Winkels(4)
10.03	October 24, 2012	Lease Agreement(4)
10.04	June 11, 2014	Loan and Security Agreement with Steward Capital Holdings *†
10.05	June 11, 2014	Warrant to Steward Capital Holdings(4)
10.06	June 11, 2014	Intellectual Property Loan Agreement with Steward Capital Holdings *†
10.07	June 30, 2014	Resignation of Lisa Grossman(2)
10.08	June 30, 2014	Resignation of Gabriel Solomon(2)
10.09	June 30, 2014	Loan Agreement between the Company and Lisa Grossman(2)
10.10	June 30, 2014	Promissory Note for $248,831.59 issued to Lisa Grossman(2)
10.11	July 2, 2014	Debt Settlement Agreement between the Company and Yitz Grossman(2)
10.12	August 5, 2014	Form of Employee Stock Option for 2006 Option Holders(3)
10.13	August 5, 2014	Form of Director Stock Option for 2006 Option Holders(3)
10.14	August 5, 2014	Form of Employee Stock Option for 2008 Option Holders(3)
10.15	August 5, 2014	Form of Officer Stock Option for 2008 Option Holders(3)
10.16	August 5, 2014	Form of Director Stock Option for 2008 Option Holders(3)
10.17	August 5, 2014	Form of Lock-up Agreement(3)
10.18	August 5, 2014	Form of Stock Purchase Agreement for Equity Infusion(3)
10.19	August 5, 2014	Form of Private Investor Registration Rights Agreement for Equity Infusion(3)
10.20	August 5, 2014	Demand Registration Rights Agreement(3)
10.21	August 12, 2014	2014 Stock Award Plan(3)
10.22	August 12, 2014	Interest Transfer Agreement(4)
10.23	August 12, 2014	Replacement Warrant to Steward Capital Holdings(4)
10.24	August 12, 2014	Replacement Warrant to Narkis Gryp Ltd. (4)
10.25	August 12, 2014	Replacement Warrant to Koninklijke Philips Electronics, N.V. (4)
10.26	August 12, 2014	Spin-Out Agreement (with Lisa Grossman) (4)
10.27	August 12, 2014	Repurchase Agreement(4)
10.28	September 12, 2014	Securities Purchase Agreement, form of(5)
10.29	September 15, 2014	Amendment to Securities Purchase Agreement, form of(5)
10.30	December 23, 2010	Distributor Agreement with Philips Medical Systems Nederland BV *†
10.31	November 18, 2014	Purchase Order with Philips Medical Systems Nederland BV(7)†

21.00	October 21, 2014	Subsidiaries of the Registrant (7)
23.1	December 8, 2014	Consent of Emmel & Klegerman PC (contained in Exhibit 5.1) (7)
23.2	December 29, 2014	Consent of Ernst & Young LLP*
101.INS	n/a	XBRL Instance Document*
101.SCH	n/a	XBRL Taxonomy Extension Schema Document (7)
101.CAL	n/a	XBRL Taxonomy Extension Calculation Linkbase Document (7)
101.DEF	n/a	XBRL Taxonomy Extension Definition Linkbase Document (7)
101.LAB	n/a	XBRL Taxonomy Extension Label Linkbase Document (7)
101.PRE	n/a	XBRL Taxonomy Extension Presentation Linkbase Document (7)

*	Filed herewith.
(1)	Incorporated by reference to the corresponding exhibit filed with our Registration Statement on Form S-1 on August 31, 2011.
(2)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on July 7, 2014.
(3)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on August 6, 2014.
(4)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on August 15, 2014.
(5)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on September 16, 2014.
(6)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on November 14, 2014.
(7)	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted material has been separately filed with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

The registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, the Commonwealth of Massachusetts, on December 29, 2014.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ David M. Handler
David M. Handler
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Handler and David W. Long, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David M. Handler	Chief Executive Officer, President and Director	December 29, 2014
David M. Handler	(Principal Executive Officer)

/s/ David W. Long	Chief Financial Officer, Senior Vice President,	December 29, 2014
David W. Long	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey C. Lightcap	Chairman	December 29, 2014
Jeffrey C. Lightcap

/s/ Hillel Bachrach
Hillel Bachrach	Director	December 29, 2014

/s/ Jeffrey Gold
Jeffrey Gold	Director	December 29, 2014

/s/ David White
David White	Director	December 29, 2014

/s/ Gerard Winkels
Gerard Winkels	Director	December 29, 2014

/s/ Michael Mashaal
Michael Mashaal	Director	December 29, 2014